EXHIBIT 2.1

SECURITIES PURCHASE AGREEMENT

among

ACCESS INTEGRATED TECHNOLOGIES, INC.

and

THE PURCHASERS REFERRED TO HEREIN

August 11, 2009

Page

Article I	DEFINITIONS	2

1.1	Definitions	2

Article II	PURCHASE AND SALE	10

2.1	Closing	10

2.2	Deliveries	10

2.3	Closing Conditions	12

Article III	REPRESENTATIONS AND WARRANTIES	14

3.1	Representations and Warranties of the Company	14

3.2	Representations and Warranties of the Purchasers	29

Article IV	OTHER AGREEMENTS OF THE PARTIES	31

4.1	Transfer Restrictions	32

4.2	Acknowledgement of Dilution	33

4.3	Furnishing of Information	33

4.4	Integration	33

4.5	Securities Laws Disclosure; Publicity; Confidentiality	34

4.6	Form D; Blue Sky Filings	34

4.7	Shareholder Rights Plan; Charter Amendments	34

4.8	Reimbursement	35

4.9	Indemnification of Purchasers	35

4.10	Reservation of Class A Common Stock	36

4.11	Listing of Class A Common Stock	37

4.12	Participation Rights	37

4.13	Short Sales After the Date Hereof	38

4.14	Reasonable Best Efforts	38

4.15	No Inconsistent Agreement or Actions	38

4.16	Subsidiary Loan Parties	39

4.17	Antitrust Approval	39

4.18	Use of Proceeds	39

4.19	Anti-Takeover Laws	39

4.20	Purchase Price Allocation	40

-i-

(continued)
Page
4.21	Information Rights	40

4.22	Freedom to Pursue Opportunities	41

4.23	Board Membership and Observation	42

4.24	Shareholder Approval; Proxy Statement	43

4.25	Control Agreements	44

4.26	Access Digital Media Stock Options	44

4.27	Confidentiality	45

4.28	Modification of Authorized Capitalization	45

4.29	Protective Amendment	46

Article V	MISCELLANEOUS	46

5.1	Termination	46

5.2	Fees and Expenses	46

5.3	Entire Agreement	57

5.4	Notices	47

5.5	Amendments; Waivers	47

5.6	Headings	47

5.7	Successors and Assigns	47

5.8	No Third-Party Beneficiaries	48

5.9	Governing Law	48

5.10	Survival	48

5.11	Execution	48

5.12	Severability	49

5.13	Rescission and Withdrawal Right	49

5.14	Replacement of Securities	49

5.15	Remedies	49

5.16	Payment Set Aside	50

5.17	Independent Nature of Purchasers’ Obligations and Rights	50

5.18	Construction	50

Schedules

Schedule I	Purchasers

-ii-

(continued)
Page

Schedule II	Voting Agreements Signatories

Exhibits

Exhibit A	Form of Note
Exhibit B	Form of Warrant
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Guarantee and Collateral Agreement
Exhibit E	Form of Cash Collateral Agreement
Exhibit F	Form of Voting Agreement
Exhibit G	Form of NOL Rights Agreement
Exhibit H	Form of Class B Shares Letter Agreement
Exhibit I	Form of Legal Opinion of Company Counsel
Exhibit J	Form of Legal Opinion of Company’s General Counsel
Exhibit K	Form of Phase I Letter Agreement
Exhibit L	Form of Access Digital Media Letter Agreement
Exhibit M	[Intentionally Omitted]
Exhibit N	Form of Standstill Agreement
Exhibit O	Form of Indemnification Agreement

-iii-

Page

INDEX OF DEFINED TERMS

	$4	control	4
2007 Note Purchase Agreements	2	controlled by	4
2007 Notes	2	Covered Matter	35
Action	19	Delaware Provision	48
ADM	11	DGCL	4
ADM Options	45	Director	4
Affiliate	2	Disclosure Schedules	4
Agreement	1	Dollars	4
Amendment	46	Environmental Law	4
Appraisal Firm	40	ERISA	4
Approval	16	Evaluation Date	22
Aquifer	23	Exchange	45
Beneficial Ownership	2	Exchange Act	4
Beneficial Ownership Percentage	2	Exempt Issuance	4
Beneficially Own	2	Expenses	46
Beneficially Owned	2	Fair Market Value	5
Board of Directors	3	Five Percent Shareholder	46
Capitalization Date	17	GAAP	18
Cash Collateral Agreement	1	GE Credit Facility	5
Christie Note	3	GECC	5
Class A Common Stock	3	GECC Amendment Agreement	5
Class B Common Stock	3	Governmental Authority	5
Class B Shares Letter Agreement	2	Guarantee and Collateral Agreement	1
Closing	10	Hazardous Substance	6
Closing Date	3	HSR Act	6
Code	3	Imperial Capital	6
Collateral	3	Indebtedness	25
Collateral Agent	3	Indemnification Agreement	43
Commission	3	Independent Committee	42
Committee	43	Information Rights Period	40
Common Stock	3	Infringe	21
Common Stock Equivalents	3	Initial Purchaser Director	13
Common Stock Outstanding	3	Initial Shareholder Meeting	43
Company	1	Intellectual Property Rights	21
Company Counsel	4	Intermediary	23
Company Employees	4	Law	16
Company Option	4	Laws	16
Company Plans	27	Liabilities	6
Company Stock Plan	4	Liens	6
Confidential Information	45	Majority Holders	6
Confidentiality Agreement	31	Material Adverse Effect	15
Contract	4	Material Contract	6
	4		4

-iv-

INDEX OF DEFINED TERMS

(continued)

Material Intellectual Property Rights	21	Required Minimum	8
Material Permits	20	Resolutions	12
Mizel Employment Agreement	13	Rule 144	8
NASDAQ	7	Sageview	43
NOL Rights Agreement	2	Sageview Representative	43
Notes	1	SEC Reports	18
Observer	42	Second Director Approval	42
Order	19	Second Director Notice	42
Outstanding Warrants	17	Second Director Right	8
Participation Amount	37	Second Purchaser Director	42
Participation Right	37	Securities	8
Participation Rights Notice	37	Securities Act	1
Participation Securities	37	Series A Preferred Stock	16
PBGC	28	Series B Preferred Stock	16
Permits	20	Shareholder Approval	8
Permitted Liens	7	Shareholder Approval Deadline	44
Person	7	Shareholder Meeting	44
Phase I Subsidiary	7	Short Sales	8
Plan	7	Standstill Agreement	12
Pledged Stock	7	Subscription Amount	9
Preferred Stock	16	Subsequent Shareholder Meeting	44
Proceeding	7	Subsidiary	9
Proxy Statement	44	Subsidiary Note Parties	9
Purchaser	1	Tax	9
Purchaser Director Entitlement	7	Tax Returns	9
Purchaser Nominated Director	42	Trading Day	9
Purchaser Observer Entitlement	8	Trading Market	9
Purchaser Party	35	Transaction Documents	9
Purchasers	1	under common control with	4
Registration Rights Agreement	1	Voting Agreements	1
Registration Statement	8	Warrant Shares	9
Representatives	41	Warrants	1
Required Approvals	13

-v-

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), dated as of August 11, 2009, among Access Integrated Technologies, Inc. d/b/a Cinedigm Digital Cinema Corp., a Delaware corporation (the “Company”), and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a “Purchaser” and collectively the “Purchasers”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 promulgated thereunder, the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company, securities of the Company as more fully described in this Agreement;

WHEREAS, the Purchasers, severally, and not jointly, wish to purchase from the Company and the Company wishes to issue and sell to the Purchasers, upon the terms and conditions stated in this Agreement, (i) Senior Secured Notes, substantially in the form attached hereto as Exhibit A, in an original aggregate principal amount of $75,000,000 (such notes, together with any promissory notes or other securities issued in exchange or substitution therefor or replacement thereof pursuant to the terms of such notes, and as any of the same may be amended, restated or modified and in effect from time to time, the “Notes”) and (ii) warrants, substantially in the form attached hereto as Exhibit B to purchase up to 16,000,000 (subject to adjustment as set forth therein) shares of Class A Common Stock (as defined below) in the aggregate (such warrants, together with any warrants or other securities issued in exchange or substitution therefor or replacement thereof pursuant to the terms of such warrants, and as any of the same may be amended, restated or modified and in effect from time to time, the “Warrants”);

WHEREAS, contemporaneously with the Closing (as defined below), the parties hereto will execute and deliver a Registration Rights Agreement, substantially in the form attached hereto as Exhibit C (the “Registration Rights Agreement”), pursuant to which the Company will agree to provide certain registration rights under the Securities Act and the rules and regulations promulgated thereunder, and applicable state securities laws as set forth therein;

WHEREAS, contemporaneously with the Closing, the Company and the Subsidiary Note Parties (as defined below) will execute and deliver a Guarantee and Collateral Agreement, substantially in the form attached hereto as Exhibit D (the “Guarantee and Collateral Agreement”), pursuant to which, among other things, the Subsidiary Note Parties will agree to guaranty the obligations of the Company under the Notes;

WHEREAS, contemporaneously with the Closing, the Company and the Subsidiary Note Parties (as defined below) will execute and deliver a Cash Collateral Control Agreement, substantially in the form attached hereto as Exhibit E (the “Cash Collateral Agreement”);

WHEREAS, contemporaneously with the Closing, each executive officer of the Company and member of the Board of Directors (as defined below) and certain of their respective Affiliates (as defined below) will execute and deliver a Voting Agreement, substantially in the form attached hereto as Exhibit F (collectively, the “Voting Agreements”); and

WHEREAS, prior to the Closing, and as a condition and inducement to the willingness of the Purchasers to enter into this Agreement, the Company adopted that certain Tax Benefit Preservation Plan, dated as of August 10, 2009 in the form attached hereto as Exhibit G (the “NOL Rights Agreement”); and

WHEREAS, contemporaneously with the Closing, and as a condition and inducement to the willingness of the Purchasers to enter into this Agreement, the Company and each record and beneficial owner of shares of Class B Common Stock (as defined below) entered into a letter agreement with the Purchasers, dated as of August 11, 2009 in the form attached hereto as Exhibit H (the “Class B Shares Letter Agreement”).

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agree as follows:

ARTICLE I                      DEFINITIONS

1.1           Definitions.  In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings indicated in this Section 1.1:

“2007 Note Purchase Agreements” means those certain purchase agreements entered into by and among the Company and the holders of the 2007 Notes, pursuant to which, upon the terms and subject to the conditions set forth therein, the Company will repurchase the 2007 Notes from the holders thereof.

“2007 Notes” means the 10% senior notes due 2010 in the aggregate original principal amount of $55,000,000 issued by the Company in August 2007.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such specified Person. Notwithstanding the foregoing, (i) the Company, its Subsidiaries and its other controlled Affiliates shall not be considered Affiliates of any Purchaser and (ii) none of the Purchasers or their respective Affiliates shall be considered Affiliates of any portfolio company in which the Purchasers or any of their respective Affiliates have made a debt or equity investment.

“Beneficial Ownership Percentage” shall mean, with respect to any Person at any time, the quotient of (a) the aggregate number of shares of Common Stock Beneficially Owned by such Person and its Affiliates, taken together, divided by (b) the Common Stock Outstanding.

“Beneficially Own,” “Beneficially Owned,” or “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act; provided, however, that a Person will be deemed to be the beneficial owner of any security that may be acquired by such Person, whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise (without giving effect to any provision governing such security (including Section 2.9 and Section 3.6(d) of the Warrants) that would limit, reduce or otherwise restrict the conversion, exchange or exercise features of such security) of any rights, options, warrants or similar securities (including the Warrants) to subscribe for, purchase or otherwise acquire such security.

“Board of Directors” means the board of directors of the Company.

“Christie Note” means the amounts owed under that certain note issued by Christie/AIX, Inc. payable to Christie Digital Systems USA, Inc., dated August 9, 2007, in the principal amount of $9,600,000, as amended, restated or modified and in effect from time to time.

“Class A Common Stock” means the Class A Common Stock of the Company, par value $0.001 per share, and any other class of securities into which such securities may hereafter have been reclassified or changed into from time to time.

“Class B Common Stock” means the Class B Common Stock of the Company, par value $0.001 per share, and any other class of securities into which such securities may hereafter have been reclassified or changed from time to time.

“Closing Date” means the Trading Day when all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) the Purchasers’ obligations to pay the Subscription Amount and (ii) the Company’s obligations to deliver the Securities have been satisfied or waived.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall have the meaning ascribed to such term in the Guarantee and Collateral Agreement.

“Collateral Agent” shall have the meaning ascribed to such term in the Guarantee and Collateral Agreement.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Common Stock Outstanding” shall mean, at any time, the sum of (i) the number of outstanding shares of Common Stock plus (ii) the number of Warrant Shares issuable upon exercise of then outstanding Warrants (without giving effect to Section 2.9 and Section 3.6(d) of the Warrants) plus (iii) the number of shares of Common Stock underlying options, warrants (excluding the Warrants) or other rights to purchase capital stock of the Company and upon conversion of all other securities then outstanding (excluding the Class B Common Stock) that are or may become convertible into Common Stock, in each case in this clause (iii), as calculated using the treasury method based upon the Fair Market Value of the Class A Common Stock on the date the Company delivers a Participation Rights Notice.

“Company Counsel” means Kelley Drye & Warren LLP.

“Company Employees” means any current or former employee, director or independent contractor of the Company or its Subsidiaries.

“Company Option” means an option to acquire shares of Class A Common Stock that was issued to a Company Employee under the Company Stock Plan or otherwise pursuant to a grant duly authorized by the Board of Directors.

“Company Stock Plan” shall mean the Company’s Second Amended and Restated 2000 Equity Incentive Plan, as amended and supplemented through the date of this Agreement.

“Contract” shall mean any lease, binding commitment, option or other contract, agreement, instrument or obligation (whether written or oral) pursuant to which the Company or any Subsidiary or any of their respective properties or assets may be bound.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time.

“Director” means any member of the Board of Directors.

“Disclosure Schedules” means the Disclosure Schedules of the Company delivered concurrently herewith.

“Dollars” or “$” means United States dollars.

“Environmental Law” shall mean any and all Laws relating to the protection of human health or the environment (including ambient air, surface water, groundwater or land) or natural resources, and any other similar Laws concerning harmful or deleterious substances in products.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) shares of Class A Common Stock or options to purchase Class A Common Stock to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee members of the Board of Directors established for such purpose, as such stock or option plan may be amended from time to time by the Board of Directors or such committee, including to increase the number of shares available for issuance thereunder, (b) securities upon the exercise or exchange of or conversion of any Securities issued hereunder and/or securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement and identified in Schedule 3.1(g), provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise, exchange or conversion price of any such securities,, (c) securities issued as consideration pursuant to acquisitions of businesses or entities by the Company or its Subsidiaries approved by a majority vote of the non-employee members of the Board of Directors, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities and (d) shares of Class A Common Stock issued pursuant to the NOL Rights Agreement.

“Fair Market Value” of Common Stock or any other security or property means the fair market value thereof as determined in accordance with the following rules: (i) for Class A Common Stock or any other security traded or quoted on NASDAQ or any other United States national securities exchange, the Fair Market Value will be the average of the closing prices of such security on such securities exchange over a ten (10) consecutive Trading Day period, ending on the Trading Day immediately prior to the date of determination; (ii) for any security that is not so traded or quoted, the Fair Market Value shall be determined: (x) mutually by the Board of Directors and the Collateral Agent, or (y) by a nationally recognized investment bank, appraisal or accounting firm (whose fees and expenses will be paid by the Company) selected by mutual agreement between the Board of Directors and the Collateral Agent; or (iii) for any other property, the Fair Market Value shall be as reasonably determined by the Board of Directors in good faith assuming a willing buyer and a willing seller in an arms’-length transaction.

“GECC” means General Electric Capital Corporation.

“GECC Amendment Agreement” means the Fifth Amendment, dated as of August 11, 2009, to the GE Credit Facility among Christie/AIX, Inc., the lenders party thereto and GECC, as administrative agent and collateral agent, pursuant to which $5,000,000 of the proceeds of the Notes will be used to purchase capital stock of Christie/AIX that will fund a prepayment with respect to the GE Credit Facility, with such prepayment being applied ratably on the Closing Date to each of the first 24 successive regularly scheduled monthly amortization payments due under the GE Credit Facility after the Closing Date.

“GE Credit Facility” means that certain Credit Agreement, dated as of August 1, 2006, as heretofore amended and as hereafter amended from time to time in compliance with the terms thereof and the Notes, by and among Christie/AIX, Inc., the lenders party thereto and General Electric Capital Corporation, as administrative agent and collateral agent.

“Governmental Authority” shall mean any United States, federal, state or local government, or any foreign government, or any agency, bureau, board, commission, court, department, tribunal or instrumentality thereof.

“Hazardous Substance” shall mean any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “waste,” “contaminant,” “toxic” or words of similar meaning or effect,  and shall include petroleum and petroleum products, polychlorinated biphenyls and asbestos.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Imperial Capital” means Imperial Capital, LLC.

“Liabilities” shall mean any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, or preemptive right.

“Majority Holders” means the holder(s) of a majority of the aggregate principal amount of the Notes then outstanding; provided, however, that if less than $10 million in aggregate principal amount of the Notes remain outstanding, the “Majority Holders” means the Beneficial Owners of a majority of the Warrant Shares.

“Material Contract” shall mean (a) all Contracts restricting the payment of interest or dividends upon, or the prepayment, redemption or exercise of, the Notes, the Warrants or the Warrant Shares, (b) any written joint venture, partnership, limited liability or other similar Contract or arrangement relating to the formation, creation, operation, management or control of any Person that is material to the business of the Company and the Subsidiaries, taken as a whole, (c) any Contract containing any covenant (x) limiting the right of the Company or any Subsidiary to sell, distribute or manufacture any products or services or engage in any line of business or in any geographic area, to make use of any material Intellectual Property or to compete with any Person, or (y) prohibiting the Company or any Subsidiary from engaging in business with any Person or levying a fine, charge or other payment for doing so, (d) any Contract that creates or evidences a Lien (as such term is defined in the Notes) on any assets of the Company or any of its Subsidiaries, other than Permitted Liens (excluding clause (i) of such definition), (e) any Contract evidencing any Indebtedness (as such term is defined in the Notes) of, or Investments (as such term is defined in the Notes) by, the Company or any of its Subsidiaries, (f) any digital cinema deployment agreement, (g) any material master license agreements with a Person in the business of owning or operating one or more cineplexes used for the exhibition of traditional or non-traditional motion picture content, (h) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Commission, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company and the Subsidiaries, taken as a whole, (i) the 2007 Note Purchase Agreements, the Mizel Employment Agreement, the NOL Rights Agreement, the Class B Shares Letter Agreement and the GECC Amendment and (j) any other Contract of the Company or its Subsidiaries, the breach or termination of which, individually or in the aggregate, would have or would be reasonably likely to result in a Material Adverse Effect.

“NASDAQ” means the Nasdaq Global Market (or any successor thereto).

“Permitted Liens” shall have the meaning ascribed to such term in the Notes.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, Governmental Authority or other entity of any kind.

“Phase I Subsidiary” means Christie/AIX, Inc., a Delaware corporation.

“Plan” means an “employee benefit plan” (within the meaning of Section 3(3) of ERISA), including multiemployer plans within the meaning of Section 3(37) of ERISA, and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not.

“Pledged Stock” shall have the meaning ascribed to such term in the Guarantee and Collateral Agreement.

“Proceeding” means an action, claim, demand, notice of violation, suit, investigation, inquiry or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Purchaser Director Entitlement” shall mean the following, as applicable from time to time:

(a)           prior to any receipt of the Second Director Approval, one Director; provided, however, that the “Purchaser Director Entitlement” pursuant to this clause (a) shall be zero Directors if, at any such time, both (x) less than $10 million in aggregate principal amount of the Notes remain outstanding and (y) the Purchasers (including their permitted transferees and assignees), taken together, Beneficially Own fewer than 1,000,000 shares of Class A Common Stock (subject to adjustment for any stock split, reverse stock split, recapitalization or similar transaction), excluding, for these purposes, any Warrant Shares with respect to Warrants that have not been exercised; and

(b)upon and after any receipt of the Second Director Approval, two Directors; provided, however, that the “Purchaser Director Entitlement” pursuant to this clause (b) shall be (i) one Director if, at any such time, both (x) the aggregate principal amount of the Notes that remain outstanding is less than $30 million but at least equal to $10 million and (y) the Purchasers (including their permitted transferees and assignees), taken together, Beneficially Own fewer than 3,000,000, but at least 1,000,000, shares of Class A Common Stock (each subject to adjustment for any stock split, reverse stock split, recapitalization or similar transaction), excluding, for these purposes, any Warrant Shares with respect to Warrants that have not been exercised, and (ii) zero Directors if, at any such time, both (x) less than $10 million in aggregate principal amount of the Notes remain outstanding and (y) the Purchasers (including their permitted transferees and assignees), taken together, Beneficially Own fewer than 1,000,000 shares of Class A Common Stock (subject to adjustment for any stock split, reverse stock split, recapitalization or similar transaction), excluding, for these purposes, any Warrant Shares with respect to Warrants that have not been exercised.

“Purchaser Observer Entitlement” shall mean the following, as applicable from time to time:

(a)two Observers if, and for so long as, the Purchaser Director Entitlement is zero Directors and the Purchasers (including their permitted transferees and assignees), taken together, Beneficially Own at least 3,000,000 shares of Class A Common Stock (subject to adjustment for any stock split, reverse stock split, recapitalization or similar transaction); and

(d)one Observer if, and for so long as, either (x) the Purchaser Director Entitlement is one Director or (2) the Purchaser Director Entitlement is zero Directors and the Purchasers (including their permitted transferees and assignees), taken together, Beneficially Own fewer than 3,000,000, but at least 1,000,000, shares of Class A Common Stock (each subject to adjustment for any stock split, reverse stock split, recapitalization or similar transaction).

“Registration Statement” means any registration statement meeting the requirements set forth in the Registration Rights Agreement.

“Required Minimum” means, as of any date, the maximum aggregate number of shares of Class A Common Stock then issued or potentially issuable in the future  pursuant to the Transaction Documents, including any Warrant Shares.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Second Director Right” means the right of the Purchasers to nominate a second Director pursuant to Section 4.23.

“Securities” means the Notes, the Warrants and the Warrant Shares.

“Shareholder Approval” shall mean all approvals of the stockholders of the Company necessary to approve, for purposes of the listing rules of NASDAQ, each of the following:  (a) the removal of the limitation on exercise of the Warrants set forth in Section 2.9 of the Warrants, (b) the removal of the limitation on adjustments set forth in Section 3.6(d) of the Warrants and (c) the Second Director Right.

“Short Sales” shall include all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act.

“Subscription Amount” means, as to each Purchaser, the aggregate amount to be paid for the Notes and the Warrants purchased hereunder as specified opposite such Purchaser’s name on Schedule I hereto in United States Dollars and in immediately available funds.

“Subsidiary” means any entity in which the Company and/or any one or more of its Subsidiaries owns, directly or indirectly, a majority of the outstanding capital stock, equity or similar interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such entity.

“Subsidiary Note Parties” shall have the meaning ascribed to such term in the Notes.

“Tax” shall mean (i) any and all federal, state, local and foreign taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise, property and other similar taxes, together with all interest, penalties and additions imposed with respect to such amounts whether disputed or not, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including any liability under Treasury Regulation Section 1.1502-6 or any comparable provision of foreign, state or local law) and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

“Tax Returns” shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any taxing authority with respect to Taxes.

“Trading Day” means a day on which the Class A Common Stock is traded on a Trading Market.

“Trading Market” means (a) with respect to the Class A Common Stock, NASDAQ or such other primary United States national securities exchange on which the Common Stock subsequently becomes listed, and (b) with respect to any other security, the principal United States securities exchange or trading market for such other security.

“Transaction Documents” means this Agreement, the Notes, the Warrants, the Cash Collateral Agreement, the Guarantee and Collateral Agreement, the Voting Agreements and the Registration Rights Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Warrant Shares” means the shares of Common Stock issued or issuable upon exercise of the Warrants.

ARTICLE II                      PURCHASE AND SALE

2.1           Closing.  On the Closing Date, upon the terms and subject to the conditions set forth herein, concurrent with the execution and delivery of this Agreement by the parties hereto, the Company agrees to issue and sell, and each Purchaser agrees to purchase, severally and not jointly, (i) the principal amount of Notes set forth opposite its name on Schedule I attached hereto, not to exceed in the aggregate for all Purchasers $75,000,000 original aggregate principal amount of Notes and (ii) a Warrant to purchase the number of shares of Common Stock set forth opposite the name of such Purchaser on Schedule I attached hereto.  Upon the terms and subject to the conditions set forth herein, each Purchaser shall deliver to the Company via wire transfer, to the account specified in writing by the Company, immediately available funds equal to its Subscription Amount against delivery by the Company to each Purchaser of its respective Notes and Warrants pursuant to Section 2.2(a) and the other items set forth in Section 2.2 issuable at the Closing.  Upon satisfaction of the conditions set forth in Sections 2.2 and 2.3, the closing of the issuance and sale of the Notes and the Warrants (the “Closing”) shall occur at the offices of Kelley Drye & Warren LLP, 101 Park Avenue, New York, NY 10178, or such other location as the parties shall mutually agree.

2.2           Deliveries.

(a)At the Closing, the Company shall deliver or cause to be delivered to each Purchaser the following:

(i)           this Agreement duly executed by the Company;

(ii)           a legal opinion of Company Counsel, in the form of Exhibit I attached hereto;

(iii)           a legal opinion of Company’s General Counsel, in the form of Exhibit J attached hereto;

(iv)           Notes representing such principal amount of the Notes that such Purchaser is purchasing hereunder at the Closing, duly executed on behalf of the Company and registered in the name of such Purchaser;

(v)           Warrants that such Purchaser is purchasing hereunder at the Closing, duly executed on behalf of the Company and registered in the name of such Purchaser;

(vi)           the Guarantee and Collateral Agreement duly executed by the Company and each of the Subsidiary Note Parties;

(vii)           the Cash Collateral Agreement duly executed by the Company and UBS Financial Services, Inc.;

(viii)           the Registration Rights Agreement duly executed by the Company;

(ix)           Voting Agreements duly executed by each of the members of the Board of Directors of the Company and the executive officers of the Company and other Persons listed on Schedule II;

(x)           a letter agreement duly executed by the Phase I Subsidiary in the form of Exhibit K attached hereto;

(xi)           a letter agreement duly executed by Access Digital Media, Inc. (“ADM”) in the form of Exhibit L attached hereto;

(xii)           [intentionally omitted];

(xiii)           an officers’ certificate, dated as of the Closing Date and signed by the Chief Executive Officer of the Company, certifying as to the satisfaction of the conditions set forth in Section 2.3(b)(i) and (ii);

(xiv)           a certificate evidencing the incorporation and good standing of the Company, the Phase I Subsidiary, ADM and each Subsidiary Note Party in such entity’s state or other jurisdiction of incorporation or organization issued by the Secretary of State (or other applicable authority) of such state or jurisdiction of incorporation or organization as of a date within thirty (30) days of the Closing Date;

(xv)           a secretary’s certificate, dated as of the Closing Date, certifying as to (A) the Resolutions, (B) the Fourth Amended and Restated Certificate of Incorporation of the Company, certified as of a date within fifteen (15) days of the Closing Date, and (C) the bylaws of the Company, each as in effect as of the Closing Date, (D) the organizational documents of the Phase I Subsidiary, ADM and each Subsidiary Note Party, certified as of a date within fifteen (15) days of the Closing Date by the applicable Governmental Authority of the applicable jurisdiction, and (E) the by-laws, limited partnership agreement or limited liability company agreement of the Phase I Subsidiary, ADM and each Subsidiary Note Party, as the case may be;

(xvi)           the 2007 Note Purchase Agreements executed by the Company and the each of the holders of the 2007 Notes;

(xvii)           the GECC Amendment Agreement executed by Christie/AIX, Inc., GECC and the lenders party thereto; and

(xviii)           such other documents relating to the transactions contemplated by the Transaction Documents as such Purchaser or its counsel may reasonably request.

(b)           On the Closing Date, each Purchaser shall deliver or cause to be delivered to the Company the following:

(i)           this Agreement duly executed by such Purchaser;

(ii)           such Purchaser’s Subscription Amount by wire transfer to the account as specified in writing by the Company; provided that in lieu of the reimbursement of any Purchaser for its Expenses as set forth in Section 5.2, each Purchaser may elect to deduct any or all of its Expenses from the Subscription Amount to be delivered by such Purchaser under this Section 2.2(b)(ii) upon prior written notice to the Company in reasonable detail of the Expenses;

(iii)           a certificate, dated as of the Closing Date and signed by an authorized signatory on behalf of the Purchasers, certifying as to the satisfaction of the conditions set forth in Section 2.3(a)(i) and (ii);

(iv)           the Registration Rights Agreement duly executed by such Purchaser; and

(v)           a Standstill Agreement duly executed by such Purchaser in the form of Exhibit N attached hereto (the “Standstill Agreement”).

2.3           Closing Conditions.

(a)           The obligations of the Company hereunder in connection with the Closing are subject to the following conditions being met:

(i)           the accuracy in all material respects when made and on the Closing Date of the representations and warranties of the Purchasers contained herein;

(ii)           all obligations, covenants and agreements of the Purchasers required to be performed at or prior to the Closing Date shall have been performed;

(iii)           the delivery by the Purchasers of the items set forth in Section 2.2(b) of this Agreement; and

(iv)           the substantially simultaneous purchase of the 2007 Notes by the Company upon the terms set forth in the 2007 Note Purchase Agreements.

(b)           The respective obligations of the Purchasers hereunder in connection with the Closing are subject to the following conditions being met:

(i)           the accuracy in all material respects on the Closing Date of the representations and warranties of the Company contained herein (except the representations and warranties of the Company qualified by Material Adverse Effect, materiality or any similar qualifications, which shall be true and correct in all respects on the Closing Date);

(ii)           all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date shall have been performed;

(iii)           the delivery by the Company of the items set forth in Section 2.2(a) of this Agreement;

(iv)           The Board of Directors and the boards of directors (or equivalent governing bodies) of the Phase I Subsidiary, ADM and each of the Subsidiary Note Parties shall have approved the transactions contemplated hereby and shall have adopted resolutions consistent with Section 3.1(c) below and in a form reasonably acceptable to such Purchaser (the “Resolutions”).

(v)           there shall have been no Material Adverse Effect with respect to the Company since the date hereof;

(vi)           from the date hereof to the Closing Date, trading in the Class A Common Stock shall not have been suspended by the Commission or the Company’s principal Trading Market (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to the Closing), and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg Financial Markets shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of each Purchaser, makes it impracticable or inadvisable to purchase the Notes or the Warrants at the Closing;

(vii)           the substantially simultaneous purchase of the 2007 Notes by the Company upon the terms set forth in the 2007 Note Purchase Agreements;

(viii)           Adam M. Mizel will have commenced full-time employment as an executive officer of the Company pursuant to the executed employment agreement, dated as of August 11, 2009 (the “Mizel Employment Agreement”), between the Company and Adam M. Mizel;

(ix)           the Board of Directors shall have been increased by one (1) Director and Edward A. Gilhuly (the “Initial Purchaser Director”) shall have been duly appointed to the Board of Directors;

(x)           all Approvals necessary to consummate the issuance and sale of the Notes and the Warrants and the execution and delivery of each of the Transaction Documents to be entered into at the Closing shall have been received (the “Required Approvals”);

(xi)           the Collateral Agent shall have received the results of a recent Lien search in each of the jurisdictions where each of the Subsidiary Note Parties is domiciled, and such search shall reveal no Liens on any of the assets of the Subsidiary Note Parties except for Liens permitted by Section 8(d) of the Notes or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Collateral Agent;

(xii)           the Collateral Agent shall have received (i) the certificates representing the shares of Capital Stock (as defined in the Guarantee and Collateral Agreement) pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (ii) each promissory note (if any) pledged to the Collateral Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof;

(xiii)           each document (including any Uniform Commercial Code financing statement) required by the Collateral and Guarantee Agreement or under Law or reasonably requested by the Collateral Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Purchasers, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens permitted by Section 8(d) of the Notes), shall be in proper form for filing, registration or recordation; and

(xiv)           the Collateral Agent shall have received insurance certificates satisfying the requirements of Section 5.2(b) of the Guarantee and Collateral Agreement.

ARTICLE III                                REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of the Company.  Except as set forth under the corresponding section of the Disclosure Schedules, which Disclosure Schedules shall be deemed a part hereof, the Company hereby represents and warrants as of the date hereof and as of the Closing Date to each Purchaser as follows:

(a)           Subsidiaries.  The names, jurisdictions of organization and authorized and issued capital stock and other equity and voting interests of all of the direct and indirect Subsidiaries of the Company are set forth on Schedule 3.1(a).  The Company owns, directly or indirectly, all of the capital stock or other equity or voting interests of each Subsidiary free and clear of any Liens and all the issued and outstanding shares of capital stock or other equity or voting interests of each Subsidiary have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.  No Subsidiary of the Company owns any shares of Common Stock or Class B Common Stock.  There is no outstanding capital stock or other equity or voting interests of any Subsidiary and there are no outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of capital stock or other equity or voting interests of any Subsidiary, or Contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of capital stock or other equity or voting interests of any Subsidiary or any securities convertible into or exercisable or exchangeable for shares of capital stock or other equity or voting interests of any Subsidiary.  There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity or voting interests of any Subsidiary. The aggregate assets or revenues of all Immaterial Subsidiaries (as defined in the Notes) listed on Schedule 3 of the Notes as of the date hereof, determined in accordance with GAAP, does not exceed 1.0% of consolidated total assets or consolidated revenues, respectively, of the Company and its Subsidiaries, collectively.

(b)           Organization and Qualification.  The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  The Company has delivered or made available to the Purchasers true and correct copies of the certificates of incorporation and bylaws or other constituent documents, as amended to date and currently in full force and effect, of the Company and each of the Subsidiaries.  Neither the Company nor any Subsidiary is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents.  Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, individually or in the aggregate, could not have or reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, liabilities, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the ability of any of the Company, the Phase I Subsidiary, ADM or the Subsidiary Note Parties to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and to the Company’s knowledge no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c)           Authorization; Enforcement.  The Company, the Phase I Subsidiary, ADM and each of the Subsidiary Note Parties has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of each of the Transaction Documents by the Company, the Phase I Subsidiary, ADM and each of the Subsidiary Note Parties and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company, the Phase I Subsidiary, ADM and each of the Subsidiary Note Parties and no further action is required by the Company, the Phase I Subsidiary, ADM or of the Subsidiary Note Parties or the board of directors or stockholders of any thereof in connection therewith, other than the Required Approvals.  Without limiting the generality of the foregoing, no approval of the stockholders of the Company is required to complete the Exchange.  Each Transaction Document has been (or upon delivery will have been) duly executed by the Company, the Phase I Subsidiary, ADM and each Subsidiary Note Party that is a party thereto and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company, the Phase I Subsidiary, ADM and each Subsidiary Note Party that is a party thereto enforceable against the Company, the Phase I Subsidiary, ADM and each Subsidiary that is a party thereto in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(d)           No Conflicts.  The execution, delivery and performance of the Transaction Documents by the Company, the Phase I Subsidiary, ADM and each Subsidiary Note Party that is a party thereto, the issuance and sale of the Notes, the Warrants and the Warrant Shares and the consummation of the other transactions contemplated hereby and thereby do not and will not (i) breach or conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents,

(ii) breach or conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration, cancellation or payment (with or without notice, lapse of time or both) of, any Contract, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, ruling, order, judgment, injunction, decree or other restriction of any Governmental Authority or arbitrator (collectively, “Laws” and each, a “Law”) to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as, individually or in the aggregate, could not have or reasonably be expected to result in a Material Adverse Effect.

(e)           Filings, Consents and Approvals.  Neither the Company nor any Subsidiary is required to obtain any consent, approval, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other Governmental Authority or other Person (each, an “Approval”) in connection with the execution, delivery and performance by the Company, the Phase I Subsidiary, ADM and the Subsidiary Note Parties of the Transaction Documents, the issuance and sale of the Securities or the consummation of the other transactions contemplated thereby, other than (i) filings required pursuant to Sections 4.5 and 4.29 of this Agreement, (ii) the filing with the Commission of one or more Registration Statements, (iii) application(s) to each applicable Trading Market for the issuance and listing of the Warrant Shares for trading thereon in the time and manner required thereby, (iv) the filing of Form D with the Commission and such filings as are required to be made under applicable state securities laws, (v) the filings necessary to perfect security interests under the Guarantee and Collateral Agreement and the Cash Collateral Agreement as set forth in Section 2.2(b), (vi) the filing of the Proxy Statement and any proxy statements with respect to Subsequent Shareholder Meetings and (vii) the filings with the Commission on Form 8-A with respect to the NOL Rights Agreement.

(f)           Issuance of the Securities.  The Securities are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens, other than restrictions on transfer provided for in the Transaction Documents and Liens imposed by or through the Purchasers.  The Company has reserved from its duly authorized capital stock a number of shares of Common Stock for issuance of the Warrant Shares at least equal to the Required Minimum on the date hereof.

(g)           Capitalization.  As of the date of this Agreement, the authorized shares of capital stock of the Company consists of 80,000,000 shares of common stock, of which 65,000,000 shares have been designated Class A Common Stock, and 15,000,000 shares have been designated Class B Common Stock and 15,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), of which, 20 shares have been designated Series A 10% Non-Voting Cumulative Preferred Stock (“Series A Preferred Stock”) and 1,000,000 shares of which have been designated Series B Junior Participating Preferred Stock (“Series B Preferred Stock”).

As of the close of business on August 10, 2009 (the “Capitalization Date”), (A) 27,820,060 shares of Class A Common Stock were issued and outstanding, (B) 733,811 shares of Class B Common Stock were issued and outstanding (and the record and beneficial owners thereof are set forth on Schedule 3.1(g)), (C) eight (8) shares of Series A Preferred Stock were issued and outstanding, (D) no shares of Series B Preferred Stock were issued or outstanding, (E) 51,440 shares of Class A Common Stock and no shares of Class B Common Stock or Preferred Stock were held by the Company as treasury shares, (F) 2,300,622 shares of Class A Common Stock were underlying outstanding Company Options and such outstanding Company Options had a weighted average exercise price per share of $6.09, (G) there were 1,166,824 shares of Class A Common Stock issuable upon the vesting of outstanding restricted stock units granted under the Company Stock Plan, (H) 71,807 additional shares of Class A Common Stock were reserved for issuance for future grants pursuant to the Company Stock Plan, (I) warrants to purchase 2,627,471 shares of Class A Common Stock were issued and outstanding (the “Outstanding Warrants”) and (J) rights outstanding under the NOL Rights Agreement.  Each of the Outstanding Warrants is in a form substantially similar to the forms of warrants made available to the Purchasers.  Each outstanding Company Option was granted with an exercise price per share equal to or greater than the per share fair market value (as such term is used in Code Section 409A and the Department of Treasury regulations and other interpretive guidance issued thereunder) of the Class A Common Stock underlying such Company Option on the grant date thereof and was otherwise issued in compliance with applicable Laws.  Except as set for on Schedule 3.1(g), the Company has not issued any capital stock since the Capitalization Date, other than pursuant to the exercise of Company Options outstanding on the Capitalization Date, the issuance of shares of Class A Common Stock to employees pursuant to the Company Stock Plan and pursuant to the conversion or exercise of other outstanding Common Stock Equivalents identified on Schedule 3.1(g).  No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents.  Except as set forth in the second sentence of this Section 3.1(g) or on Schedule 3.1(g), and except as provided by the terms of the Securities, there is no outstanding or reserved capital stock or other equity or voting interests of the Company and there are no outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, Common Stock Equivalents or other shares of capital stock or other equity or voting interests of the Company, or Contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock, Common Stock Equivalents or shares of capital stock or other equity or voting interests of the Company.  There are no outstanding Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company securities.  The issuance and sale of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Purchasers) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities.  All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.  Except for the Shareholder Approval, no further approval or authorization of any stockholder, the Board of

Directors or any other Person is required for the issuance and sale of the Securities.  There are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company or any Subsidiary is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

(h)           SEC Reports; Financial Statements.  The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  True and complete copies of all correspondence between the Company and the Commission or any state securities regulatory body for the two years preceding the date hereof have been furnished to the Purchasers.  True and complete copies of all SEC Reports have been furnished to the Purchasers or are publicly available in the Interactive Data Electronic Applications (IDEA) database of the Commission.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited quarterly financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited quarterly statements, to normal, immaterial, year-end audit adjustments.  None of the Subsidiaries is required to file any forms, reports or other documents with the Commission.

(i)           No Undisclosed Events, Liabilities or Developments.  Except for the issuance of the Securities contemplated by this Agreement, no event, liability or development has occurred or exists with respect to the Company or the Subsidiaries or their respective business, properties, assets, liabilities, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made that has not been publicly disclosed before one (1) Trading Day prior to the date that this representation is made.  Except (i) as reflected or reserved against in the Company’s consolidated balance sheet as of March 31, 2009 (or the notes thereto) included in the SEC Reports filed prior to the date hereof and (ii) for Liabilities pursuant to any Contract of a nature not required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries or the notes thereto, neither the Company nor any Subsidiary has any Liabilities that, individually or in the aggregate, have had or could reasonably be expected to result in a Material Adverse Effect.  Neither the

Company nor any Subsidiary is a party to, or has any commitment to become a party to, (A) any off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any Subsidiary, on the one hand, and any unconsolidated Affiliate on the other hand), including any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the Commission), (B) any hedging, derivatives or similar contract or arrangement, in each case in an amount material to the Company and the Subsidiaries, taken as a whole, or (C) any Contract pursuant to which the Company or any Subsidiary is obligated to make any capital contribution or other investment in or loan to any Person (other than to a Subsidiary).

(j)           Material Changes.  Since March 31, 2009, except as specifically disclosed in the SEC Reports filed prior to the date hereof (other than disclosures in any “risk factor” included therein and any other disclosures included therein that are predictive or forward-looking in nature), (i) there has been no fact, change, event, occurrence or development that, individually or in the aggregate, has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission and (C) expenses incurred in connection with the transactions contemplated hereunder, (iii) neither the Company nor any Subsidiary has altered its method of accounting, (iv) neither the Company nor the Phase I Subsidiary has declared or made any dividend or distribution of cash or other property to its stockholders (except, with respect to the Phase I Subsidiary, the Company) or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock or other equity or voting interests and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to the Company Stock Plan.  The Company does not have pending before the Commission any request for confidential treatment of information.

(k)           Litigation.  Except as set forth in the SEC Reports filed prior to the date hereof (other than disclosures in any “risk factor” included therein and any other disclosures included therein that are predictive or forward-looking in nature), there is no order, judgment, decree, decision, injunction, ruling, writ or assessment of any Governmental Authority or arbitrator (each, an “Order”) against or affecting the Company or any Subsidiary, and there is no action, suit, inquiry, notice of violation, proceeding or investigation before or by any Governmental Authority or arbitrator pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties, rights or assets (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any Subsidiary, nor any director or officer of the Company nor any director or officer of any Subsidiary that served as a director or officer of such Subsidiary following the formation or acquisition of such Subsidiary by the Company, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.  There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any Subsidiary or any current or former director or officer of the Company or any Subsidiary.  The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.  Within the past five (5) years, there has not been, and to the knowledge of the Company, there is not pending or contemplated, any internal investigation by the Company or any Subsidiary involving the Company, any Subsidiary or any current or former director or officer of the Company.

(l)           Labor Relations.  No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company.  None of the Company’s or any of the Subsidiary’s employees is a member of a union that relates to such employee’s relationship with the Company or such Subsidiary, and neither the Company nor any of the Subsidiaries is a party to a collective bargaining agreement, and the Company and the Subsidiaries believe that their relationships with their employees are good.  No executive officer or other key employee of the Company or any Subsidiary, to the knowledge of the Company, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer or key employee does not subject the Company or any of the Subsidiaries to any liability with respect to any of the foregoing matters.  To the knowledge of the Company, no executive officer or key employee of the Company or any Subsidiary has any plans to terminate his or her employment; provided, however, that the Company shall not be deemed to have knowledge if any such executive officer or key employee has not communicated such plans, in writing or otherwise, to an executive officer of the Company or any of its Subsidiaries.  The Company and the Subsidiaries are in compliance with all U.S.  federal, state, local and foreign Laws relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has incurred any Liability under the Worker Adjustment and Retraining Notification Act or any similar state or local law within the last twelve (12) months that remains unsatisfied.

(m)           Compliance.  Neither the Company nor any Subsidiary (i) is in breach or default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in breach or default under or that it is in violation of, any indenture, loan or credit agreement or any other Contract to which it is a party or by which it or any of its properties or assets is bound (whether or not such default or violation has been waived), (ii) is or has been in violation of any Order, or (iii) is or has been in violation of any Laws applicable to its business and all such Laws that affect the environment; except in each case as, individually or in the aggregate, could not have or reasonably be expected to result in a Material Adverse Effect.

(n)           Regulatory Permits.  The Company and the Subsidiaries possess all certificates, authorizations, licenses, franchises, approvals, registrations and permits (collectively “Permits”) issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as currently conducted or as contemplated to be conducted and described in the SEC Reports, except where the failure to possess such Permits could not have or reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and

neither the Company nor any Subsidiary has received any notice of proceedings relating to the termination, revocation or modification of any Material Permit.

(o)           Title to Assets.  The Company and the Subsidiaries do not have, and have not had at any time within the five (5) year period prior to the date hereof, an ownership interest in any real property.  The Company and the Subsidiaries have good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties.  Any personal and real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases of which the Company and the Subsidiaries are in compliance.

(p)           Intellectual Property.  The Company and the Subsidiary Note Parties own, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, domain names, trade secrets, know-how, inventions, copyrights, licenses, software, code, systems, websites, networks and databases, and all other intellectual property rights (“Intellectual Property Rights”) necessary or material for use in connection with their respective businesses (collectively, the “Material Intellectual Property Rights”), free and clear of all Liens.  Neither the Company nor any Subsidiary Note Party has received a notice (written or otherwise, and including cease and desist letters or invitations to take a patent license) that any Intellectual Property Rights used by the Company or any Subsidiary Note Party misappropriate, violate or infringe (“Infringe”) upon the rights of any Person, and the conduct of their businesses does not Infringe the rights of any Person in any material respect.  To the knowledge of the Company, all Material Intellectual Property Rights are enforceable, and there is no existing Infringement by another Person of any Material Intellectual Property Rights.  The Company and the Subsidiary Note Parties have taken reasonable measures to protect the ownership, secrecy, confidentiality and value of all of their Material Intellectual Property Rights.  No material software owned or used by the Company or any Subsidiary Note Party incorporates or is derived from any software subject to an “open source” or similar license that requires the licensing or distribution of its source code to others. No other person possesses (or has any contractual right to access) any material source code owned by the Company or a Subsidiary Note Party.

(q)           Insurance.  The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged and which the Company and the Subsidiaries believe is adequate for the operation of their respective businesses, including, but not limited to directors and officers insurance coverage.  To the best knowledge of the Company, such insurance contracts and policies are accurate and complete.  True and correct copies of all such insurance contracts and policies have been furnished or made available to the Purchasers.  All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that, individually or in the aggregate, could not have or reasonably be expected to result in a Material Adverse Effect.  There is no material claim pending under any of such policies as to which coverage has been denied or disputed by the underwriters of such policies and there has been no threatened termination of any such policies.  Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(r)           Transactions with Affiliates and Employees.  Except as set forth in the SEC Reports, (1) none of (x) the officers or directors of the Company or any Subsidiary or (y) any other Affiliates of the Company (excluding any Subsidiaries) or such officers and directors and, to the knowledge of the Company, none of the employees of the Company, is presently a party to any transaction with the Company or any Subsidiary, including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred in the ordinary course on behalf of the Company or a Subsidiary and (iii) for other employee benefits, including stock option agreements under any stock option plan of the Company, and (2) there are no Contracts between the Company and any of its Subsidiaries or between or among the Subsidiaries.

(s)           Sarbanes-Oxley.  The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the Closing Date.  The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including the Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s most recently filed periodic report under the Exchange Act, as the case may be, is being prepared.  The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of the date prior to the filing date of the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”).  The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  The Company has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board of Directors and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries.  Neither the Company nor, to the knowledge of the Company, the Company’s independent auditors, has identified or been made aware of (A) any significant deficiency or material weakness, in each case which has not been subsequently remediated, in the system of internal accounting controls utilized by the Company and its Subsidiaries, taken as a whole, or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company.  Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined under the Exchange Act and applicable to the Company) or, to the knowledge of the Company, in other factors that could significantly affect the Company’s internal controls.

(t)           Certain Fees.  Except with respect to Imperial Capital and Aquifer Capital Group LLC (“Aquifer”), no brokerage or finder’s fees, commissions or other forms of consideration are or will be payable by the Company or any Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person (collectively, “Intermediary”) with respect to the transactions contemplated by the Transaction Documents.  The Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of any Person for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents.  The Company has made available to the Purchasers true and complete copies of all engagement letters and other Contracts entered into between the Company and Imperial Capital, Aquifer or any of their respective Affiliates and all securities to be issued to any of the foregoing (other than Class A Common Stock) pursuant to any of such engagement letters or Contracts.

(u)           Private Placement.  Assuming the accuracy of the Purchasers representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchasers as contemplated hereby.  The issuance and sale of the Securities hereunder does not contravene the rules and regulations of the Trading Market.

(v)           Investment Company.  The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Securities and the application of such payment, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  The Company shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

(w)           Registration Rights.  Other than each of the Purchasers, no Person has any right to cause the Company or any Subsidiary to effect the registration under the Securities Act of any securities of the Company or any Subsidiary.

(x)           Listing and Maintenance Requirements.  The Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Class A Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration.  The Company has not, in the twelve (12) months preceding the date hereof, received notice from any Trading Market on which the Class A Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market.

The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(y)           Application of Takeover Protections.  The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s certificate of incorporation (or similar charter documents) or the Laws of its state of incorporation (including the restrictions set forth in Section 203 of the DGCL) or otherwise that is or could become applicable to the Purchasers as a result of the Purchasers and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Securities and the Purchasers’ ownership of the Securities.

(z)           Disclosure.  The Company understands and confirms that the Purchasers will rely on the representations and covenants in this Agreement in effecting transactions in securities of the Company.  All disclosure provided to the Purchasers regarding the Company and its Subsidiaries, its and its Subsidiaries’ businesses and the transactions contemplated hereby, including the Disclosure Schedules to this Agreement, furnished by or on behalf of the Company with respect to the representations and warranties made herein, and with respect to the financial condition and results of operations for the Company’s fiscal quarter ended June 30, 2009 and for the month ended July 31, 2009, are true and correct in all material respects with respect to such representations and warranties or such financial condition or results of operations and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, and when taken as a whole, not misleading.  The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof.

(aa)           No Integrated Offering.  Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of any Trading Market on which any of the securities of the Company are listed or designated.

(bb)           Solvency.  Based on the financial condition of the Company as of the Closing Date after giving effect to the receipt by the Company of the proceeds from the sale of the Notes and the Warrants hereunder, (i) the Company’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof; and (iii) the current cash flow of the

Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid for the foreseeable future.  The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).  The Company has no knowledge of any facts or circumstances which lead it to reasonably believe that it will file for reorganization or liquidation under the bankruptcy or reorganization Laws of any jurisdiction within one year from the Closing Date.  For the purposes of this Agreement, “Indebtedness” shall mean (a) any liabilities for borrowed money or amounts owed in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with GAAP.  Neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

(cc)           Form S-3 Eligibility.  The Company is eligible to register the Warrants and the Warrant Shares for resale by the Purchasers on Form S-3 promulgated under the Securities Act.

(dd)           Taxes.  The Company and each Subsidiary has (i) filed all material Tax Returns required to have been filed as of the date hereof and such Tax Returns are correct and complete in all material respects and (ii) paid all material Taxes required to have been timely paid by it in full through the date hereof.  Neither the Company nor any Subsidiary has any material liability for Taxes of any Person (other than the Company or any Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law with respect to income taxes), as a transferee or successor, by contract or otherwise.  No deficiencies for any material Taxes have been proposed or assessed in writing against or with respect to the Company or any Subsidiary and there is no material audit, assessment, dispute or claim concerning any Tax liability of the Company or any Subsidiary pending or raised by an authority in writing.  There are no Liens with respect to any material Taxes upon any of the assets or properties of the Company or any Subsidiary, other than with respect to Taxes not yet due and payable. The Company and each Subsidiary has duly and timely withheld and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over under all applicable laws and regulations.  Neither the Company nor any Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).  Section 3.1(dd) of the Disclosure Schedules sets forth the net operating loss carry-forwards to which the Company and the Subsidiaries are entitled for U.S. federal income tax purposes as of the date hereof and such net operating loss carry-forwards will not be limited immediately prior to the Closing by Sections 382, 383 or 384 of the Code or the regulations thereunder.

(ee)           No General Solicitation.  Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising.  The Company has offered the Securities for sale only to the Purchasers.

(ff)           Foreign Corrupt Practices.  Neither the Company or any Subsidiary, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company or any Subsidiary, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) directly or indirectly, made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(gg)           Accountants.  The Company’s accountants are set forth on Schedule 3.1(gg) of the Disclosure Schedule.  To the knowledge of the Company, such accountants, who have expressed their opinion with respect to the financial statements included in the Company’s Annual Report on Form 10-K for the year ending March 31, 2009, are a registered public accounting firm as required by the Securities Act.

(hh)           Acknowledgment Regarding Purchasers’ Purchase of Securities.  The Company acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby.  The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to the Purchasers’ purchase of the Securities.  The Company further represents to each Purchaser that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(ii)           Manipulation of Price.  The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities (other than as provided in Section 3.1(t)), or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company.

(jj)           Material Contracts.  Schedule 3.1(jj) contains a complete and correct list of all (i) Material Contracts, (ii) Indebtedness (as defined in the Notes) of the Company or any of its Subsidiaries, (iii) Liens (as defined in the Notes) on any assets of the Company or any of its Subsidiaries and (iv) Investments (as defined in the Notes) of the Company or any of its Subsidiaries.  The Company has delivered or made available to the Purchasers true and complete copies of all Material Contracts as amended and in effect as of the date hereof.  Each Material Contract is valid and binding on the Company (and/or each Subsidiary party thereto) and is in full force and effect, and neither the Company nor any Subsidiary that is a party thereto, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, any such Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any Subsidiary, or, to the knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that, individually or in the aggregate, would not have or reasonably be expected to result in a Material Adverse Effect.

(kk)           Environmental Matters. Except for such matters as, individually or in the aggregate, could not have or reasonably be expected to result in a Material Adverse Effect: (i) the Company and the Subsidiaries and their respective operations are in compliance with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries; (ii) neither the Company nor any of the Subsidiaries has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Hazardous Substances, except in compliance with applicable Environmental Laws, at any property that the Company or any of the Subsidiaries has at any time owned, operated, occupied or leased; (iii) neither the Company nor any of the Subsidiaries has exposed any employee or any third party to Hazardous Substances in violation of any Environmental Law; (iv) neither the Company nor any of the Subsidiaries is a party to or is the subject of any pending, or, to the knowledge of the Company, threatened Action alleging any Liability under or noncompliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law; and (v) neither the Company nor any of the Subsidiaries is subject to any Order by or with any Governmental Authority or third party imposing any Liability with respect to any of the foregoing.

(ll)           Employee Benefits.

(i)           Schedule 3.1(ll) contains a true and complete list of each material Plan under which (A) any Company Employee has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of the Subsidiaries or (B) the Company or any of the Subsidiaries has had or has any present or future Liability.  All such Plans shall be collectively referred to as the “Company Plans”.

(ii)           With respect to each Company Plan, the Company has made available to the Purchasers a true and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (A) any related trust agreement or other funding instrument now in effect or required in the future as a result of the transaction contemplated by the Transaction Documents or otherwise; (B) the most recent determination letter, if applicable; (C) any summary plan description and other written mass communications (or a description of any oral communications) by the Company or any of the Subsidiaries to the Company Employees concerning the extent of the benefits provided under a Company Plan; (D) a summary of any proposed amendments or changes anticipated to be made to the Company Plans at any time within the twelve months immediately following the date hereof, and (E) for the three most recent years (1) the Form 5500 and attached schedules, (2) audited financial statements and (3) actuarial valuation reports.

(iii)           (A) Each Company Plan has been established and administered in accordance with its terms, and in material compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (B) each Company Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (C) no event has occurred and, to the knowledge of the Company, no condition exists that would subject the Company or any of the Subsidiaries, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (D) no “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in liability, no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code or Section 502 of ERISA) or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Company Plan; (E) there is no present intention that any Company Plan be materially amended, suspended or terminated, or otherwise modified to change benefits (or the levels thereof) under any Company Plan at any time within the twelve months immediately following the date hereof and (F) neither the Company nor any of the Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Company or any of the Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable law.

(iv)           No Company Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and neither the Company, its Subsidiaries nor any member of their Controlled Group has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any multiemployer plan.

(v)           With respect to any Company Plan, (A) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, (B) to the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims, (C) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the “PBGC”) in respect of any Company Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, and (D) to the knowledge of the Company, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, threatened or in progress (including, without limitation, any routine requests for information from the PBGC).

(vi)           No Company Plan exists that, as a result of the execution of the Transaction Documents, the Shareholder Approval or the transactions contemplated by the Transaction Documents (whether alone or in connection with any subsequent event(s)), or as a result of the exercise of the Warrants could (A) result in severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (B) accelerate the time of payment or vesting, or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans, (C) limit or restrict the right of the Company to merge, amend or terminate any of the Company Plans, (D) cause the Company to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (E) result in payments under any of the Company Plans which would not be deductible under Section 280G of the Code

(mm)           Guarantee and Collateral Agreement; Cash Collateral Agreement.  The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Purchasers, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Collateral Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 3 to the Guarantee and Collateral Agreement in appropriate form are filed in the offices specified on Schedule 3 to the Guarantee and Collateral Agreement, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Subsidiary Note Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 8(d) of the Notes).  When duly executed and delivered, the Cash Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Purchasers, a legal, valid, perfected and enforceable security interest in the collateral described therein.

Each of the Purchasers acknowledges and agrees that the Company has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.1.

3.2           Representations and Warranties of the Purchasers.  Each Purchaser hereby, for itself and for no other Purchaser, severally and not jointly represents and warrants as of the date hereof and as of the Closing Date to the Company as follows:

(a)           Organization; Authority.  Such Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate, limited liability company or partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder.  The execution, delivery and performance by such Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of such Purchaser.  Each Transaction Document to which it is a party has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)           Own Account.  Such Purchaser understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no arrangement or understanding with any other persons regarding the distribution of such Securities (this representation and warranty not limiting such Purchaser’s right to sell the Securities pursuant to a Registration Statement or otherwise in compliance with applicable federal and state securities laws) in violation of the Securities Act or any applicable state securities law.  Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business.  Such Purchaser does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

(c)           Purchaser Status.  At the time such Purchaser was offered the Securities, it was, and at the date hereof it is, and on each date on which it receives the Warrant Shares, it will be either:  (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.  Such Purchaser was not organized for the purpose of acquiring the Warrant Shares and is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

(d)           Experience of Such Purchaser.  Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment.  Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(e)           General Solicitation.  Such Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(f)           Access to Information.  Such Purchaser acknowledges that it has reviewed the SEC Reports and the Transaction Documents and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and the Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospectus sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the Securities.  Neither such inquiries nor any other investigation conducted by or on behalf of such Purchaser or its representatives or counsel shall modify, amend or affect such Purchaser’s right to rely on the truth, accuracy and completeness of the

SEC Reports and the Transaction Documents, and the Company’s representations and warranties contained in the Transaction Documents.

(g)           Fees and Commissions.  No brokerage or finder’s fees, commissions or other forms of consideration are or will be payable by such Purchaser to any Intermediary with respect to the transactions contemplated by the Transaction Documents.  The Company shall have no obligation with respect to any fees or with respect to any claims against the Purchasers made by or on behalf of Persons for fees of a type contemplated in this Section 3.2(g) that may be due in connection with the transactions contemplated by the Transaction Documents

(h)           No Conflicts.  The execution, delivery and performance of the Transaction Documents by such Purchaser, the purchase of the Securities and the consummation by such Purchaser of the other transactions contemplated hereby and thereby do not and will not (i) breach or conflict with or violate any provision of such Purchaser’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) breach or conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of such Purchaser, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a debt of such Purchaser or otherwise) or other understanding to which such Purchaser is a party or by which any property or asset of such Purchaser is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any Law to which such Purchaser is subject (including federal and state securities laws and regulations), or by which any property or asset of such Purchaser is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to have a material adverse effect on the Purchasers’ ability to consummate the transactions contemplated by the Transaction Documents.

(i)           Consents.  All consents, approvals, orders and authorizations required on the part of such Purchaser in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated therein have been obtained and are effective as of the date hereof.

(j)           Confidentiality.  Each Purchaser has maintained the confidentiality of all disclosures made to it in connection with the Transaction Documents and the transactions contemplated thereby (including the existence and terms of the Transaction Documents and the transactions contemplated thereby) in accordance with the terms of the Non-Disclosure Agreement, dated May 6, 2009 (the “Confidentiality Agreement”), by and between the Company and Sageview Capital LP.

The Company acknowledges and agrees that each Purchaser does not make or has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.2.

ARTICLE IV                                OTHER AGREEMENTS OF THE PARTIES

4.1           Transfer Restrictions.  (a) Each Purchaser acknowledges and understands, severally and not jointly, that (i) the Securities may only be disposed of in compliance with state and federal securities laws and (ii) in connection with any transfer of Securities (other than (w) pursuant to an effective registration statement or Rule 144, (x) to the Company or any Subsidiary, (y) to an Affiliate of a Purchaser or (z) solely with respect to the Warrants and the Warrant Shares, pursuant to any tender offer, exchange offer, merger, consolidation, reclassification, reorganization, recapitalization or other similar transaction in which stockholders of the Company are offered, permitted or required to participate as holders of the Company’s capital stock), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor (which may be in-house counsel of the transferor, if applicable) and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act.  As a condition of transfer (other than (A) pursuant to an effective registration statement or Rule 144 or (B) solely with respect to the Warrants and the Warrant Shares, pursuant to a transfer contemplated by Section 4.6(iii) of the Warrant), any such transferee shall agree in writing to be bound by the terms of Section 4.1 of this Agreement and the terms of such Securities being transferred and shall have the rights of a Purchaser, except as otherwise set forth in the Transaction Documents, under the Transaction Documents.  Any transfer or purported transfer of the Securities in violation of this Section 4.1 shall be void.

(a)           The Purchasers agree to the imprinting, so long as is required by this Section 4.1(b), of a legend on any of the Securities (and any certificates or instruments representing the Securities) in the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

Certificates evidencing the Securities shall not contain any legend (including the legend set forth in this Section 4.1(b)), (i) following any sale of such Securities pursuant to Rule 144, or (ii) if such Securities are eligible for sale under Rule 144(b)(1), or (iii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission).  The Company shall cause its counsel to issue a legal opinion to the Company’s transfer agent promptly after the effective date of a registration statement covering the Warrants or the Warrant Shares if required by the Company’s transfer agent to facilitate transfers under such registration statement.  The Company agrees that at such time as such legend is no longer required under this Section 4.1(b), it will, no later than three Trading Days following the delivery by a Purchaser to the Company or the

Company’s transfer agent of a certificate representing the Securities issued with a restrictive legend and such documentation as reasonably and customarily required by Company Counsel in connection with its issuance of the legal opinion required hereunder or the transfer agent, deliver or cause to be delivered to such Purchaser a certificate representing such Securities that is free from all restrictive and other legends.  The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section.  If requested by a Purchaser, certificates for Warrant Shares of such Purchaser subject to legend removal hereunder shall be transmitted by the transfer agent of the Company to such Purchaser by crediting the account of such Purchaser’s prime broker with the Depository Trust Company System.

(b)           Each Purchaser, severally and not jointly with the other Purchasers, agrees that the removal of the restrictive legend from certificates representing Securities as set forth in this Section 4.1 is predicated upon the Company’s reliance that the Purchaser will sell any Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom.

4.2           Acknowledgement of Dilution.  The Company acknowledges that the issuance of the Warrant Shares may result in dilution of the outstanding shares of Class A Common Stock, which dilution may be substantial under certain market conditions. The Company further acknowledges that its obligations under the Transaction Documents, including without limitation its obligation to issue the Warrant Shares pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against any Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.

4.3           Furnishing of Information.  As long as any Purchaser owns Securities, the Company covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act.  As long as any Purchaser owns Securities, but only until such Securities may be sold under Rule 144(b)(1) and the second sentence of Rule 144(b)(1) has been satisfied with respect to the Purchasers, if the Company is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to the Purchasers and make publicly available in accordance with Rule 144(c) such information as is required for the Purchasers to sell the Securities under Rule 144.  The Company further covenants that it will take such further action as any holder of Securities may reasonably request, all to the extent required from time to time to enable such Person to sell such Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

4.4           Integration.  The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchasers or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

4.5           Securities Laws Disclosure; Publicity; Confidentiality.  (a) As promptly as practicable and in any event in accordance with the Commission’s rules and regulations, the Company shall cause a Current Report on Form 8-K to be transmitted to the Commission for filing, which Form 8-K shall be reasonably acceptable to each Purchaser, shall disclose the material terms of the transactions contemplated hereby, and shall attach forms of the Transaction Documents thereto.  The Company and each Purchaser shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor any Purchaser shall issue any such press release or otherwise make any such public statement without the prior consent of the Company and such Purchaser, which consent shall not unreasonably be withheld, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of, and an opportunity to comment on (and consider such comments in good faith), such public statement or communication.  In the event of a breach of the foregoing covenant by the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees and agents, in addition to any other remedy provided herein or in the Transaction Documents, a Purchaser shall have the right to make, public disclosure in the form of a press release, public advertisement or otherwise, of such material nonpublic information without the prior approval by the Company, its Subsidiaries, or any of its or their respective officers, directors, employees or agents, provided that such Purchaser gives the Company at least two (2) Trading Days’ notice of its intention to make such public disclosure and provides such intended disclosure to the Company.  No Purchaser shall have any liability to the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, shareholders or agents for any such disclosure.

(a)           Each Purchaser, severally and not jointly with the other Purchasers, covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company as described in this Section, such Purchaser will maintain, the confidentiality of all disclosures made to it in connection with the Transaction Documents and the transactions contemplated thereby (including the existence and terms of the Transaction Documents and the transactions contemplated thereby) in accordance with the terms of the Confidentiality Agreement.

4.6           Form D; Blue Sky Filings.  The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to each Purchaser promptly after such filing.  The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Purchasers at the Closing and issuance to the Purchasers pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of any such action so taken to the Purchasers on or prior to the Closing Date.  The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

4.7           Shareholder Rights Plan; Charter Amendments.  The Company agrees that it shall not take any action to amend, modify or supplement the NOL Rights Agreement, or adopt,

propose or implement any other shareholder rights plan, in each case, that is adverse to the Purchasers and their Affiliates relative to the terms of the NOL Rights Agreement in effect on the date hereof.  The Company shall conduct its business in a manner so that it will not become subject to the Investment Company Act.  The Company agrees that it will not directly or indirectly (whether by resolution, amendment, merger, consolidation or otherwise) amend its certificate of incorporation or bylaws in any manner that would directly or indirectly adversely affect the ability of the Purchasers to transfer the Securities to any Person (taking into account the terms of the relevant Securities and Section 4.1 of this Agreement), to exercise the Warrants or to take any action with respect to the Company and its securities otherwise permitted under the Standstill Agreement.  The Company agrees that in the event that a Trigger Event (as such term is defined in the NOL Rights Agreement) has occurred, unless and to the extent the Purchasers shall otherwise consent in writing, the Board will exercise its option under Section 27 of NOL Rights Agreement to exchange Class A Common Shares for all or part of the then outstanding Rights (as such term is defined in the NOL Rights Agreement) at the exchange ratio set forth therein.

4.8           Reimbursement.  If any Purchaser Party becomes involved in any capacity in any Proceeding with respect to a Covered Matter (whether or not a party thereto), the Company will reimburse such Purchaser Party for its reasonable legal and other expenses (including the cost of any investigation preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred.  The reimbursement obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and the Purchaser Parties.  The Company also agrees that no Purchaser Party shall have any liability to the Company or any Person asserting claims on behalf of or in right of the Company solely as a result of acquiring the Securities under the Transaction Documents (unless such claim is against a Purchaser and arises primarily from a breach of such Purchaser’s representations, warranties or covenants under the Transaction Documents or any agreements a Purchaser may have with any such stockholder or any violations by the Purchaser of state or federal securities laws or any conduct by a Purchaser which constitutes fraud, gross negligence, willful misconduct or malfeasance).

4.9           Indemnification of Purchasers.  Subject to the provisions of this Section 4.9, the Company will indemnify and hold each of the Purchasers, its Affiliates and its and its Affiliates’ respective directors, officers, managers, shareholders, members, partners, employees and agents (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to any of the following (each, a “Covered Matter”): (a) any breach of any of the representations, warranties, covenants or agreements made by the Company or any of its Subsidiaries in this Agreement or in the other Transaction Documents, (b) any Proceeding against a Purchaser Party, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of such Purchaser, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of a Purchaser’s representations, warranties or covenants under the Transaction Documents or any agreements a Purchaser may have with any such stockholder or any violations by the Purchaser of state or federal securities laws or any conduct by such Purchaser which constitutes fraud, gross negligence, willful misconduct or malfeasance) or (c) any Proceeding arising directly or indirectly out of such Purchaser Party’s ownership of the Securities or the actual, alleged or deemed control or ability to influence the Company or any of its Subsidiaries (unless such action is based upon conduct by such Purchaser Party which constitutes fraud, gross negligence, willful misconduct or malfeasance).  If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing that is reasonably acceptable to such Purchaser Party.  Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that any of the following apply (in which case such separate counsel shall be at the expense of the Company): (x) the employment thereof has been specifically authorized by the Company in writing, (y) the Company has failed after a reasonable period of time to assume such defense and to employ counsel reasonably acceptable to such Purchaser Party or (z) in such action there is, based upon the advice of such separate counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party.  The Company will not be liable to any Purchaser Party under this Agreement (i) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; or (ii) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser’s breach of any of the representations, warranties, covenants or agreements made by the Purchasers in this Agreement or in the other Transaction Documents.  The Company agrees that it will not, without the prior written consent of any Purchaser Party, settle, compromise or consent to the entry of any judgment in any Covered Matter to which such Purchaser Party is a party or has been threatened to be made a party unless such settlement, compromise or consent includes an unconditional release of such Purchaser Party from all liability, without future obligation or prohibition on the part of such Purchaser Party, arising or that may arise out of such Covered Matter, and does not contain an admission of guilt or liability on the part of such Purchaser Party.

4.10           Reservation of Class A Common Stock.

(a)           As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of any rights of first refusal, preemptive rights, rights of participation and similar rights, a sufficient number of shares of Class A Common Stock for the purpose of enabling the Company to issue Warrant Shares pursuant to the Transaction Documents.

(b)           If, on any date, the number of authorized but unissued (and otherwise unreserved) shares of Class A Common Stock is less than the Required Minimum on such date, then the Board of Directors shall use commercially reasonable efforts promptly to amend the Company’s certificate of incorporation to increase the number of authorized but unissued shares of Class A Common Stock to at least the Required Minimum at such time.

(c)           The Company shall, if applicable:  (i) in the time and manner required by the Trading Market, prepare and file with such Trading Market an additional shares listing application covering a number of shares of Class A Common Stock at least equal to the Required Minimum on the date of such application, (ii) take all steps necessary to cause such shares of Class A Common Stock to be approved for listing on the Trading Market promptly thereafter, (iii) provide to the Purchasers evidence of such listing, and (iv) maintain the listing of such Class A Common Stock on any date at least equal to the Required Minimum on such date on such Trading Market or another Trading Market.

4.11           Listing of Class A Common Stock.  The Company hereby agrees to use commercially reasonable efforts to maintain the listing of the Class A Common Stock on a Trading Market, and as soon as reasonably practicable following the Closing (but not later than the Initial Exercise Date (as such term is defined in the Warrants)) to list all of the Warrant Shares on such Trading Market.  The Company further agrees, if the Company applies to have the Class A Common Stock traded on any other Trading Market, it will include in such application all of the Warrant Shares, and will take such other action as is necessary to cause all of the Warrant Shares to be listed on such other Trading Market as promptly as possible.  The Company will take all action reasonably necessary to continue the listing and trading of its Class A Common Stock on a Trading Market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market.

4.12           Participation Rights.

(a)           From the Closing until such time as the Beneficial Ownership Percentage of a Purchaser is less than 5%, neither the Company nor any Subsidiary shall issue any Common Stock, Common Stock Equivalents or other equity securities (each, “Participation Securities”) to any Person, unless the Company or such Subsidiary offers the right (the “Participation Right”) to such Purchaser to purchase its pro rata portion (as specified below) of such Participation Securities at the same price per security (payable in cash) and otherwise upon the same terms and conditions as those offered to such Person in accordance with the procedures set forth in this Section 4.12; provided that Participation Rights shall not be applicable to any Exempt Issuance or the issuance of any Participation Securities to the Company or any wholly-owned Subsidiary.

(b)           The Company shall send a written notice (the “Participation Rights Notice”) to the Purchasers stating the number of Participation Securities to be offered, a description of the terms of such Participation Securities if not Class A Common Stock, the price and terms on which it proposes to offer such Participation Securities (including a description of any non-cash consideration and the Fair Market Value thereof), and a reference to the Purchasers’ Participation Rights hereunder.

(c)           Within fifteen (15) days after the delivery of the Participation Rights Notice, each Purchaser may elect by written notice to the Company, to purchase such Participation Securities, at the price and on the terms specified in the Participation Rights Notice (or, if such price includes non-cash consideration, an amount of cash equal to the Fair Market Value thereof), up to an amount (such amount, the “Participation Amount”) equal to the product of (i) the number of Participation Securities of each class offered for sale multiplied by (ii) the quotient obtained by dividing (x) the number of shares of Common Stock Beneficially Owned by such Purchaser, by (y) the Common Stock Outstanding.  Such exercise notice will set forth the number of Participation Securities of each class being purchased by such Purchaser and such Purchaser shall be permitted to assign all or any portion of its right to purchase Participation Securities to any Affiliate of such Purchaser.

(d)           The Company may offer the Participation Securities specified in the Participation Rights Notice in excess of the aggregate Participation Amounts of the Purchasers, if any, to any Person or Persons at a price not less than, and on terms no more favorable to such offerees than, those set forth in such Participation Rights Notice, at any time beginning fifteen (15) days after the Participation Rights Notice is sent but on or before the 90th day after the Participation Rights Notice is sent.

(e)           The closing of the purchase of Participation Securities by the Purchasers pursuant to this Section 4.12 shall occur as promptly as practicable following the notice to the Company by the Purchasers to exercise their Participation Rights; provided that such closing shall be subject to and shall occur not earlier than the later of (x) concurrently with the closing of the purchase of Participation Securities by such offeree and (y) twenty (20) days after delivery of written notice by the Purchasers of their election to purchase such Participation Securities (unless the delay with respect to the purchase by the Purchasers results from the requirement to obtain regulatory approval for the purchase by a Purchasers that is not required for purchasers which are not Purchasers, in which case the closing of the purchase by such Purchasers shall occur promptly after receipt of such regulatory approval).  The closing of the purchase of Participation Securities by the Purchasers pursuant to this Section 4.12 shall also be subject to the receipt of any necessary regulatory approvals, the expiration of any required waiting periods and applicable law.  Unless otherwise set forth in writing by the Company, the Company shall have no obligation to consummate the issuance to such third-party offerees giving rise to the Participation Rights.

4.13           Short Sales After the Date Hereof.  Each Purchaser severally and not jointly with the other Purchasers covenants that neither it nor any of its Affiliates acting on its behalf or pursuant to any understanding with it will execute any Short Sales with respect to shares of Class A Common Stock after the date hereof and ending on the earlier of (i) the date on which such Purchaser and its Affiliates have exercised all of the Warrants held by them and (ii) the date on which such Purchaser and its Affiliates have transferred all of the Warrants to Persons who are not Affiliates of such Purchaser.  Notwithstanding the foregoing, (a) in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement and (b) nothing in this Section 4.13 shall restrict the ability of a Purchaser or any of its Affiliates to outright sell, distribute or transfer any Securities or other securities.

4.14           Reasonable Best Efforts.  Each party shall use its reasonable best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Section 2.3 of this Agreement.

4.15           No Inconsistent Agreement or Actions.  From the date hereof until later of (a) the date on which no Notes are outstanding and (b) the date on which the Purchasers have exercised all of the Warrants in full, the Company and its Subsidiaries shall not enter into any Contract that limits or restricts in any material respect the Company’s or any Subsidiary’s ability to perform under, or take any other voluntary action to avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it under, any of the Transaction Documents.

4.16           Subsidiary Loan Parties.  The Company shall, and shall cause the Subsidiary Note Parties (as applicable from time to time), to enter into the Guarantee and Collateral Agreement.

4.17           Antitrust Approval.  The Company and the Purchasers acknowledge that one or more filings under the HSR Act or a foreign antitrust law may be necessary in connection with the issuance of the Warrant Shares and/or the exercise of the rights pursuant to Section 4.12. Promptly upon the request of a Purchaser, to the extent a filing is required under the HSR Act or any foreign antitrust requirements in connection with any proposed exercise of the Warrants and/or the exercise of the rights pursuant to Section 4.12, the Company and the Purchasers shall (a) file with the proper authorities all forms and other documents necessary to be filed pursuant to the HSR Act or such foreign antitrust requirement, and the regulations promulgated thereunder, in connection with the issuance of Warrant Shares and/or the exercise of the rights pursuant to Section 4.12 and (b) shall cooperate reasonably with each other in promptly producing such additional information as those authorities may reasonably require to comply with statutory requirements of the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Authority.  For the avoidance of doubt, the foregoing covenant shall apply to both the Company and the Purchasers at any time after the Closing Date (notwithstanding that Warrants may not be exercisable at such time and more than one such request may be made by the Purchasers with respect to the Warrant Shares).  The Company shall pay or reimburse all fees and expenses payable to Governmental Authorities in connection with any filings made pursuant to this Section 4.17 but shall not be responsible for any fees and expenses incurred in connection with any “second request” or other request for information that is similar in scope to a “second request,” in each case as required by any such Governmental Authority.

4.18           Use of Proceeds.  The Company shall use the proceeds from the sale of the Notes and the Warrants hereunder (i) for the purchase of the 2007 Notes upon the terms and subject to the conditions set forth in the 2007 Note Purchase Agreement, (ii) to prepay $5 million of the outstanding amounts due under the GE Credit Facility upon the terms and subject to the conditions set forth in the GECC Amendment Agreement, (iii) for the payment of any fees, costs and expenses incurred in connection with the negotiation, execution and delivery of, and the consummation of the transactions contemplated by, the Transaction Documents, the 2007 Note Purchase Agreement and the GECC Amendment Agreement, (iv) to fund the Account (as defined in the Cash Collateral Agreement) and (v) for other general corporate purposes.

4.19           Anti-Takeover Laws. Without limiting Section 3.1(y), in the event that any state anti-takeover or other similar Law (including Section 203 of the DGCL) is or becomes applicable to the Transaction Documents or any of the transactions contemplated thereby, the Company and the Purchasers shall use their respective commercially reasonable efforts to ensure that the transactions contemplated by the Transaction Documents may be consummated as promptly as practicable on the terms and subject to the conditions set forth in the Transaction

Documents and otherwise to minimize the effect of such Law on the Transaction Documents and the transactions contemplated thereby.

4.20           Purchase Price Allocation.  As soon as practicable after the Closing, the Company shall deliver to each Purchaser a statement allocating the Subscription Amount among the Notes and the Warrants for tax purposes.   If within ten (10) days after the delivery of such statement any Purchaser notifies the Company in writing that such Purchaser objects to such allocation, the Company and such Purchaser shall use commercially reasonable efforts to resolve such dispute within twenty (20) days.  In the event that such Purchaser and the Company are unable to resolve such dispute within such time period, the Company and such Purchaser shall jointly retain a nationally recognized accounting firm (the “Appraisal Firm”) to resolve such dispute, whose determination shall be final and binding on the parties.  The costs, fees and expenses of the Appraisal Firm shall be borne equally by the Company, on the one hand, and the Purchaser, on the other hand.  The Company and the Purchasers agree to be bound for all tax purposes by the allocation, and shall not take any contrary tax position regarding such allocation, unless otherwise required pursuant to a “determination” (as defined in Section 1313(a) of the Code) or a comparable concept under applicable Law or otherwise required pursuant to applicable Law.

4.21           Information Rights.

(a)           For so long as a Purchaser Nominated Director is a member of the Board of Directors or the Purchaser Director Entitlement or Purchaser Observer Entitlement is greater than zero Directors or zero Observers, respectively (the “Information Rights Period”), the Company will deliver or make available to the Purchasers the following information (which may occur by filing such information with the Commission):

(i)           at least thirty (30) days prior to the commencement of each fiscal year of the Company, an annual budget of the Company and financial forecasts for the next five fiscal years of the Company (it being understood that the initial budget and forecasts after the Closing Date shall be in a form with such information and other data as is reasonably satisfactory to the Majority Holders on the Closing Date and, except as otherwise agreed by the Majority Holders, each budget and forecast thereafter shall be prepared in a similar form with corresponding information);

(ii)           as soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and consolidated statements of income and cash flows of the Company and its Subsidiaries for such year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, with the opinion of the independent registered public accounting firm selected by the Audit Committee of the Board of Directors with respect to such financial statements;

(iii)           as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of each such quarterly period, and unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such period and for the current fiscal year to date, prepared in accordance with GAAP and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, subject to changes resulting from normal year-end audit adjustments, all in reasonable detail, except that such financial statements need not contain the notes required by GAAP;

(iv)           promptly following any distribution of reports, documents or other materials to members of the Board of Directors in their capacities as directors, copies of all such reports, documents and other materials distributed, provided or otherwise made available to the Board of Directors; and

(v)           such other financial, management and operating reports of the Company and the Subsidiaries (including with respect to the Phase I Subsidiary, ADM and the Subsequent Phase Subsidiaries (as defined in the Notes)) reasonably requested by such Purchaser.

(b)           During the Information Rights Period with respect to a Purchaser, the Company shall (and shall cause its Subsidiaries to) (i) afford to such Purchaser and, if reasonably requested, the accountants, counsel and other representatives and agents of such Purchaser (collectively, the “Representatives”) reasonable access to its properties, records, books and Contracts during normal business hours upon reasonable notice as such Persons may reasonably request and (ii) make available to such Purchaser and its Representatives the appropriate individuals for discussions of its business, properties and personnel upon reasonable notice as such Purchaser or its Representatives may reasonably request.

4.22           Freedom to Pursue Opportunities.  Each of the parties hereto expressly acknowledges and agrees that:  (a) each Purchaser, Purchaser Nominated Director (including the Initial Purchaser Director and the Second Purchaser Director) and Observer has the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly engage in the same or similar business activities or lines of business as the Company or any of its Subsidiaries including those deemed to be competing with the Company or any of its Subsidiaries so long as such Purchaser, Purchaser Nominated Director and/or Observer is complying with the provisions of Section 4.27 hereof or any confidentiality or non-disclosure agreement or duty to or by which such Person is a party or bound; and (b) in the event that a Purchaser, Purchaser Nominated Director (including the Initial Purchaser Director and the Second Purchaser Director) or Observer acquires knowledge, without the use of the Company’s or any of its Subsidiaries’ confidential or proprietary information, of a potential transaction or matter that may be a corporate opportunity for each of the Company or any of its Subsidiaries and such Purchaser, Purchaser Nominated Director (including the Initial Purchaser Director and the Second Purchaser Director) or Observer, such Person shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of its Subsidiaries, as the case may be, and, notwithstanding any provision of the Transaction Documents to the contrary, so long as no confidential or proprietary information of the Company or any of its Subsidiaries is disclosed or used in pursuing or acquiring such opportunity, shall not be liable to the Company or its Affiliates for breach of any duty (contractual or otherwise) by reason of the fact that such Purchaser, Purchaser Nominated Director (including the Initial Purchaser Director and the Second Purchaser Director) or Observer, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company.

4.23           Board Membership and Observation.

(a)           As soon as reasonably practicable (but, in any event, within two Trading Days) after the later of (x) the completion of the Shareholder Meeting at which the stockholders of the Company have approved, for purposes of the listing rules of NASDAQ, the Second Director Right (the “Second Director Approval”) and (y) the delivery of a Second Director Notice, unless the Purchaser Director Entitlement is fewer than two Directors at such time and subject to the limitations set forth in this Section 4.23, the Company shall take all action necessary to cause the Board of Directors to be expanded by one Director and to cause such newly created vacancy to be filled with a designee (the “Second Purchaser Director”) identified to the Company by the Purchaser in writing prior to such date (the “Second Director Notice”).

(b)           Subject to the limitations set forth in this Section 4.23, the Majority Holders shall have the right to designate in writing for nomination a number of Directors equal to the Purchaser Director Entitlement (each, a “Purchaser Nominated Director”), and the Company shall nominate and recommend such Directors for election to the Board of Directors as part of the slate that is included in the proxy statement (or consent solicitation or similar document) of the Company relating to the election of Directors by the holders of Common Stock and shall use its commercially reasonable efforts to cause each Purchaser Nominated Director to be elected to the Board of Directors, including providing a substantially similar level of support with respect to causing the election of each Purchaser Nominated Director as the Company provides to any other Director standing for election as part of the Company’s slate of Directors.

(c)           So long as the Majority Holders have the right to nominate a Purchaser Nominated Director, should such Purchaser Nominated Director no longer be acting in such capacity by reason of death, disability, resignation or removal or for any other reason, the Majority Holders shall have the right to appoint a successor to such individual to fill the resulting vacancy in the Board of Directors.

(d)           Subject to the limitations set forth in this Section 4.23, the Majority Holders shall have the right to designate a number of observers equal to the Purchaser Observer Entitlement (each, an “Observer”) and each Observer upon execution and delivery of a customary confidentiality agreement reasonably acceptable to the Company, shall be entitled to (i) receive notice of any regular or special meeting of the Board of Directors (or of the adoption of any resolution of the Board of Directors by written consent) at the time such notice (or such written consent) is provided to the Directors, (ii) receive copies of any materials delivered to the non-employee Directors concurrently with their delivery to the non-employee Directors and (iii) attend and participate (but not vote) in all meetings of the Board of Directors and any committees thereof; provided, however, that (x) no Observer shall be entitled to receive any materials or to attend any such meeting if and to the extent any such materials or meeting addresses matters subject to the attorney-client privilege and (y) each of the Audit Committee, the Compensation Committee and the Nominating Committee (each, an “Independent Committee”) may hold executive sessions at which no Observer is permitted to be present in light of corporate governance concerns, or to comply with applicable Laws and the rules of the primary stock exchange on which the Class A Common Stock is then traded, in each case as reasonably determined in good faith by such Independent Committee.

(e)           Notwithstanding anything herein to the contrary, each Purchaser Nominated Director (including the Initial Purchaser Director and the Second Purchaser Director) and each Observer must be either (i) a founder, managing director or principal of Sageview Capital Master, L.P. (“Sageview”) or any of its Affiliates (each of the foregoing, a “Sageview Representative”) or (ii) otherwise reasonably acceptable to the Board of Directors.

(f)           Subject to the requirements of applicable Law and the rules of the Trading Market on which the Class A Common Stock is then traded, for as long as there is a Purchaser Nominated Director (including the Initial Purchaser Director and the  Second Purchaser Director) or the Purchaser Director Entitlement is not zero Directors, the Majority Holders shall be entitled to designate at least one Purchaser Nominated Director, and the Board shall appoint such Director, to serve on each standing committee of the Board (each, a “Committee”), except that where the requirements of applicable Law or  the rules of the Trading Market on which the Class A Common Stock is then traded prescribe certain qualifications for such service on a standing committee of a board of directors and such Purchaser Nominated Director does not meet such qualifications (excluding, for this purpose, the “exceptional and limited circumstances” exception under the Listing Rules of NASDAQ), the Majority Holders shall be entitled to have one Purchaser Nominated Director be an observer to such Committee, entitled to the same rights (and subject to the same limitations) with respect to such Committee as would apply to an Observer pursuant to Section 4.23(d).

(g)           During the period that a Purchaser Nominated Director (including the Initial Purchaser Director and the  Second Purchaser Director) is a Director, such Director shall be entitled to benefits under any director and officer insurance policy maintained by the Company to the same extent as any similarly situated Director.

(h)           The Company agrees that in respect of each Purchaser Nominated Director (including the Initial Purchaser Director and the  Second Purchaser Director) that is a Sageview Representative or is otherwise an employee, officer or director of Sageview or its Affiliates, the Company shall duly authorize and enter into an indemnification agreement substantially in the form attached hereto as Exhibit O (an “Indemnification Agreement”) with such Person or such other form of indemnification agreement as shall be reasonably acceptable to the Company and Sageview and each of the Company and Sageview agrees to negotiate in good faith to seek to agree to and implement such alternative form of indemnification agreement by August 31, 2009.

(i)           For so long as the Purchaser Director Entitlement is greater than zero Directors or the Purchaser Observer Entitlement is greater than zero Observers, the Company shall not permit the Board of Directors to exceed ten Directors (including any vacancies).

4.24           Shareholder Approval; Proxy Statement.  The Company agrees to use its reasonable best efforts to call and hold as promptly as reasonably practicable following the Closing Date a meeting of the stockholders of the Company to obtain the Shareholder Approval (the “Initial Shareholder Meeting”) and as promptly as reasonably practicable following the Closing Date (and in any event, no later than thirty (30) days after the Closing Date), the

Company will prepare and file with the Commission a proxy statement to be sent to the Company’s stockholders in connection with the Initial Shareholder Meeting (the “Proxy Statement”).  Subject to the Directors’ fiduciary duties, the Proxy Statement shall include the recommendation of the Board of Directors that the stockholders of the Company vote in favor of the Shareholder Approval.  If the Shareholder Approval is not obtained at the Shareholder Meeting, then the Company will use its reasonable best efforts to obtain the Shareholder Approval at up to two additional special and/or annual meetings of the stockholders (each, a “Subsequent Shareholder Meeting,” and each together with the Initial Shareholder Meeting, a “Shareholder Meeting”) prior to February 28, 2011 (the “Shareholder Approval Deadline”).  With respect to each Shareholder Meeting, the Company shall use its reasonable best efforts to solicit from the stockholders of the Company proxies in favor of the Shareholder Approval and to otherwise obtain the Shareholder Approval.  The Purchasers agree to furnish to the Company all information concerning the Purchasers and their Affiliates and each Purchaser Nominated Director as the Company may reasonably request in connection with any Shareholder Meeting.  The Company shall respond promptly to any comments received from the Commission with respect to the Proxy Statement (and each proxy statement filed with respect to any Subsequent Shareholder Meeting), and the Company shall cause the Proxy Statement to be mailed to the Company’s stockholders at the earliest practicable date.  The Company shall provide to the Purchasers, as promptly as practicable after receipt thereof, any written comments from the Commission or any written request from the Commission or its staff for amendments or supplements to the Proxy Statement (or any proxy statement filed with respect to any Subsequent Shareholder Meeting) and shall provide the Purchasers with copies of all correspondence between the Company, on the one hand, and the Commission and its staff, on the other hand, relating to the Proxy Statement (or any proxy statement filed with respect to any Subsequent Shareholder Meeting).  Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement, any proxy statement filed with respect to any Subsequent Shareholder Meeting or, in each case, any amendment or supplement thereto or responding to any comments of the Commission or its staff with respect thereto, the Company shall provide the Purchasers with a reasonable opportunity to review and comment on such document or response.  Notwithstanding anything to the contrary set forth herein, in no event shall the Company seek Shareholder Approval after the Shareholder Approval Deadline and in no event may the number of Shareholder Meetings exceed three.

4.25           Control Agreements.  Within thirty (30) days of the Closing Date (or such later date as the Majority Holders may consent to in writing), the Company and each Subsidiary Note Party shall have delivered account control agreements reasonably satisfactory to the Majority Holders, properly executed by the Company or any Subsidiary Note Party, as the case may be, and each bank or other financial institution at which the Company or any Subsidiary Note Party, as the case may be, maintains a deposit account or securities account, provided that no account control agreement shall be required to be delivered with respect to (i) any securities account or deposit account holding $100,000 or less, provided that the aggregate amount in all accounts not subject to control agreements shall not exceed $250,000 or (ii) any deposit account exclusively used for payroll, payroll taxes and other employee wage and benefits programs.

4.26           Access Digital Media Stock Options.  At or promptly (and, in any event, no later than 30 days) after the Closing, the Company shall complete the exchange of all of the outstanding options to acquire shares of common stock of Access Digital Media, Inc. (the “ADM

Options”) (each of which are set forth on Schedule 4.26) for the number of Company Options per holder of ADM Options as set forth on Schedule 4.26 and on such terms as shall be reasonably acceptable to the Purchasers (the “Exchange”).  Prior to completion of the Exchange, the Company shall obtain all necessary Approvals from the holders of the ADM Options and otherwise conduct such exchange in compliance with all applicable Laws.

4.27           Confidentiality.  Each Purchaser agrees that (i) it will keep confidential and will not disclose or divulge any confidential or proprietary information which such Purchaser may obtain from the Company, whether pursuant to financial statements, reports and other materials submitted by the Company to a Purchaser pursuant to Section 4.21 of this Agreement, pursuant to rights granted hereunder or otherwise (“Confidential Information”), and (ii) it will use Confidential Information only for purposes of enforcing this Agreement and the other agreements entered into by the parties in connection herewith and monitoring and valuing its investment in the Company, taking reasonable precautions to prevent disclosure to third parties of such information; provided, however, that a Purchaser may disclose Confidential Information (i) to its Representatives to the extent necessary to obtain their services in connection with its investment in the Company, provided such Representatives have been advised of and agree to observe the provisions of this Section 4.27, (ii) to any prospective purchaser of Securities from such Purchaser so long as such prospective purchaser agrees in writing to be bound by the provisions of this Section 4.27, (iii) to any Affiliate or partner of the Purchaser solely for the purpose of monitoring and valuing such Affiliate’s or partner’s investment in the Purchaser, (iv) if, and then only to the extent that, it is legally required to do so by a court or by governmental action or otherwise in connection with legal proceedings pursuant to a subpoena, civil investigative demand or similar process, (v) as may be requested to be included in any report, statement or testimony required or requested to be submitted by any governmental agency or municipal, state or national regulatory authority having jurisdiction over the Purchaser, provided such agency or regulatory authority is aware of the confidential nature of the information disclosed, and (vi) to the extent necessary in order to comply with any law, order, regulation, ruling or governmental request applicable to such Purchaser; provided that in the case of disclosure under clauses (iv), (v) or (vi) of this Section 4.27, to the extent legally permitted, the Purchaser provides prompt written notice of such disclosure to the Company and takes, at the Company’s expense, reasonable and lawful actions to avoid and/or minimize the extent of such disclosure and to obtain confidential treatment with respect to any information that is disclosed.  The provisions of this Section 4.27 shall survive the termination of this Agreement.  Notwithstanding the foregoing, Confidential Information shall not include information that (a) is available, or such information that becomes available, to the public other than through a breach of the provisions of this Section 4.27 by a Purchaser or its Representative, (b) was in the possession of such Purchaser or any of its Representatives prior to disclosure by the Company or (c) is disclosed to such Purchaser or any of its Representatives on a non-confidential basis by a third party provided that such third party was not known by such Purchaser to be bound by any confidentiality obligation to the Company in respect of such information.

4.28           Modification of Authorized Capitalization.  The Company shall not amend, supplement, alter change or otherwise modify its authorized capital stock without the prior written consent of the Majority Holders, except that the Company may increase its authorized capital stock (i) to include an additional 10,000,000 shares of capital stock which may be designated from time to time by the Board of Directors as Class A Common Stock or any class of Preferred Stock or (ii) if a Trigger Event (as such term is defined in the NOL Rights Agreement) has occurred and the Company is required to increase its authorized capital stock under the NOL Rights Agreement.

4.29           Protective Amendment.  The Company agrees to include in the proxy statement for its 2009 annual meeting of shareholders a proposal to its shareholders to adopt an amendment to the Fourth Amended and Restated Certificate of Incorporation of the Company or such other certificate of incorporation of the Company that may then be in effect, in a form reasonably acceptable to the Purchasers (the “Amendment”), that, except as otherwise expressly contemplated by this Section 4.29, restricts any Person from transferring or otherwise disposing of any Common Stock (or options, warrants or other rights to acquire Common Stock or securities convertible or exchangeable into Common Stock), to the extent that such transfer or disposition would (i) create or result in a Person or group becoming a five percent shareholder of the Company’s capital stock for purposes of Section 382 of the Code (a “Five Percent Shareholder”) or (ii) increase the stock ownership percentage of any existing Five Percent Shareholder.  The Company further agrees that the Amendment will not adversely affect the ability of the Purchasers to transfer the Securities to any Person (taking into account the terms of the relevant Securities and Section 4.1 of this Agreement), to exercise the Warrants or to take any action with respect to the Company and its securities otherwise permitted under the Standstill Agreement.  Promptly upon obtaining shareholder approval for the Amendment, but in no event no later than five (5) days thereafter, the Company agrees to cause such Amendment to be executed and filed with the Secretary of State of Delaware.

ARTICLE V                      MISCELLANEOUS

5.1           Termination.  This Agreement may be terminated either by the Company, or any Purchaser as to such Purchaser’s obligations hereunder only and without any effect whatsoever on the obligations between the Company and the other Purchasers, by written notice to the other parties, if the Closing has not been consummated on or before August 14, 2009; provided, however, that no such termination will affect the right of any party to sue for any breach by the other party (or parties).

5.2           Fees and Expenses.  At and after the Closing, subject to Section 2.2(b)(ii), the Company will reimburse the Purchasers for their reasonable out-of-pocket costs and expenses (including, without limitation, the fees of attorneys, accountants, consultants and other advisors) in connection with the Purchasers’ due diligence review of the Company and the Subsidiaries, the structuring of the transactions contemplated by the Transaction Documents and the negotiation, execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby (the “Expenses”).  Except for the foregoing and otherwise as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.  The Company shall pay all transfer agent fees, documentary, stamp or similar issue or transfer taxes and other taxes and duties levied in connection with the Transaction Documents and the delivery of any Securities at the Closing.

5.3           Entire Agreement.  The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.4           Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered electronically to the e-mail address set forth on the signature pages attached hereto prior to 5:30 p.m.  (New York City time) on a Trading Day and receipt of such notice or communication is acknowledged in writing (which may be by any return e-mail other than any automatically generated response e-mail), (b) the next Trading Day after the date of transmission, if such notice or communication is delivered electronically to the e-mail address set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m.  (New York City time) on any Trading Day and receipt of such notice or communication is acknowledged in writing (which may be by any return e-mail other than any automatically generated response e-mail), (c) the 2nd Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as set forth on the signature pages attached hereto.

5.5           Amendments; Waivers.  No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and each Purchaser who holds Securities or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

5.6           Headings.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

5.7           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser who holds Securities.  Any Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Securities (except any assignee or transferee who, together with its Affiliates, acquires less than $10,000,000 of aggregate principal amount of the Notes and less than 1,000,000 Warrant Shares and/or Warrants therefor shall not be entitled to the rights and benefits of Section 4.23) in accordance with and to the extent permitted by the Transaction Documents, provided, if, and to the extent required by Section 4.1, such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof that apply to the Purchasers.

5.8           No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.8, Section 4.9 and, with respect to each Purchaser Nominated Director (each of whom shall be a third party beneficiary thereof), Section 4.23(g) and (h).

5.9           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the following: (a) solely with respect to Section 4.22 (the “Delaware Provision”), the State of Delaware and (b) with respect to all other provisions of the Transaction Documents, the State of New York (including Section 5-1401 of the New York General Obligations Law).  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) (other than the Delaware Provision) shall be commenced exclusively in the state and federal courts sitting in the City of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents) (other than the Delaware Provision), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding.  With respect to any suit, action or proceeding arising from or related to the Delaware Provision, each party hereby irrevocable submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware or, solely in the event such court shall not accept jurisdiction thereof, any federal court sitting in the State of Delaware.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.  If either party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

5.10           Survival.  The representations, warranties covenants and other agreements contained herein shall survive the Closing and the delivery of the Notes and the Warrant Shares, as applicable, for the applicable statute of limitations.  Each Purchaser shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

5.11           Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that all parties need not sign the same counterpart.  In the event that any signature is delivered electronically, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such electronically delivered signature page were an original thereof.

5.12           Severability.  If any provision of this Agreement, or the application thereof, becomes or is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby, the remainder of this Agreement will continue in full force and effect, the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto and the parties will agree upon a valid and enforceable provision that is a reasonable substitute therefor and will achieve, to the extent possible, the economic, business and other purposes thereof, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

5.13           Rescission and Withdrawal Right.  Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

5.14           Replacement of Securities.  If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested.  The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities.

5.15           Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents.  The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.  The parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such specific performance or any other equitable relief.

5.16           Payment Set Aside.  To the extent that the Company makes a payment or payments to any Purchaser pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

5.17           Independent Nature of Purchasers’ Obligations and Rights.  The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document.  Nothing contained herein or in any Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents.  Each Purchaser shall be entitled independently to protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

5.18           Construction.  The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments hereto.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”  The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, will be deemed to refer to the date set forth in the first paragraph of this Agreement.  The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms.  All matters to be agreed to by any party hereto must be agreed to in writing by such party unless otherwise indicated herein.  References to agreements, policies, standards, guidelines or instruments, or to statutes or regulations, are to such agreements, policies, standards, guidelines or instruments, or statutes or regulations, as amended or supplemented from time to time (or to successors thereto).  The parties hereto agree that they have been represented by counsel during the negotiation and execution of the Transaction Documents and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ACCESS INTEGRATED TECHNOLOGIES, INC.	Address for Notice:
55 Madison Ave., Suite 300
Morristown, N.J. 07960
Email:gloffredo@cinedigm.com
Phone: (973) 290-0080
Fax: (973) 290-0081
By:	/s/ A. Dale Mayo
Name: A. Dale Mayo Title: Chief Executive Officer

With a copy to (which shall not constitute notice):

Kelley Drye & Warren LLP
101 Park Avenue
New York, New York 10178
Attention: Jonathan Cooperman
Email : jcooperman@kelleydrye.com
Phone : (212) 808-7800
Fax : (212) 808-7897

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOR PURCHASER FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

SAGEVIEW CAPITAL MASTER, L.P.			Address for Notice: Sageview Capital LP 245 Lytton Avenue, Suite 250 Palo Alto, CA 94301 Attention: Edward A. Gilhuly Email: ned@sageviewcapital.com Phone: (650) 473-5400 Fax: (650) 473-5401

By:	Sageview Capital GenPar, Ltd., its general partner

	By:	/s/ Barbara E. Parker
Name: Barbara E. Parker Title: Vice President

With a copy to (which shall not constitute notice):
Simpson Thacher & Bartlett LLP
2550 Hanover St
Palo Alto, California 94304
Attention: Chad Skinner
Email: cskinner@stblaw.com
Phone: (650) 251-5000
Fax: (650) 251-5002

ACCESS INTEGRATED TECHNOLOGIES, INC.

DISCLOSURE SCHEDULES

Attached hereto are the Schedules to that certain Securities Purchase Agreement, dated as of August 11, 2009 (the “Agreement”), by and among Access Integrated Technologies, Inc. d/b/a Cinedigm Digital Cinema Corp. (the “Company”) and the Purchasers identified on the signature pages thereto.  Capitalized terms used but not otherwise defined herein have the respective meanings ascribed to them in the Agreement.

Each Section referenced in the Schedules is a reference to the corresponding Section in the Agreement, except as otherwise provided herein; provided, however, that the inclusion of any matter in any Schedule shall also be deemed to be an inclusion in any other Schedule to the extent such inclusion is reasonably apparent on its face, including each representation and warranty to which it may relate.  The inclusion of a matter in the Schedules shall expressly not be deemed to constitute an admission by the Company, or otherwise imply, that such matter is material or creates a measure for materiality for the purposes of the Agreement.

Except as expressly set forth herein, nothing in the Schedules shall influence the construction or interpretation of any of the representations and warranties contained in the Agreement.  The headings contained in the Schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Schedules or the Agreement.

Schedule I

Purchasers

Name of Purchaser	Subscription Amount	Principal Amount of Notes	Warrants
Sageview Capital Master, L.P.	$75,000,000	$75,000,000	16,000,000

Schedule II

Voting Letter Signatories

Jeff Butkovsky
Wayne L. Clevenger
Gerald C. Crotty
Robert Davidoff
Matthew W. Finlay
Charles Goldwater
Gary S. Loffredo
A. Dale Mayo
Sueanne H. Mayo
Adam M. Mizel
Robert E. Mulholland
Carol Mulholland
Brian D. Pflug
Aquifer Capital Group, LLC
Aquifer Opportunity Fund, L.P.
CMNY Capital II, L.P.
MidMark Equity Partners II, L.P.
MidMark Investments, Inc.

Schedule 3.1(a)

Subsidiaries

Name of Subsidiary	Jurisdiction of Organization	Authorized	Issued and Outstanding
Access Digital Media, Inc. (“AccessDM”)	Delaware	50,000,000 shares of common stock	19,213,758 shares of common stock
Core Technology Services, Inc.	New York	1,000 shares of common stock	100 shares of common stock
Hollywood Software, Inc.	California	50,000,000 shares of common stock	10,000,000 shares of common stock
Fibersat Global Services, Inc.	Delaware	11,000 shares of stock of which 10,000 shares are designated common stock and 1,000 shares are designated preferred stock	100 shares of common stock
ADM Cinema Corporation	Delaware	1,000 shares of common stock	1,000 shares of common stock
Christie/AIX, Inc. (“Christie/AIX”)	Delaware	4,000,000 shares of common stock	795,000 shares of common stock
PLX Acquisition Corp.	Delaware	1,000 shares of common stock	100 shares of common stock
UniqueScreen Media, Inc.	Delaware
140,000 shares of stock of which 50,000 shares are designated Series A Convertible Preferred Stock, 30,000 shares are designated Series B Convertible Preferred Stock, 50,000 shares are designated as Series A Voting Common Stock and 10,000 shares are designated as Series B Non-Voting Common Stock
25,000 shares of Series A Convertible Preferred Stock 15,400 shares of Series B Convertible Preferred Stock 4,080 shares of Series A Voting Common Stock
Access Digital Cinema Phase 2, Corp.	Delaware	1,000 shares of common stock	100 shares of common stock
Vistachiara Productions, Inc. (“Vistachiara Productions”)	Delaware	1,000 shares of common stock	100 shares of common stock
Vistachiara Entertainment, Inc.	Delaware	1,000 shares of common stock	0

Access Digital Cinema Phase 2 B/AIX Corp.	Delaware	1,000 shares of common stock	100 shares of common stock

A.           There are 855,000 options to purchase the common stock of AccessDM outstanding (a description of these options is included on Schedule 4.26).  Pursuant to Section 4.26 of the Agreement, all of these options will be terminated at or promptly after the Closing (and, in any event no later than 30 days after the Closing) in exchange for a total of 171,000 options to purchase shares of Class A Common Stock.

B.           Pursuant to the Pledge Agreement, dated as of August 1, 2006, by and between AccessDM and General Electric Capital Corporation (“GE”), as administrative agent and collateral agent for certain lenders under the GE Credit Facility, AccessDM has granted a security interest in, and pledged, all of the issued and outstanding capital stock that it owns in Christie/AIX to GE, as administrative agent and collateral agent for the lenders under the GE Credit Facility.

C.           Pursuant to the Guarantee and Security Agreement, dated as of August 1, 2006, by and between C/AIX, each Grantor (as defined therein) from time to time party thereto and GE, as administrative agent and collateral agent, C/AIX and any subsidiary it may own and which becomes a Grantor have agreed to grant a security interest in, and pledge, all of the issued and outstanding capital stock of any entity that each of them may own from time to time to GE, as administrative agent and collateral agent for the lenders under the GE Credit Facility.

D.           Under the NOL Rights Agreement, dated as of August 10, 2009, a dividend of a right to purchase Series B Preferred Stock at a purchase price of $6.00 was declared and payable to the Class A Common Stock and such right attaches to the Class A Common Stock.

E.           On August 11, 2009, Access Digital Media, Inc. is issuing 5,372,411 shares of its common stock to the Company in consideration for $5,000,000.  The Company is pledging such shares pursuant to the Guarantee and Collateral Agreement.

F.           On August 11, 2009, Christie/AIX, Inc. is issuing 58,761 shares of its common stock to Access Digital Media, Inc. in consideration for $5,000,000. Access Digital Media, Inc. is pledging such shares to GE.

Schedule 3.1(d)

Conflicts

No representation or warranty is made as to whether or not (a) there will be an Event of Default (as defined in the GE Credit Facility) if after an Event of Default (as defined in the Notes) the legal and beneficial ownership of a majority of the economic and voting rights associated with the ownership of the outstanding voting stock of all classes of voting stock of Access DM changes as a result of the exercise of remedies under the Guarantee and Collateral Agreement or (b) there will be an Event of Default (as defined in the Security Agreements relating to the NEC Notes) if after an Event of Default (as defined in the Notes) the management, ownership or control of Access DM changes as a result of the exercise of remedies under the Guarantee and Collateral Agreement.

Schedule 3.1(g)

Capitalization

	Authorized	Issued & Outstanding

Class A Common Stock, Par Value $0.001(1)	65,000,000	27,820,060
Class B Common Stock, Par Value $0.001(2)	15,000,000	733,811
Total Common Stock	80,000,000	28,553,871
Undesignated Preferred Stock, Par Value $0.001	13,999,980	-
Series A 10% Non-voting Cumulative Preferred Stock	20	8
Series B Preferred Stock	1,000,000	0
Total Preferred Stock	15,000,000	8
Total Capital Stock	95,000,000	28,553,879
Potentially Issuable:
Company Stock Plan including:	3,700,000
Incentive Stock Options		694,093
Non-Qualified Stock Options		1,606,529
Restricted Stock		65,468
Restricted Stock Units (3)		1,101,356
Warrants issued in connection with July 2005 private placement	467,275	467,275
Warrants issued in connection with the conversion of all Convertible Debentures Warrants in August 2005	760,196	760,196
Preferred Warrants	1,400,000	1,400,000

Total Potentially Issuable	6,327,471	6,094,917
Sub-Total Potentially O/S Shares		34,648,796

Options to be issued to former ADM Option holders (4)		171,000
Total Potentially O/S Shares		34,819,796

(1) Net of 51,440 shares purchased by the Company and held as treasury stock.
(2) Shares of Class B Common Stock are supervoting 10:1 and are convertible to Class A Common Stock at any time on a 1:1 basis.
(3) Payable in cash or stock in the Company’s discretion.

(4) Includes options to purchase 171,000 shares of the Company’s Class A Common Stock issued to certain employees in exchange for their ADM Options pursuant to Section 4.26 of the Agreement.

The Company has reserved for issuance the following shares of its Class A Common Stock:

Shares to be issued pursuant to the following:	Number of Shares Reserved
Class B Common Stock	733,811
Company Stock Plan	71,807
July 2005 Private Placement Warrants	467,275
August 2005 Warrants	760,196
Preferred Warrants	1,400,000
2007 Notes	3,741,954

In the event that the Company is obligated to redeem the 2007 Notes pursuant to the terms thereof, the Company would be obligated to issue shares of its Class A Common Stock.

A. Dale Mayo is the beneficial and record holder of 733,811 shares of the Company’s Class B Common Stock.

Pursuant to that certain Engagement Letter, dated as of April 20, 2009, by and between the Company and Imperial Capital, LLC, as modified by the letter agreement, dated as of August 11, 2009, between the Company and Imperial Capital, LLC, the Company will issue warrants to purchase 750,000 shares of its Class A Common Stock to Imperial Capital, LLC at the Closing.

Pursuant to that certain Services Agreement, dated as of August 11, 2009, by and between Access Integrated Technologies, Inc. d/b/a Cinedigm Digital Cinema Corp. and Aquifer Capital Group, LLC, the Company will issue 100,000 shares of its Class A Common Stock to each of Adam Mizel and Aquifer Opportunity Fund, L.P. at the Closing.

Pursuant to the Employment Agreement, dated as of August 11, 2009, by and between the Company and Adam Mizel, the Company will issue options to purchase 450,000 shares of its Class A Common Stock to Adam Mizel.  These options will be granted under the Company Stock Plan using the standard Form of Non-Qualified Stock Option Agreement used for employees of the Company.

Under the NOL Rights Agreement, dated as of August 10, 2009, a dividend of a right to purchase Series B Preferred Stock at a purchase price of $6.00 was declared and payable to the Class A Common Stock and such right attaches to the Class A Common Stock.

On August 11, 2009, Access Digital Media, Inc. is issuing 5,372,411 shares of its common stock to the Company in consideration for $5,000,000.  The Company is pledging such shares pursuant to the Guarantee and Collateral Agreement.

On August 11, 2009, Christie/AIX, Inc. is issuing 58,761 shares of its common stock to Access Digital Media, Inc. in consideration for $5,000,000. Access Digital Media, Inc. is pledging such shares to GE.

Schedule 3.1(i)

Undisclosed Events, Liabilities and Developments

None.

Schedule 3.1(j)

Material Changes

A.           The  Series A 10% Cumulating Non-Voting Preferred Stock accrued dividends at a rate of 10% per annum.

B.           Pursuant to that certain Services Agreement, dated as of August 11, 2009, by and between Access Integrated Technologies, Inc. d/b/a Cinedigm Digital Cinema Corp. and Aquifer Capital Group, LLC, the Company will issue 100,000 shares of its Class A Common Stock to each of Adam Mizel and Aquifer Opportunity Fund, L.P. at the Closing.

C.           Under the NOL Rights Agreement, dated as of August 10, 2009, a dividend of a right to purchase Series B Preferred Stock at a purchase price of $6.00 was declared and payable to the Class A Common Stock and such right attaches to the Class A Common Stock.

D.           On August 11, 2009, Access Digital Media, Inc. is issuing 5,372,411 shares of its common stock to the Company in consideration for $5,000,000.  The Company is pledging such shares pursuant to the Guarantee and Collateral Agreement.

E.           On August 11, 2009, Christie/AIX, Inc. is issuing 58,761 shares of its common stock to Access Digital Media, Inc. in consideration for $5,000,000. Access Digital Media, Inc. is pledging such shares to GE.

Schedule 3.1(k)

Litigation

None.

Schedule 3.1(l)

Labor Relations

Labor Disputes:

None.

Collective Bargaining Agreements:

The Pavilion Theatre has one collective bargaining agreement between Access Integrated Technologies, Inc. and Motion Picture Projectionists, Video Technicians, Theatrical Employees & Allied Crafts Union Local 306 of the International Alliance of Theatrical Stage Employees and Moving Pictures Operators of the United States and Canada which is expired. However, the parties continue to operate as if under this collective bargaining agreement and to negotiate a renewal thereof.

Schedule 3.1(o)

Title to Assets

Agreements set forth under the subheading “Liens” on Schedule 3.1(jj).

Schedule 3.1(r)

Transactions with Affiliates

Services Agreement, dated as of August 11, 2009, by and between Access Integrated Technologies, Inc. d/b/a Cinedigm Digital Cinema Corp. and Aquifer Capital Group, LLC

Digital Cinema Agreement, dated as of September 18, 2006, by and between BP/KTF, LLC and Christie/AIX, Inc.

Master License Agreement, dated as of April 11, 2006, by and between Christie/AIX, Inc. and ADM Cinema Corporation.

On August 11, 2009, Access Digital Media, Inc. is issuing 5,372,411 shares of its common stock to the Company in consideration for $5,000,000.  The Company is pledging such shares pursuant to the Guarantee and Collateral Agreement.

On August 11, 2009, Christie/AIX, Inc. is issuing 58,761 shares of its common stock to Access Digital Media, Inc. in consideration for $5,000,000. Access Digital Media, Inc. is pledging such shares to GE.

Schedule 3.1(dd)

Net Operating Loss Carry-Forwards

ACCESS INTEGRATED TECHNOLOGIES, INC. & SUBS
dba CINEDIGM DIGITAL CINEMA CORP.
NET OPERATING LOSS ANALYSIS
AS OF MARCH 31, 2009

3/31/01	630,902
3/31/02	2,850,519
3/31/03	2,304,368
3/31/04	890,818
3/31/05	5,594,756
3/31/06	12,901,831
3/31/07	45,490,526
3/31/08	43,785,699
3/31/09	22,268,352

136,717,771

Access Integrated Technologies, Inc d/b/a Cinedigm Digital Cinema Corp. IRC Section 382 Study Section 382 Limitation Calculation
Date of Section 382 Ownership Change	11/10/03	3/29/06
Share price immediately prior to ownership change	5.50	12.65
# of shares outstanding prior to ownership change	5,122,974	17,035,939
Market cap	28,176,356	215,504,628
Section 382 rate	4.74%	4.36%
Annual Section 382 Limitation	1,335,559	9,396,002
NOL that is limited under Sec. 382	6,332,483	25,102,499

Access Integrated Technologies, Inc d/b/a Cinedigm Digital Cinema Corp. IRC Section 382 Study NOL Proration Calculation
NOL thru 3/31/03		5,785,789
Loss during fye 3/31/04	890,818
Prorated loss thru 11/10/03 (224 days)		546,694
NOL subject to limitation as of 11/10/03		6,332,483
NOL thru 3/31/05		12,271,363
Loss during fye 3/31/06	12,901,831
Prorated loss thru 3/29/06 (363 days)		12,831,136
NOL subject to limitation as of 3/29/09		25,102,499

As of July 13, 2009, the cumulative ownership shift since the March 29, 2006 Section 382 ownership change was 34.96%.

Schedule 3.1(gg)

Accountants

Eisner, LLP

Schedule 3.1(jj)

Material Agreements; Indebtedness; Liens; and Investment

Material Agreements

1.           Documents set forth on Schedule 3.1(r).

2.           Documents set forth under the subheadings “Indebedtedness” and “Investments” below.

3.           2007 Note Purchase Agreements.

4.           Employment Agreement, dated August 11, 2009, between the Company and Adam Mizel.

5.           NOL Rights Agreement, dated as of August 10, 2009.

6.           Class B Shares Letter Agreement.

7.           Securities Purchase Agreement, dated February 9, 2009, by and between the Company and Ullman Family Partnership, LP.

8.           Securities Purchase Agreement, dated February 10, 2009, by and between the Company and OCI-Cinedigm, LLC.

9.           Securities Purchase Agreement, dated August 24, 2007, by and among the Company and certain purchasers.

10.           Registration Rights Agreement, dated August 24, 2007 by and among the Company and certain purchasers.

11.           Common Stock Purchase Warrant, dated February 10, 2009, issued to OCI – Cinedigm, LLC to purchase 700,000 shares of Class A Common Stock.

12.           Common Stock Purchase Warrant, dated February 9, 2009, issued to the Ullman Family Partnership, LP to purchase 700,000 shares of Class A Common Stock.

13.           Warrants, dated as of July 19, 2005, issued to purchasers pursuant to Securities Purchase Agreement, dated as of July 19, 2005, by and among the Company and certain purchasers.

14.           Registration Rights Agreement, dated as of July 19, 2005 among the Company and certain purchasers.

15.           Warrants issued in November 2005 in connection with the conversion pursuant to a Letter Agreement dated August 2005 of all Convertible Debentures Warrants.

16.           Subordination and Intercreditor Agreement, dated as of August 9, 2007, by and among Christie Digital Systems, Inc., Christie/AIX, Inc. and General Electric Capital Corporation.

17.           Engagement Letter, dated May 28, 2009, by and between SG Americas Securities, LLC and the Company.

18.           Digital Cinema Deployment Agreement, dated September 14, 2005, by and among Buena Vista Pictures Distribution, Christie/AIX, Inc. and Christie Digital Systems USA, Inc.

19.           First Amendment to Digital Cinema Deployment Agreement, dated February 2006, by and among Buena Vista Pictures Distribution, Christie/AIX, Inc. and Christie Digital Systems USA, Inc.

20.           Second Amendment to Digital Cinema Deployment Agreement, dated July 6, 2006, by and among Buena Vista Pictures Distribution, Christie/AIX, Inc. and Christie Digital Systems USA, Inc.

21.           Third Amendment to Digital Cinema Deployment Agreement, dated July 6 2006, by and among Buena Vista Pictures Distribution, Christie/AIX, Inc. and Christie Digital Systems USA, Inc.

22.           Fourth Amendment to Digital Cinema Deployment Agreement, dated September 24, 2007, by and among Buena Vista Pictures Distribution, Christie/AIX, Inc. and Christie Digital Systems USA, Inc.

23.           Digital Cinema Domestic Deployment Agreement, dated March 10, 2008, by and among Access Digital Cinema Phase 2, Corp., Access Integrated Technologies, Inc. and Walt Disney Studios Motion Pictures.

24.           Digital Cinema Deployment Agreement, dated October 12, 2005, by and between Twentieth Century Fox Film Corporation and Christie/AIX, Inc.

25.           Amendment No. 1, dated June 30, 2006, to the Digital Cinema Deployment Agreement, dated October 12, 2005, by and between Twentieth Century Fox Film Corporation and Christie/AIX, Inc.

26.           Digital Cinema Deployment Agreement, dated March 7, 2008, by and between Twentieth Century Fox Film Corporation and Access Digital Cinema Phase 2 Corp. and Access Integrated Technologies, Inc.

27.           Amendment No. 1, dated February 25, 2009, to the Digital Cinema Deployment Agreement, dated March 7, 2008, by and among Twentieth Century Fox Film Corporation, Access Digital Cinema Phase 2 Corp. and Access Integrated Technologies, Inc.

28.           Settlement Agreement and Mutual Release, dated December 12, 2008, by and between Fox Entertainment Group, Inc. and Access Integrated Technologies, Inc.

29.           Digital Cinema Access Agreement, dated November 2005, by and between Sony Pictures Releasing Corporation and Christie/AIX.

30.           Amendment No. 1, dated July 2006, to the Digital Cinema Access Agreement, dated November 21, 2005, by and between Sony Pictures Releasing Corporation and Christie/AIX, Inc.

31.           Digital Cinema Deployment Agreement, dated February 16, 2009, by and among Columbia Pictures Industries, Inc., Sony Pictures Releasing Corporation, Access Digital Cinema Phase 2 Corp. and Access Integrated Technologies, Inc.

32.           Digital Cinema Access Agreement, dated March 10, 2008, by and between Universal Film Exchange LLP and Access Digital Cinema Phase 2 Corp.

33.           Digital Cinema Agreement, dated as of October 25, 2005, by and between Universal City Studios, LLP and Christie/AIX, Inc.

34.           Amendment No. 1, dated July 25, 2007, to the Digital Cinema Agreement, dated as of October 20, 2005, by and between Universal City Studios, LLP and Christie/AIX, Inc.

35.           Digital Cinema Agreement, dated as April 2006, by and between Warner Bros. Entertainment Inc. and Christie/AIX, Inc.

36.           Digital Cinema Agreement, dated as of January 1, 2007, by and between Paramount Pictures Corporation and Christie/AIX, Inc.

37.           Digital Cinema Deployment Agreement, dated as of March 10, 2008, by and between Paramount Pictures Corporation and Access Digital Cinema Phase 2 Corp.

38.           Digital Cinema Agreement, dated as of March 24, 2009, by and between Metro-Goldwyn-Mayer Distribution Co. and Christie/AIX, Inc.

39.           Digital Cinema Agreement, dated as of May 7, 2008, by and between Lions Gate Films Inc. and Christie/AIX, Inc.

40.           First Amendment to Digital Cinema Agreement, dated as of May 7, 2008, by and between Lions Gate Films Inc. and Christie/AIX, Inc.

41.           Digital Cinema Deployment Agreement, dated October 13, 2008, by and between Lions Gate Films Inc. and Access Digital Cinema Phase 2, Corp.

42.           Digital Cinema Agreement, dated as of September 4, 2008, by and between Overture Films, LLC and Christie/AIX, Inc.

43.           Digital Cinema Agreement, dated as of November 2005, by and between DreamWorks LLC and Christie/AIX, Inc.

44.           Master License Agreement, dated as of December 16, 2005, by and between Christie/AIX, Inc. and Carmike Cinemas, Inc.

45.           Master License Agreement, dated as of June 30, 2006, by and between Christie/AIX, Inc. and Rave Reviews Cinemas, LLC.

46.           Amendment No. 1 to Master License Agreement, dated as of April, 2007, by and between Christie/AIX, Inc. and Rave Reviews Cinemas, LLC.

47.           Amendment No. 2 to Master License Agreement, dated as of September 9, 2008, by and between Christie/AIX, Inc. and Rave Reviews Cinemas, LLC.

48.           Master License Agreement, dated as of November 5, 2008, by and between Access Digital Cinema Phase 2, Corp. and Premiere Cinema Corp.

49.           Amendment No. 1, dated as of May 8, 2009, to Master License Agreement, by and between Access Digital Cinema Phase 2, Corp. and Premiere Cinema Corp.

50.           Master License Agreement, dated as of July 26, 2007, by and between Christie/AIX, Inc. and Allen Theatres Inc.

51.           Master License Agreement, dated as of October 2005, by and between Christie/AIX, Inc. and America Cinemas, Inc.

52.           Amendment No. 1 to Master License Agreement, dated as of September 17, 2007, by and between Christie/AIX, Inc. and America Cinemas, Inc.

53.           Amendment No. 2 to Master License Agreement, dated as of September 17, 2007, by and between Christie/AIX, Inc. and American Cinemas Group, Inc.

54.           Master License Agreement, dated as of February 13, 2007, by and between Christie/AIX, Inc. and Loeks Theatres, Inc.

55.           Amendment No. 1 to Master License Agreement, dated as of July 26, 2007, by and between Christie/AIX, Inc. and Loeks Theatres, Inc.

56.           Master License Agreement, dated as of September 18, 2006, by and between Christie/AIX, Inc. and Cinema West, LLC.

57.           Amendment No. 1 to Master License Agreement, dated as of November 26, 2008, by and between Christie/AIX, Inc. and Cinema West, LLC.

58.           Master License Agreement, dated as of July 5, 2007, by and between Christie/AIX, Inc. and Galaxy Carson City, LLC.

59.           [Intentionally omitted.]

60.           Master License Agreement, dated as of January 14, 2008, by and between Christie/AIX, Inc. and Galaxy Gig Harbor, LLC.

61.           Master License Agreement, dated as of March 15, 2006, by and between Christie/AIX, Inc. and Galaxy Theatres, LLC.

62.           Amendment No. 1 to Master License Agreement, dated as of July 3, 2007, by and between Christie/AIX, Inc. and Galaxy Theatres, LLC.

63.           Master License Agreement, dated as of October 3, 2007, by and between Christie/AIX, Inc. and Metroplex Theatres, LLC.

64.           Master License Agreement, dated as of May 9, 2007, by and between Christie/AIX, Inc. and Marquee Cinemas, Inc.

65.           Amendment No. 1 to Master License Agreement, dated as of June 16, 2008, by and between Christie/AIX, Inc. and Marquee Cinemas, Inc.

66.           Amendment No. 2 to Master License Agreement, dated as of May 4, 2009, by and between Christie/AIX, Inc. and Marquee Cinemas, Inc.

67.           Master License Agreement, dated as of August 2, 2007, by and between Christie/AIX, Inc. and MJR Group, LLC.

68.           Amendment No. 1 to Master License Agreement, dated as of August 2, 2007, by and between Christie/AIX, Inc. and MJR Group, LLC.

69.           Master License Agreement, dated as of October 2005, by and between Christie/AIX, Inc. and Movie Gems, Inc

70.           Amendment No. 1 to Master License Agreement, dated as of September 17, 2007, by and between Christie/AIX, Inc. and Movie Gems, Inc

71.           Amendment No. 2 to Master License Agreement, dated as of April 30, 2008, by and between Christie/AIX, Inc. and Movie Gems, Inc.

72.           Amendment No. 3 to Master License Agreement, dated as of November 30, 2008, by and between Christie/AIX, Inc. and Movie Gems, Inc.

73.           Master License Agreement, dated as of May 1, 2007, by and between Christie/AIX, Inc. and Neighborhood Cinema Corporation, Inc.

74.           Master License Agreement, dated as of October 27, 2008, by and between Access Digital Cinema Phase 2, Corp. and Neighborhood Cinema Corporation, Inc.

75.           Master License Agreement, dated as of September 25, 2007, by and between Christie/AIX, Inc. and Liberty Science Center.

76.           Master License Agreement, dated as of April 11, 2006, by and between Christie/AIX, Inc. and ADM Cinema Corporation.

77.           Master License Agreement, dated as of September 4, 2007, by and among Christie/AIX, Inc., Albert Saluan, Atlas Cinema, Inc., Atlas Cinemas Great Lakes Mall, Inc. and Lake Theatre, Inc.

78.           Master License Agreement, dated as of January 6, 2006, by and between Christie/AIX, Inc. and Cinetopia LLC.

79.           Master License Agreement, dated as of July 19, 2007, by and between Christie/AIX, Inc. and North Park Cinemas Inc.

80.           Master License Agreement, dated as of October 17, 2005, by and between Christie/AIX, Inc. and CH Canton, LLC d/b/a Emagine Canton.

81.           Master License Agreement, dated as of October 17, 2005, by and between Christie/AIX, Inc. and CH Novi, LLC d/b/a Emagine Novi.

82.           Master License Agreement, dated as of October 17, 2005, by and between Christie/AIX, Inc. and Cinema Hollywood, LLC.

83.           Master License Agreement, dated July 22, 2009, by and between Access Digital Cinema Phase 2, Corp. and Woodhaven Cinemas LLC.

84.           Letter Agreement, dated September 16, 2008, by and among Screenvision Exhibition, Inc., UniqueScreen Media, Inc. and the Company.

85.           Master Collocation Agreement, dated May 4, 2007, by and among Access Integrated Technologies, Inc., FiberMedia AIT, LLC and Telesource Group, Inc.

86.           Digital System Supply Agreement, dated November 5, 2008, by and between Access Digital Cinema Phase 2, Corp. and Barco, Inc.

87.           Digital Cinema Equipment Supply Agreement, dated November 5, 2008, by and between Christie Digital Systems USA, Inc. and Access Digital Cinema Phase 2, Corp.

88.           Digital System Supply Agreement, dated March 31, 2009, by and among Access Digital Cinema Phase 2, Corp., NEC Corporation of America and Ballantyne of Omaha, Inc.

89.           Enterprise Hosting Agreement, by and between Netgain Technology, Inc. and Access IT.

90.           Service Level Agreement, dated January 1, 2008, by and between Netgain Technology, Inc. and Access IT.

91.           Software License Agreement, dated as of February 1, 2006, by and between Philips Electronics Nederland B.V. and Access Integrated Technologies, Inc.

92.           Software Escrow Agreement No. #6302, dated 2006, by and between Access Integrated Technologies, Inc. and National Software Escrow, Inc.

93.           Agreement, dated as of February 10, 2009, by and between Vistachiara Productions, Inc. and Olympus Pictures Distribution LLC.

94.           Agreement, dated as of June 2008, by and among Vistachiara Productions, Inc., Ullman Family Film Production, LLC and Cinema Seven Productions.

95.           Lease Agreement, dated as of May 23, 2000, by and between the Company (formerly Fibertech & Wireless, Inc.) and 55 Madison Associates, LLC.

96.           Agreement of Lease, dated as of July 18, 2000, by and between the Company and 1-10 Industry Associates, LLC.

97.           Agreement of Lease, dated as of January 18, 2000, by and between the Company (by assignment from BridgePoint International (Canada), Inc.) and 75 Broad, LLC.

98.           Additional Space and Lease Modification to the Agreement of Lease, dated as of January 18, 2000, by and between the Company (by assignment from BridgePoint International (Canada), Inc.) and 75 Broad, LLC, dated May 16, 2000.

99.           Second Additional Space and Lease Modification to the Agreement of Lease, dated as of January 18, 2000, by and between the Company (by assignment from BridgePoint International (Canada), Inc.) and 75 Broad, LLC, dated August 15, 2000.

100.           Assignment and Assumption of Lease Agreement, dated December 21, 2001, by and among Bridge Point International (Canada) Inc. and Access Intregrated Technologies, Inc.

101.           Consent to Assignment, dated December 21, 2001, by 75 Broad, LLC.

102.           Lease Agreement, dated September 12, 2005, by and between USA Sunset Media, LLC and Access Integrated Technologies, Inc.

103.           First Amendment, dated January 10, 2006, to Lease Agreement, dated September 12, 2005, by and between USA Sunset Media, LLC and Access Integrated Technologies, Inc.

104.           Second Amendment, dated as of June 2, 2006, to Lease Agreement, dated September 12, 2005, by and between USA Sunset Media, LLC and Access Integrated Technologies, Inc.

105.           Lease Agreement, dated March 10, 2005, by and between 55 Madison Associates, LLC and Access Integrated Technologies, Inc.

106.           First Lease Extension Agreement, dated as of January 16, 2009, to Lease Agreement, dated March 10, 2005, by and between 55 Madison Associates, LLC and Access Integrated Technologies, Inc.

107.           Standard Industrial/Commercial Single-Tenant Lease-Gross, dated as of December 2, 1996, by and between David L. McNamara and McKibben Communications, Inc.

108.           First Amendment to Lease, dated March 6, 2006, by and between the David L. McNamara Family Trust, successor to David L. McNamara, and FiberSat Global Services, Inc., successor to McKibben Communications, Inc.

109.           Lease for Communications Equipment Space, dated July 1, 2004, by and between Time Warner Cable and FiberSat Global Services, LLC.

110.           Lease Agreement, dated September 15, 2008, by and between Quarry Center, LLC and Access Integrated Technologies, Inc.

111.           Employment Agreement, dated as of June 15, 2006, by and between Christie/AIX Inc. and A. Dale Mayo.

112.           Amended and Restated Employment Agreement, dated March 31, 2008, by and between the Company and A. Dale Mayo.

113.           Separation Agreement & Release, dated March 31, 2009, by and between Cinedigm Digital Cinema Corp. and Kevin Farrell.

114.           Employment Agreement between Hollywood Software, Inc. and Robert Jackovich.

115.           Employment Agreement, dated March 12, 2007, by and between UniqueScreen Media, Inc. and William A. McGlamery.

116.           Non-Qualified Stock Option Agreement (granted under the Company Stock Plan) by and between the Company and certain employees.

117.           Stock Option Agreement (granted under the Company Stock Plan) by and between the Company and certain employees.

118.           Restricted Stock Unit Agreement (granted under the Company Stock Plan) by and between the Company and certain employees.

119.           Restricted Stock Unit Agreement (granted under the Company Stock Plan) by and between the Company and each of its directors.

120.           Employment Agreement, dated as of January 2007, by and between Vistachiara Productions, Inc. and Jonathan Dern.

121.           Executive Confidentiality, Inventions and Noncompete Agreement, dated as of January 2007, by and between Jonathan Dern, Access Integrated Technologies, Inc.

122.           Employment Agreement, dated as of January 2007, by and between Vistachiara Productions, Inc. and Michele Martell.

123.           Executive Confidentiality, Inventions and Noncompete Agreement, dated as of January 2007, by and between Michele Martell, Access Integrated Technologies, Inc.

124.           Confidentiality, Inventions and Noncompete Agreement, by and between Access Integrated Technologies, Inc. and certain employees

125.           Agreement, by and between Access Integrated Technologies, Inc. and Motion Picture Projectionists, Video Technicians, Theatrical Employees & Allied Crafts Union Local 306 of the International Alliance of Theatrical Stage Employees and Moving Picture Operators of the United States and Canada.

126.           Engagement Agreement, dated as of April 20, 2009, by and between the Company and Imperial Capital, LLC.

127.           Side Letter, dated as of August 11, 2009, by and between the Company and Imperial Capital, LLC.

128.           Registration Rights Agreement, dated as of August 11, 2009, by and between the Company and Imperial Capital, LLC.

129.           Subordination and Intercreditor Agreement, dated as of August 9, 2007, by and between Christie Digital Systems, Inc., Christie/AIX, Inc. and General Electric Capital Corporation, as agent for all lenders party to the GE Credit Facility.

Indebedtness

1.           Notes issued to purchasers pursuant to the Securities Purchase Agreement, dated August 24, 2007, by and among the Company and certain purchasers.

2.           Asset Purchase Agreement, dated as of January 7, 2007, by and between Access Integrated Technologies, Inc., Vistachiara Productions, Inc., BP/KTF, LLC and each member of BP/KTF, LLC.

3.           Deferred Payment and Security Agreement, dated as of March 3, 2009, by and between Access Digital Cinema Phase 2, Corp. and Christie Digital Systems USA, Inc.

4.           Letter of Credit, dated November 18, 2005, issued by JPMorgan Chase Bank, N.A. on behalf of the Company for the benefit of USA Sunset Media, LLC.

5.           Promissory Note, dated August 5, 2009, issued by Access Digital Cinema Phase 2 Corp. to Premiere Cinema Corp.

6.           Promissory Note, dated July 8, 2009, issued by Access Digital Cinema Phase 2 Corp. to Woodhaven Cinemas LLC

7.           Series A 10% Non-Voting Cumulative Preferred Stock

8.           Subsidiary Guaranty in favor of the holders of certain notes, dated August 24, 2007, by Access Digital Media, Inc., Core Technology Services, Inc., Hollywood Software, Inc., Fibersat Global Services Inc., PLX Acquisition Corp. and Vistachiara Productions, Inc.

9.           Credit Agreement, dated as of August 1, 2006, by and among Christie/AIX, Inc., the Lenders party thereto and General Electric Capital Corporation, as administrative agent and collateral agent for the Lenders.

10.           First Amendment, effective as of August 30, 2006, with respect to that certain Credit Agreement, dated as of August 1, 2006, by and among Christie/AIX, Inc., the Lenders party thereto and General Electric Capital Corporation, as administrative agent and collateral agent for the Lenders.

11.           Second Amendment, dated December, 2006, with respect to that certain Credit Agreement, dated as of August 1, 2006, by and among Christie/AIX, Inc., the Lenders party thereto and General Electric Capital Corporation, as administrative agent and collateral agent  for the Lenders.

12.           Third Amendment, dated September 28, 2007, with respect to that certain definitive Credit Agreement, dated as of August 1, 2006 (as amended, supplemented or otherwise modified prior to entry into the Third Amendment), with General Electric Capital Corporation, as administrative agent and collateral agent for the Lenders.

13.           Fourth Amendment, dated May 5, 2009, with respect to that certain Credit Agreement, dated as of August 1, 2006, by and among Christie/AIX, Inc., the Lenders party thereto and General Electric Capital Corporation, as administrative agent and as collateral agent for the Lenders.

14.           Fifth Amendment, dated August 11, 2009, with respect to that certain Credit Agreement, dated as of August 1, 2006, by and among Christie/AIX, Inc., the Lenders party thereto and General Electric Capital Corporation, as administrative agent and collateral agent for the Lenders.

15.           Subordinated Loan Agreement, dated August 9, 2007, by and between Christie/AIX, Inc. and Christie Digital Systems, Inc.

16.           2002 ISDA Master Agreement between HSBC Bank USA, National Association and Christie/AIX, Inc., dated as of April 2, 2008.

17.           Schedule to the ISDA Master Agreement between HSBC Bank USA, National Association and Christie/AIX, Inc., dated as of April 2, 2008.

18.           Swap Transaction Confirmation from HSBC Bank USA, National Association to Christie/AIX, Inc., dated as of April 4, 2008.

19.           Lease Agreement, dated as of August 9, 2002, by and between OLP Brooklyn Pavilion LLC and Pritchard Square Cinema LLC.

20.           First Amendment to Contract of Sale and Lease Agreement, dated as of August 9, 2002, by and among Pritchard Square LLC, OLP Brooklyn Pavilion LLC and Pritchard Square Cinema, LLC.

21.           Second Amendment to Contract of Sale and Lease Agreement, dated as of April 2, 2003, by and among Pritchard Square LLC, OLP Brooklyn Pavilion LLC and Pritchard Square Cinema, LLC.

22.           Third Amendment to Contract of Sale and Lease Agreement, dated as of November 1, 2003, by and among Pritchard Square LLC, OLP Brooklyn Pavilion LLC and Pritchard Square Cinema, LLC.

23.           Fourth Amendment to Lease Agreement, dated as of February 11, 2005, by and between ADM Cinema Corporation and OLP Brooklyn Pavilion LLC.

24.           Pledge Agreement, dated as of August 1, 2006, by and between Access Digital Media, Inc. and General Electric Capital Corporation, as administrative agent and collateral agent for the Lenders.

25.           Guaranty and Security Agreement, dated as of August 1, 2006, by and among Christie/AIX, Inc. and each Grantor from time to time party thereto and General Electric Capital Corporation, as Administrative Agent and Collateral Agent.

26.           Promissory Note, dated May 28, 2008, issued by Access Digital Media, Inc. to NEC Financial Services, LLC.

27.           Promissory Note, dated October 22, 2008, issued by Access Digital Media, Inc. to NEC Financial Services, LLC.

28.           Security Agreement, dated October 22, 2008, by and between Access Digital Media, Inc. to NEC Financial Services, LLC.

29.           Letter Agreement, dated October 30, 2008, by and between Access Digital Media, Inc. and NEC Financial Services LLC, amending the Security Agreement and Promissory Note, each dated October 22, 2008, by and between Access Digital Media, Inc. and NEC Financial Services, LLC.

30.           [Intentionally omitted.]

31.           [Intentionally omitted.]

32.           Promissory Note, dated October 29, 2008, issued by Access Digital Media, Inc. to NEC Financial Services, LLC.

33.           Security Agreement, dated October 29, 2008, by and between Access Digital Media, Inc. to NEC Financial Services, LLC.

34.           Asset Purchase Agreement, dated January 7, 2007 between the Company, Vistachiara Productions, Inc., BP/KTF, LLC and the members of BP/KTF, LLC.

35.           Credit Facility Agreement, by and between Access Digital Cinema Phase 2 B/AIX Corp. and KBC Bank NV.

36.           Security Agreement, dated November 25, 2008, by and between Access Digital Cinema Phase 2 B/AIX Corp. and KBC Bank NV.

37.           Assignment Agreement, dated as of December 2008, by and between Access Digital Cinema Phase 2 B/AIX Corp. and KBC Bank NV.

38.           Master Lease Agreement, dated as of June 1, 2009, by and between VAR Resources, Inc. and the Company.

39.           Lease Agreement, dated as of January, 2009, by and between VAR Resources, Inc. and the Company.

40.           Capital Lease, dated as of  May 20, 2009, by and between Access Integrated Technologies, Inc. and International Datacasting.

41.           Master Lease Agreement, dated as of October 20, 2008, by and between Access Integrated Technologies, Inc. and Insight Direct USA, Inc.

42.           Lease, dated as of November 20, 2008, by and between Access Integrated Technologies, Inc. and Insight Direct USA, Inc.

43.           Business Lease Agreement, dated June 16, 2008, between Access Integrated Technologies, Inc. and HP Financial Services.

44.           Equipment Finance Agreement, undated, between UniqueScreen Media, Inc. and Falcon Leasing LLC.

45.           Subordinated Loan Agreement, dated as of August 9, 2007, by and between Christie/AIX, Inc. and Christie Digital Systems, Inc.

46.           Amendment to AIX Term Loan Agreement, dated as of August 9, 2007, by and between the Company and Christie Digital Systems, Inc.

Liens

1.           Documents referred to in items 19, 20, 21, 22, 23, 24, 25, 28, 29, 33, 36, 37, 38, 39, 40, 41, 42, 43 and 44 under the subheading “Indebtedness” on this Schedule 3.1(jj).

Investments

1.           Documents referred to in items 4, 8, 24, 25 and 46 under the subheading “Indebtedness” on this Schedule 3.1(jj).

2.           Promissory Note, dated September 1, 2007, issued by Movie Gems, Inc. and American Cinemas Group, Inc. to Access Integrated Technologies, Inc.

3.           Promissory Note, dated November 6, 2008 issued by FiberMedia Holdings, LLC to Access Integrated Technologies, Inc.

4.           Promissory Note, dated December , 2007, issued by M.A. Operating, Inc. to UniqueScreen Media, Inc.

5.           Promissory Note, dated March 15, 2006, issued by Galaxy Theaters, LLC to Christie/AIX, Inc.

Schedule 3.1(ll)

Company Plans

1.           Second Amended and Restated 2000 Equity Incentive Plan and all forms of award agreements thereunder.

2.           Amendment dated May 9, 2008 to the Second Amended and Restated 2000 Equity Incentive Plan of the Company.

3.           Amendment No. 2 dated September 4, 2008 to the Second Amended and Restated 2000 Equity Incentive Plan of the Company.

4.           Access Digital Media, Inc. 2003 Stock Plan  and all forms of award agreements thereunder.

5.           Agreements set forth in items 4, 111, 112, 114, 115, 120, 121, 122, 123 and 124 under the subheading “Material Agreements” on Schedule 3.1(jj).

6.           401(k) Plan

7.           Health Plans

(a)           Company: Oxford Health Plans, AI3075

(b)           Hollywood Software, Inc: Anthem Blue Cross, 218067

(c)           UniqueScreen Media, Inc.: Great West, 181258

Schedule 4.26

ADM Options

Name	Number of ADM Options	Number of Company Options
A. Dale Mayo	200,000	40,000
Charles Goldwater	50,000	10,000
Gary S. Loffredo	200,000	40,000
Brian D. Pflug	200,000	40,000
Jeff Butkovsky	200,000	40,000
Gerd Jakuszeit	5,000	1,000

The Company Options will be granted under the Company Stock Plan in the standard Form of Incentive Stock Option Agreement used for employees of the Company.

Exhibit A to Securities Purchase Agreement

[Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 13, 2009]

Exhibit B to Securities Purchase Agreement

[Incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 13, 2009]

Exhibit C to Securities Purchase Agreement

[Incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 13, 2009]

Exhibit D to Securities Purchase Agreement

[Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 13, 2009]

Exhibit E to Securities Purchase Agreement

Annex 2

FORM OF DEPOSIT ACCOUNT CONTROL AGREEMENT

This Deposit Account Control Agreement dated as of __________, 20___ among _______________ (the “Debtor”), [  ], as collateral agent, (the “Secured Party”) and __________ (the “Bank”).  Capitalized terms used but not defined herein shall have the meaning assigned in the Guarantee and Collateral Agreement dated as of August [  ], 2009 among Access Integrated Technologies, Inc. (the “Company”), the subsidiaries of the Company party thereto from time to time and the Secured Party (the “Guarantee and Collateral Agreement”).  All references herein to the “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York.

1.      Establishment of Deposit Account.  The Bank hereby confirms that (i) the Bank has established account number [identify account number] in the name “[Debtor]” (such account and any successor account the “Deposit Account”), and (ii) the Deposit Account is a “deposit account” as such term is defined in §9-102 (a) (29) of the UCC.

2.      Security Interest. As security for the payment or performance, as the case may be, in full of the Obligations, the Debtor granted to the Secured Party, its successors and assigns, a security interest in all right, title or interest in and to the Deposit Account pursuant to the Guarantee and Collateral Agreement.  The Bank acknowledges the Secured Party's security interest in the Deposit Account and that this Agreement constitutes notice of such security interest and the Bank further acknowledges and agrees that it does not and shall not object to or contest the Secured Party’s security interest in the Deposit Account.

3.      Control.  If at any time the Bank shall receive any instructions originated by the Secured Party directing disposition of the funds in the Deposit Account, the Bank shall comply with such instructions without further consent by the Debtor or any other person.  Each of the Bank and the Secured Party may rely on notices and communications it believes in good faith to be genuine and given by the appropriate party.

4.      Subordination of Lien; Waiver of Set-Off.  In the event that the Bank has or subsequently obtains by agreement, operation of law or otherwise a security interest in the Deposit Account or any funds credited thereto, the Bank hereby agrees that such security interest shall be subordinate to the security interest of the Secured Party.  Money and other items deposited to the Deposit Account will not be subject to deduction, set-off, banker's lien, or any other right in favor of any person other than the Secured Party (except that the Bank may set off (i) all amounts due to it in respect of its customary fees and expenses for the routine maintenance and operation of the Deposit Account, and (ii) the face amount of any checks which have been credited to the Deposit Account but are subsequently returned unpaid because of uncollected or insufficient funds).

5.      Choice of Law.  Both this Agreement and the Deposit Account shall be governed by the laws of the State of New York.  Regardless of any provision in any other agreement, for purposes of the UCC, New York shall be deemed to be the Bank’s jurisdiction (within the meaning of §9-304 of the UCC) and the Deposit Account shall be governed by the laws of the State of New York.

6.      Conflict with other Agreements.  There are no other agreements entered into between the Bank and the Debtor with respect to the Deposit Account except for [identify other agreements] (the “Account Agreements”).  In the event of any conflict between this Agreement (or any portion thereof) and any other agreement now existing (including the “Account Agreements”) or hereafter entered into, the terms of this Agreement shall prevail.

7.      Amendments.  No amendment or modification of this agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all of the parties hereto.

8.      Notice of Adverse Claims.  Except for the claims and interests of the Secured Party and of Debtor in the Deposit Account, the Bank does not know of any claim to, or interest in, the Deposit Account or in any of the funds credited thereto.  If any person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Deposit Account or in any funds carried therein, the Bank will promptly notify the Secured Party and Debtor thereof.

9.      Notice of Sole Control.  If at any time the Secured Party delivers to the Bank a Notice of Sole Control in substantially the form set forth in Exhibit A hereto (a “Notice of Sole Control”), the Bank agrees that after receipt of such notice, it will take all instructions with respect to the Deposit Account solely from the Secured Party without further consent by the Debtor.

10.      Permitted Investments.  Until such time as the Bank receives a Notice of Sole Control signed by the Secured Party, the Debtor shall direct the Bank with respect to the selection of investments to be made; provided, however, that the Bank shall not honor any instruction to purchase any investments other than investments of a type described on Exhibit B hereto.

11.      Statements and Confirmations.  The Bank will promptly send copies of all statements, confirmations and other correspondence concerning the Deposit Account simultaneously to each of the Debtor and the Secured Party at the addresses set forth in Section 16 of this Agreement.

12.      Tax Reporting.  All items of interest, income, gain, expense and loss recognized in the Deposit Account shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of the Debtor.

13.      Representations, Warranties and Covenants of the Bank.  The Bank hereby makes the following representations, warranties and covenants:

(a)      the Deposit Account has been established as set forth in Section 1 above and the Deposit Account will be maintained in the manner set forth herein until termination of this Agreement.  The Bank shall not change the name or account number of the Deposit Account without the prior written consent of the Secured Party;

(b)      this Agreement is the valid and legally binding obligation of the Bank; and

(c)      the Bank has not entered into, and until the termination of this Agreement will not enter into, any agreement with any other person relating to the Deposit Account and/or any of the funds credited thereto pursuant to which it has agreed to comply with instructions originated by such person.  The Bank has not entered into any other agreement with the Debtor or Secured Party purporting to limit or condition the obligation of the Bank to comply with instructions as set forth in Sections 3 and 9 hereof.

14.      Representations, Warranties and Covenants of the Debtor.  The Debtor represents and warrants to the other parties that:

(a)      this Agreement constitutes its duly authorized, legal, valid, binding and enforceable obligation;

2

(b)      the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereunder will not (i) constitute or result in a breach of its certificate or articles of incorporation or by-laws, or the provisions of any material contract to which it is a party or by which it is bound or (ii) result in the violation of any law, regulation, judgment, decree or governmental order applicable to it; and

(c)      all approvals and authorizations required to permit the execution, delivery, performance and consummation of this Agreement and the transactions contemplated hereunder have been obtained.

15.      Successors.  The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or heirs and personal representatives.

16.      Notices.  Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person or when sent by telecopy or, when sent by certified or registered United States mail, return receipt requested, first-class postage prepaid, addressed to the party at the address set forth below, the earlier of when received or five business days after being sent.

Debtor:	[ ] [c/o Access Integrated Technologies, Inc. d/b/a Cinedigm Digital Cinema Corp.] 55 Madison Ave., Suite 300 Morristown, N.J. 07960 Attention: General Counsel Telecopy: 973-290-0081
With copy to:
Kelley Drye & Warren LLP 101 Park Avenue New York, New York 10178 Attention: Jonathan Cooperman
Secured Party:	Sageview Capital Master, L.P. 245 Lytton Avenue, Suite 250 Palo Alto, CA 94301 Attention: Edward A. Gilhuly Telecopy: 650-473-5401
With copy to:
Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attention: Jennifer Hobbs

Bank:

3

Any party may change its address for notices in the manner set forth above.

17.      Termination.  The rights and powers granted herein to the Secured Party have been granted in order to perfect its security interest in the Deposit Account and are powers coupled with an interest and will neither be affected by the bankruptcy of Debtor nor by the lapse of time.  The obligations of the Bank hereunder shall continue in effect until the security interests of the Secured Party in the Deposit Account has been terminated pursuant to the terms of the Guarantee and Collateral Agreement and the Secured Party has notified the Bank such termination in writing.

18.      Counterparts.  This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

[Signature Pages Follow]

4

[NAME OF DEBTOR]
By: ___________________________________
Name:
Title:
[NAME OF COLLATERAL AGENT]
By: ___________________________________
Name:
Title:
[NAME OF BANK]
By: ___________________________________
Name:
Title:

EXHIBIT A

[Letterhead of Collateral Agent]

                                           [Date]

[Name and Address of Bank]

Attention:

Re:  Notice of Sole Control

Ladies and Gentlemen:

As referenced in the Deposit Account Control Agreement, dated as of __________, 20__, among [Debtor], us and you (a copy of which is attached) we hereby give you notice of our sole control over deposit account number _____________ (the “Deposit Account”) and all funds credited thereto.  You are hereby instructed not to accept any direction, instructions or entitlement orders with respect to the Deposit Account or the funds credited thereto from any person other than the undersigned until the undersigned notifies you to the contrary, unless otherwise ordered by a court of competent jurisdiction.

You are instructed to deliver a copy of this notice by facsimile transmission to [Debtor].

Very truly yours,

[Collateral Agent]

By:

Title:

cc:           Debtor

EXHIBIT B

Permitted Investments

1. Marketable direct obligations issued by, or unconditionally guaranteed or insured by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within two years from the date of acquisition;

2. certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less (provided that if such certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits are in an aggregate amount of $250,000 or less, having maturities of two years or less) from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000;

3. commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within nine months from the date of acquisition;

4. repurchase obligations of any commercial bank satisfying the requirements of clause (2) of this Exhibit, having a remaining term of not more than 30 days, with respect to securities issued or unconditionally guaranteed or insured by the United States or issued by any agency thereof and backed by the full faith and credit of the United States;

5. securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least AA by S&P or Aa by Moody’s;

6. securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (2) of this Exhibit; and

7. shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses 1 through 6 of this Exhibit or money market funds that (A) comply with the criteria set forth in Rule 2a-7 of the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, (B) are rated AAA by S&P and Aaa by Moody’s and (C) have portfolio assets of at least $5,000,000,000.

Exhibit F to Securities Purchase Agreement

VOTING LETTER

_____________, 2009

To:	The Purchasers of 15% Senior Secured Notes of Access Integrated Technologies, Inc. d/b/a Cinedigm Digital Cinema Corp.

Re:
Securities Purchase Agreement dated August 11, 2009 (as it may be amended from time to time, the “Purchase Agreement”) by and among Access Integrated Technologies, Inc. d/b/a Cinedigm Digital Cinema Corp. (the “Company”) and the purchasers signatory thereto (each, a “Purchaser” and collectively referred to as the “Purchasers”)

Ladies and Gentlemen:

Capitalized terms not otherwise defined in this letter agreement will have the meanings set forth in the Purchase Agreement.

Pursuant to the Purchase Agreement and as an inducement to the Purchasers entering into the Purchase Agreement and in satisfaction of a condition of the Purchasers’ obligations under the Purchase Agreement, the undersigned agrees that during the Covered Period (as defined below):

(a)           at each Shareholder Meeting (as defined below), the undersigned will (i) appear, in person or by proxy, or otherwise cause all shares of common stock of the Company (the “Common Stock”) and other voting securities of the Company (including, without limitation, any such shares and other voting securities acquired by the undersigned on or after the date of this letter agreement) that the undersigned is entitled to vote (or cause to be voted) at such Shareholder Meeting to be counted as present for purposes of determining a quorum and (ii) vote, or instruct to be voted (including by written consent, if applicable), all such Common Stock and other voting securities (x) in favor of each of the Approval Matters (as defined below) and (y) against any action or agreement that would be reasonably likely to impede, interfere with or discourage any of the Approval Matters;

(b)           the undersigned will not, other than through Permitted Transfers (as defined below), (1) offer, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, put, pledge or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock, any other voting securities of the Company or any securities convertible into or exercisable or exchangeable for such Common Stock or other voting securities (including, but not limited to, except as set forth in this letter, Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities Exchange Commission and securities which may be issued upon exercise of a stock option or warrant or which may be issued upon conversion of convertible preferred stock) (each of the foregoing, a “Covered Security”) or (2) enter into any swap, option, future, forward or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Covered Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Covered Securities, in cash or otherwise; and

(c)           the undersigned will not enter into any agreement, arrangement or understanding with any person or entity that is inconsistent with the terms of clause (a) or clause (b) above (including, without limitation, the deposit of any Covered Securities in a voting trust, the grant of any proxy other than as provided below or the entry into any other voting or similar agreement or arrangement).

As security for the agreements of the undersigned provided in this letter agreement, the undersigned hereby grants and delivers to the Purchasers, concurrently with the execution and delivery of this letter agreement, a proxy in the form attached to this letter agreement, which will be irrevocable to the fullest extent permitted by law, with respect to all shares of Common Stock and other voting securities of the Company of which the undersigned is, or becomes, the record owner.

Any transfer or purported transfer of Covered Securities in violation of any of the terms and conditions of this letter agreement will be null and void.

For the purposes of this letter agreement:

“Covered Period” means the period between (and including) the date of this letter agreement and the earliest to occur of the following:  (a) the shareholders of the Company have duly adopted and approved each of the Approval Matters, (b) the completion of three Shareholder Meetings and (c) February 11, 2011.

“Permitted Transfer” means any transfer to any spouse or descendents of the transferor or to any trust the beneficiaries of which consist entirely of such transferor and/or the transferor’s spouse and/or descendents, in each case only if (a) such transfer is being made for estate planning purposes of the transferor, (b) written notice of such transfer is provided to the Purchasers at least 10 days in advance of such transfer and (c) prior to such transfer, the transferee executes and delivers to the Purchasers a letter agreement (and attached proxy) substantially in the form of this letter agreement (and the attached proxy).

“Shareholder Meeting” means any meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, or in connection with any written consent of the stockholders of the Company, at which the stockholders vote on any one or more of the following matters: (i) to remove the limitation on the exercise of the Warrants set forth in Section 2.9 of the Warrants, (ii) to remove the limitation on adjustments set forth in Section 3.6(d) of the Warrants, (iii) to approve the right of the Purchasers to nominate a second director to the Company’s board of directors on the terms set forth in the Purchase Agreement or (iv) to

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otherwise effect the purpose and intent of the Transaction Documents and the transactions contemplated thereby (subclasses (i) through (iv), collectively, the “Approval Matters”).

This letter agreement shall be governed  by and construed in accordance with the internal laws of the State of Delaware.  All actions and proceedings arising out of or relating to this letter agreement shall be heard and determined in the Chancery Court of the State of Delaware or, solely in the event such court shall not accept jurisdiction thereof, any federal court sitting in the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.  THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN RELATION TO THIS LETTER AGREEMENT OR FOR ANY COUNTERCLAIM WITH RESPECT TO THIS LETTER AGREEMENT.  It is agreed and understood that monetary damages would not adequately compensate the Purchasers for the breach of this letter agreement by the undersigned and that the Purchaser will be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.  All rights, powers and remedies provided in this letter agreement or otherwise available in respect of this letter agreement at law or in equity will be cumulative and not alternative, and the exercise of any thereof will not preclude the simultaneous or later exercise of any other right, power or remedy by such party.

The undersigned hereby represents that, as of the date hereof, the undersigned owns beneficially and of record, the shares of Class A Common Stock, par value $0.001 per share (“Class A Common Stock”), of the Company, the shares of Class B Common Stock, par value $0.001 per share (“Class B Common Stock”), of the Company, the restricted stock unit awards (“Restricted Stock Units”) with respect to shares of Class A Common Stock and the options (“Options”) to purchase shares of Class A Common Stock, in each case as set forth on the signature page of this letter agreement.  Except as set forth on the signature page of this letter agreement, as of the date of this letter agreement, neither the undersigned, any affiliate of the undersigned, the spouse or any descendent of the undersigned nor any trust the beneficiaries of which consist entirely of the undersigned and/or the undersigned’s spouse and/or descendents owns, beneficially or of record, directly or indirectly, any Covered Securities.  The undersigned hereby further represents that the undersigned is the beneficial and record owner of, and has good and valid title to, each of the securities set forth on the signature page of this letter agreement, free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances, and has the sole voting power, the sole power of disposition and the sole power to issue instructions with respect to the matters covered by this letter agreement, in each case with respect to all of the securities set forth on the signature page of this letter agreement, with no limitations, qualifications or restrictions (except applicable federal securities laws and the terms of this letter agreement).

Nothing contained in this letter agreement will be deemed to vest in the Purchasers any direct or indirect ownership or incidence of ownership of or with respect to any Covered Securities owned, beneficially or of record, by the undersigned.  All rights, ownership and economic benefits of and relating to any Covered Securities owned, beneficially or of record, by

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the undersigned will remain vested in and belong to the undersigned, and no other person or entity will have authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the undersigned, except as expressly provided in this letter agreement.

[Remainder of page intentionally left blank.]

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This letter agreement may not be amended other than by a written instrument executed by the undersigned and the Purchasers.  This letter agreement represents the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.  This letter agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.  Facsimile signatures will, for all purposes of this letter agreement, be deemed to be originals and will be enforceable as such.

Very truly yours,
By: __________________________________
Name:
Class A Common Stock: __________________ Class B Common Stock: __________________ Restricted Stock Units: ___________________ Options: ______________________________

                                                         [Signature Page to Voting Letter]

Accepted and agreed as of the date first set forth above:
SAGEVIEW CAPITAL MASTER, L.P.
By: Sageview Capital GenPar, Ltd., its general partner
By: _________________________________ Name: Barbara E. Parker Title: Vice President

                                                          [Signature Page to Voting Letter]

IRREVOCABLE PROXY

The undersigned stockholder of Access Integrated Technologies, Inc. d/b/a Cinedigm Digital Cinema Corp., a Delaware corporation (“Company”), hereby irrevocably (to the fullest extent permitted by law) appoints Edward A. Gilhuly and Laura A. Nisonger, and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock and other voting securities of the Company that now are or hereafter may be owned of record by the undersigned (collectively, the “Shares”) in accordance with the terms of this Irrevocable Proxy.  The Shares owned of record by the undersigned stockholder of Company as of the date of this Irrevocable Proxy are listed on the signature page of this Irrevocable Proxy.  Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

This Irrevocable Proxy is irrevocable (to the fullest extent permitted by applicable law), is coupled with an interest and is granted pursuant to that certain letter agreement of even date herewith by and between Sageview Capital Master, L.P. (“Purchaser”) and the undersigned stockholder (as may be amended from time to time, the “Voting Letter”), and is granted in consideration of the Purchaser entering into that certain Securities Purchase Agreement (as may be amended from time to time, the “Purchase Agreement”) by and between Company and the Purchaser.  As used herein, the term “Expiration Date” shall mean the earliest to occur of the following:  (i) the shareholders of the Company have duly adopted and approved each of the Approval Matters (as defined in the Voting Letter), (ii) the completion of three Shareholder Meetings (as defined in the Voting Letter) and (iii) February 11, 2011.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of stockholders of Company and in every written consent in lieu of such meeting in favor of any one or more of the Approval Matters.

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above.  The undersigned stockholder may vote the Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned

[Remainder of page intentionally left blank]

This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: August __, 2009

By: __________________________________
Name:
Class A Common Stock: ____________________ Class B Common Stock: ____________________ Restricted Stock Units: _____________________ Options: ________________________________

[Signature Page to Irrevocable Proxy]

Exhibit G to Securities Purchase Agreement

[Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 12, 2009]

Exhibit H

Access Integrated Technologies, Inc.
55 Madison Ave., Suite 300
Morristown, N.J.  07960

August 11, 2009

Dear Mr. Mayo:

Reference is made to that Securities Purchase Agreement, dated August 11, 2009 (as it may be amended from time to time, the “Purchase Agreement”) by and between Access Integrated Technologies, Inc. d/b/a Cinedigm Digital Cinema Corp. (the “Company”) and Sageview Capital Master, L.P (“Sageview”).  Capitalized terms not otherwise defined in this letter agreement will have the meanings set forth in the Purchase Agreement.

As a condition and inducement to Sageview entering into the Purchase Agreement and in consideration of the benefits to the Company and you, as a stockholder of the Company, resulting from Sageview entering into the Purchase Agreement, you hereby covenant and agree as follows:

1.    Restrictions.  Except as set forth in Section 3, without the prior written consent of the Company and Sageview, you will not, directly or indirectly (pursuant to the creation of a derivative security or otherwise), make, or permit to be made, any sale, exchange, assignment, conveyance, gift, pledge or similar secured party transaction, hypothecation, encumbrance or any other transfer or disposition (each of the foregoing, a “Transfer”) of any shares of the Class B Common Stock that you own, beneficially or of record, directly or indirectly (collectively, the “Shares”), unless prior to such Transfer, you cause such Shares to be converted into shares of Class A Common Stock, in accordance with the Fourth Amended and Restated Certificate of Incorporation of the Company.

2.    Notice.  No later than five business days prior to any Transfer of any Shares, you agree to provide each of the Company and Sageview written notice of your intention to Transfer such Shares.

3.    Permitted Transferees.  Notwithstanding anything to the contrary contained herein, you may Transfer any Shares to (i) your spouse, (ii) any of your lineal descendents (including children by adoption and step children) or ancestors or (iii) any trust for which the beneficiaries only consist of you, your spouse and/or your lineal descendents (including children by adoption and step children) or ancestors; provided that, in each case, (x) such Transfer is being made for estate planning purposes only, (y) written notice of such Transfer is provided to the Company and Sageview at least five (5) business days in advance of such Transfer and (z) such transferee executes a counterpart to this letter agreement in a form reasonably acceptable to each of the Company and Sageview.

4.    Legend.  Each certificate representing the Shares shall be endorsed with the following legend:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A LETTER AGREEMENT BY AND BETWEEN THE HOLDER HEREOF, THE COMPANY AND CERTAIN OTHER INVESTORS IN THE COMPANY.  COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

5.    Stop Transfer Instructions.  The Company may instruct its transfer agent to impose transfer restrictions on the Shares to enforce the provisions of this Agreement, and the Company agrees promptly to do so. The legend set forth in Section 4 above shall be removed upon termination of this Agreement.

6.    Representations.  You hereby represent that, as of the date hereof, you own, beneficially and of record, and have good and valid title to, free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances, 733,811 shares of Class B Common Stock.  You further represent that you have the sole power of disposition and the sole power to issue instructions with respect to the matters covered by this letter agreement, in each case with respect to the Shares, with no limitations, qualifications or restrictions (except applicable federal securities laws and the terms of this letter agreement).

7.    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile or other electronic transmission  (with confirmation) or by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)    if to the Company to:

Access Integrated Technologies, Inc.
55 Madison Ave., Suite 300
Morristown, N.J.  07960
Attn:  Gary Loffredo, Esq.

with a copy to:

Kelley Drye & Warren LLP
101 Park Avenue
New York, New York  10178
Fax: (212) 808-7534
Attention:  Jonathan Cooperman, Esq.

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(b)   if to Sageview to:

Sageview Capital LP
245 Lytton Avenue, Suite 250
Palo Alto, CA 94301
Fax: (650) 473-5401
Attention: Edward A. Gilhuly

with a copy to:

Simpson Thacher & Bartlett LLP
2550 Hanover Street
Palo Alto, California  94304
Fax: (650) 251-5002
Attention: Chad Skinner

(c)    if to A. Dale Mayo to:

A. Dale Mayo
c/o Access Integrated Technologies Inc.
d/b/a Cinedigm Digital Cinema Corp.
55 Madison Avenue, Suite 300
Morristown, New Jersey 07960

8.    Termination.  This letter agreement shall terminate on the earlier of (a) date on which the Beneficial Ownership Percentage of Sageview and its Affiliates, in the aggregate, is less than 5% and (b) the date on which all shares of Class B Common Stock have been converted into shares of Class A Common Stock.

9.    Governing Law; Relief.  This letter agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.  All actions and proceedings arising out of or relating to this letter agreement shall be heard and determined in the Chancery Court of the State of Delaware or, solely in the event such court shall not accept jurisdiction thereof, any federal court sitting in the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.  THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN RELATION TO THIS LETTER AGREEMENT OR FOR ANY COUNTERCLAIM WITH RESPECT TO THIS LETTER AGREEMENT.  It is agreed and understood that monetary damages would not adequately compensate the Company and Sageview for the breach of this letter agreement by the undersigned and that the Company and Sageview will be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.  All rights, powers and remedies provided in this letter agreement or otherwise available in respect of this letter agreement at law or in equity will be cumulative and not alternative, and the exercise of any thereof will not preclude the simultaneous or later exercise of any other right, power or remedy by such party

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This letter agreement may not be amended other than by a written instrument executed by the undersigned, the Company and Sageview.  This letter agreement represents the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.  This letter agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.  Facsimile signatures will, for all purposes of this letter agreement, be deemed to be originals and will be enforceable as such.

ACCESS INTEGRATED TECHNOLOGIES, INC.
d/b/a CINEDIGM DIGITAL CINEMA CORP.

By:
Name:
Title:

[Signature Page to Class B Side Letter]

Accepted and agreed as of
the date first set forth above:

A. Dale Mayo

[Signature Page to Class B Side Letter]

SAGEVIEW CAPITAL MASTER, L.P.

By: Sageview Capital GenPar, Ltd.,
       its general partner

By: _________________________
Name:  Barbara E. Parker
Title:    Vice President

[Signature Page to Class B Side Letter]

EXHIBIT I

DRAFT
8/10/09

August __, 2009

To The Purchasers Set
Forth On Schedule A Hereto

Ladies and Gentlemen:

We have acted as special counsel to Access Integrated Technologies, Inc., a Delaware corporation (the “Company”), the Company’s subsidiaries set forth on Schedule B hereto (the “Subsidiary Note Parties”), Access Digital Media, Inc., a Delaware corporation (“ADM”) and Christie/AIX Inc., a Delaware corporation (“Christie/AIX”) in connection with the Securities Purchase Agreement dated as of the date hereof (the “Securities Purchase Agreement”) among the Company and the purchasers named therein (the “Purchasers”) and the Company’s Senior Secured Notes dated the date hereof (the “Notes”) in the aggregate principal amount of $75,000,000 issued pursuant to the Securities Purchase Agreement.  This opinion is delivered to you pursuant to Section 2.2(a)(ii) of the Securities Purchase Agreement.  Capitalized terms used herein without definition shall have the meanings specified in the Notes.

In connection with this opinion, we have examined and relied upon (i) the Securities Purchase Agreement, (ii) the form of Note attached to the Securities Purchase Agreement, (iii) the form of Warrant attached to the Securities Purchase Agreement, (iv) the Guarantee and Collateral Agreement, (v) the Cash Collateral Control Agreement, (vi) the Registration Rights Agreement, (vii) the Side Letter dated the date hereof executed and delivered pursuant to Section 2.2(a)(ix) of the Securities Purchase Agreement by Christie/AIX, (viii) the Side Letter dated the date hereof executed and delivered pursuant to Section 2.2(a)(x) of the Securities Purchase Agreement by ADM, (ix) the Grant of Security Interest in Trademark Rights effective as of the date hereof (the USM Trademark Security Interest Agreement”) made by UniqueScreen Media, Inc. in favor of the Collateral Agent, (x) the Grant of Security Interest in Trademark Rights effective as of the date hereof (the “Company Trademark Security Interest Agreement”) made by the Company in favor of the Collateral Agent, (xi) the Grant of Security Interest in Trademark Rights effective as of the date hereof (the FiberSat Global Trademark Security Interest Agreement”; each of the USM Trademark Security Interest Agreement, the Company Trademark Security Interest Agreement and the FiberSat Global Trademark Security Interest Agreement  is sometimes referred to herein as a “Trademark Security Interest Agreement”) made by FiberSat Global Services, Inc. in favor of the Collateral Agent, (xii) the Grant of Security Interest in Copyright Rights effective as of the date hereof (the “Copyright Security Interest Agreement”) made by Core Technology Services, Inc. (“Core Technology”) in favor of the Collateral Agent, (xiii) the Grant of Security Interest in Patent Rights effective as of the date hereof (the “Patent Security Interest Agreement”) made by the Company in favor of the Collateral Agent, (xiv) the Tax Benefit Preservation Plan dated as of August 11, 2009 between the Company and American Stock Transfer & Trust Company (the documents set forth in the foregoing clauses (i)-(xiv) are collectively referred to herein as the “Transaction Agreements”), (xv) the UCC-1 financing

August 11, 2009
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statements attached hereto as Schedule C (the “Financing Statements”), (xvi) the search reports conducted by Corporation Service Company ordered August 5, 2009 (collectively, the “Search Reports”), (xvii) the Certificate of Incorporation and Bylaws, as amended to date, and the minute books, stock records and records of corporate proceedings of, of the Company, each Subsidiary Note Party, ADM and Christie/AIX, (xviii) advice from the States of Delaware, New York and California as to the good standing of the Company and the Subsidiary Note Parties (the “Good Standing Advice”) and (xix) originals or copies certified or otherwise identified to our satisfaction of such records, agreements, instruments and certificates of public officials, the Company, the Subsidiary Note Parties, ADM and Christie/AIX as we have deemed necessary and relevant to form the basis for our opinions herein.  We have not conducted any independent investigation, examination or inquiry of factual matters in rendering the opinions set forth in this letter other than the document examination described herein, and our opinion is qualified in all respects by the scope of such document examination.

In our examination, we have assumed, and express no opinion as to, the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence and capacity of all natural persons.  We have also assumed that the Transaction Agreements to which the Company, any Subsidiary Note Party, ADM or Christie/AIX is a party are binding and enforceable obligations of the other parties thereto and that such other parties have obtained all consents, authorizations, permits and governmental approvals required for the consummation and performance of the Transaction Agreements.  As to certain factual matters material to this opinion, we have relied upon representations and warranties of the Company, the Subsidiary Note Parties, ADM or Christie/AIX with respect thereto set forth in the Transaction Agreements or in certificates with respect thereto signed by officers of the Company, the Subsidiary Note Parties, ADM or Christie/AIX to the extent deemed appropriate by us, and we have made no independent investigation thereof, except as expressly indicated herein.  We have assumed the accuracy and completeness of the information obtained from public officials and records included in the documents referred to above.

We have assumed that there was not any fraud, misrepresentation, omission or deceit by any person in connection with the execution, delivery and performance of the Transaction Agreements or any of the documents contemplated thereby.  We have also assumed the absence of any mutual mistake of fact or misunderstanding, duress or undue influence in the negotiation, execution or delivery of the Transaction Agreements. We have further assumed that there are no agreements or understandings, written or oral, between or among the Company, the Subsidiary Note Parties, ADM or Christie/AIX and the other parties to the Transaction Agreements or any waiver of a right or remedy or usage of trade or course or prior dealings among the parties that would define, alter, supplement or qualify the terms of the Transaction Agreements.

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In addition, we have assumed without any independent investigation that the Transaction Agreements to which Hollywood Software, Inc., a California corporation, is a party have been duly authorized and, to the extent not governed by the laws of the State of New York, executed and delivered by Hollywood Software, Inc., and that Hollywood Software, Inc. has the corporate power and capacity to execute, deliver and perform its obligations under each Transaction Agreement to which it is a party.

When, in this opinion, we have used the phrases “to our knowledge,” “known to us” or phrases of like import, such phrases refer only to the present actual knowledge (i.e., conscious awareness) of the attorneys who are presently with this firm and who our records indicate have devoted substantive attention to matters directly related to the Transaction Agreements.  In addition, except as expressly set forth in this letter, we have not, in rendering our opinions below, reviewed court or other public records, but rather have relied, solely as to the factual existence of any judgments, decrees, orders, suits, actions, proceedings, litigation or investigations of the type referenced therein, on (i) certificates of officers of the Company, the Subsidiary Note Parties, ADM or Christie/AIX and (ii) the representations and warranties of the Company, the Subsidiary Note Parties, ADM and Christie/AIX contained in the Transaction Agreements.

In rendering the opinions set forth below, we have also assumed the following:

(a)           Neither the Collateral Agent or any Purchaser nor any representative of any thereof has any notice or knowledge (actual or construction) of any adverse claim, lien, security interest, encumbrance, interest or other condition of title affecting any investment property or instrument as each such term is defined in Section 9-102 of the Uniform Commercial Code of New York (the “New York UCC”), Delaware (the “Delaware UCC”) or California (the “California UCC”).

(b)           all items of Collateral (as defined in the Guarantee and Collateral Agreement) for which possession must be taken by a secured party in order to perfect its security interest under Section 9-313 of the New York UCC, Delaware UCC or California UCC shall be in the possession or constructive possession of the Collateral Agent and not in the possession of any Grantor (as defined in the Guarantee and Collateral Agreement), or any affiliate, agent or any other Person acting on behalf of any Grantor.

(c)           Each Grantor, as applicable, has acquired “rights” in and to each existing item of Collateral in which it is granting a security interest pursuant to the Guarantee and Collateral Agreement, within the meaning of Section 9-203 of the New York UCC, Delaware UCC and California UCC consistent with, and sufficient for purposes of, the Guarantee and Collateral Agreement, and the same will be true of each item of Collateral arising after the date hereof;

(d)           “Value” (as defined in Section 1-201 of the New York UCC, Delaware UCC and California UCC) “has been given” (as required by Section 9-203 of the New York UCC, Delaware UCC and California UCC) to each Grantor for its execution of the Transaction

August 11, 2009
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Agreements to which it is a party and the granting of security interests in its property pursuant thereto; and

(e)           each Purchaser has delivered to the Company the amount to be paid by it pursuant to Section 2.1 of the Securities Purchase Agreement.

Although, in connection with rendering this opinion, we have made the assumptions set forth above and below and have relied upon the representations, warranties and certificates referenced above, nothing has come to our attention that has caused us to believe that we are not justified in relying on any of such assumptions or on any of such representations, warranties or certificates.

We do not assume any responsibility for the accuracy, completeness or fairness of any information, including, but not limited to, financial information, furnished to you by or on behalf of the Company, the Subsidiary Note Parties, ADM or Christie/AIX concerning the business, assets and affairs of the Company, the Subsidiary Note Parties, ADM or Christie/AIX or any other information furnished to you by or on behalf of the Company, the Subsidiary Note Parties, ADM or Christie/AIX or furnished by us as special counsel to the Company, the Subsidiary Note Parties, ADM or Christie/AIX, except for our conclusions of law in this opinion letter.

When statements in this opinion are qualified by the term “material,” those statements involve judgments and opinions as to the materiality or lack of materiality of any matter to the Company, the Subsidiary Note Parties, ADM or Christie/AIX or any of their respective businesses, prospects, assets or financial condition, which are entirely those of the Company, the Subsidiary Note Parties, ADM or Christie/AIX and their respective officers, after having been advised by us as to the legal effect and consequences of such matters; however, such opinions and judgments are not known to us to be incorrect.

The opinions herein are subject to the following qualifications:

(a)           We express no opinion as to the enforceability of any provision of any of the Transaction Agreements or other instruments to the extent such provision may be subject to, and affected by (i) applicable bankruptcy, insolvency, moratorium, receivership, assignment for the benefit of creditors or other similar state or federal laws affecting the rights and remedies of creditors generally (including, without limitation, fraudulent conveyance or transfer laws) and judicially developed doctrines in this area, such as equitable subordination and substantive consolidation of entities, (ii) equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith, diligence, reasonableness and fair dealing, concepts of materiality and the requirement that the right, remedy or penalty sought to be proportionate to the breach, default or injury, (iv) possible judicial action giving effect to foreign laws or foreign governments or judicial action affecting or relating to the rights or remedies of creditors, (v) compliance with, and limitations imposed by, procedural requirements relating to the exercise of remedies, and (vi) provisions of Article 9 of the Uniform Commercial Code

August 11, 2009
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limiting a person’s right or ability to waive or vary certain provisions of such Article 9.  In addition, we express no opinion on the enforceability of certain rights and remedies set forth in the Transaction Agreements or other instruments to the extent such rights or remedies may be limited by applicable state law, but in our opinion, such laws will not materially interfere with the practical realization of the principal benefits intended to be provided by the Transaction Agreements or such instruments.

(b)           We express no opinion with respect to the enforceability of provisions in the Transaction Agreements providing for (i) specific performance, injunctive relief or other equitable remedies, regardless of whether such enforceability is sought in a proceeding in equity or at law, (ii) any indemnification, hold harmless, release or exculpation provision, the enforceability of which may be limited by applicable federal and state laws and general principles of public policy or that purports to indemnify or hold harmless a party for, or release, exculpate or exempt a party from, its own action or inaction involving negligence, recklessness, willful misconduct or unlawful conduct, or (iii) arbitration since it may not be given effect in certain circumstances.

(c)           We express no opinion concerning any provisions in the Transaction Agreements which (i) purport to change or alter the manner in which service of process may be effected under applicable law, (ii) relate to the submission of jurisdiction, insofar as they purport to confer subject matter jurisdiction on a court to adjudicate any controversy relating to the Transaction Agreements in any circumstances in which such court would not have subject matter jurisdiction, (iii) relate to the enforceability of the choice of New York law in an action or proceeding in a Federal court or in a state court outside of the State of New York, (iv) relate to the ability of a purchaser of a participation in a Note to exercise rights of set-off against the Company or its property or (v) the waiver of a right to trial by a jury.

(d)           We express no opinion concerning any law other than the internal laws of the State of New York, the General Corporation Law of the State of Delaware and the federal law of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereof of the laws of any other jurisdiction, or in the case of Delaware, any other laws, or as to matters of municipal law or the laws of any local agencies within any state.  We note that we are not members of the Bar of the State of Delaware and our knowledge of the General Corporation Law is derived from a reading of the most recent compilation of such statute available to us without consideration of any judicial or administrative interpretations thereof.

(e)           We express no opinion as to the enforceability of any purported waiver by any person of any right granted pursuant to statute which may not be legally waived or the effectiveness of any purported waiver by any person of any right granted pursuant to statute which may not be legally waived.

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(f)           We express no opinion as to compliance with applicable environmental, pension, tax, employee benefit, land use, anti-money laundering, antifraud or antitrust statutes, rules or regulations of state or federal law.

(g)           We express no opinion with respect to or regarding any matters pertaining to patents, trademarks or copyrights except as expressly set forth in Paragraphs 15, 16 and 17.

(h)           We express no opinion as to the enforceability of any provision in any of the Transaction Agreements (i) purporting to preclude the modification of the Transaction Agreements other than through a writing signed by all the parties, (ii) to the effect that failure to exercise or delay in exercising a right or remedy will not operate as a waiver of the right or remedy, (iii) purporting to require the payment or reimbursement of fees, costs, expenses, or other amounts without regard to whether they are reasonable in nature or amount, or (iv) purporting to bind third parties who are not parties to the Transaction Agreements.

(i)           Insofar as this opinion relates to any mortgage, indenture, lease, contract or other agreement or undertaking of the Company, any Subsidiary Note Party, ADM or Christie/AIX other than the Transaction Agreements, our opinion is limited to those documents which are in writing and are disclosed on Schedule D hereto (the “Scheduled Agreements”), and no opinion is expressed herein as to any mortgage, indenture, lease, contract or other agreement (oral or written) or undertaking of the Company, any Subsidiary Note Party, ADM or Christie/AIX other than the Scheduled Agreements.

(j)           Our opinions set forth below are based upon our consideration of those statutes, rules and regulations which, in our experience, are normally applicable to the transactions contemplated by the Transaction Agreements.

Based upon and subject to the foregoing, it is our opinion that:

1.           Based solely on the Good Standing Advice from the States of Delaware, New York and California, each of the Company, each Subsidiary Note Party, ADM and Christie/AIX is a corporation duly incorporated, existing and in good standing under the laws of the jurisdiction of its incorporation.  Each of the Company, each Subsidiary Note Party, ADM and Christie/AIX has all requisite corporate power and authority to own, operate and lease its property and assets, to carry on its business as now being conducted, as described in the Company’s Annual Report or 10-K for the fiscal year ended March 31, 2009 to execute each of the Transaction Documents to which it is a party and to perform its obligations thereunder and to grant the security interests to be granted by it pursuant to the Guarantee and Collateral Agreement.

2.           The authorized shares of capital stock of the Company consists of 80,000,000 shares of common stock, of which 65,000,000 shares have been designated Class A Common Stock, par value $0.001 per share (“Class A Common Stock”) and 15,000,000 shares have been

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designated Class B Common Stock, par value $0.001 (“Class B Common Stock”) and 15,000,000 shares of preferred stock, par value $0.001 per share, of which 20 shares have been designated Series A 10% Non-Voting Cumulative Preferred Stock (“Series A Preferred Stock”) and 1,000,000 shares of which have been designated Series B Junior Participating Preferred Stock (“Series B Preferred Stock”).  As of the close of business on August 10, 2009, based solely on a certificate signed by the Secretary of the Company, (A) 27,820,060 shares of Class A Common Stock were issued and outstanding, (B) 733,811 shares of Class B Common Stock were issued and outstanding, (C) eight (8) shares of Series A Preferred Stock were issued and outstanding, and (D) no shares of Series B Preferred Stock were issued or outstanding.

3.           The Notes and the Warrants have been duly authorized by the Company, and when issued and sold to the Purchasers and paid for in accordance with the terms of the Securities Purchase Agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.  The Common Stock of the Company initially issuable upon exercise of the Warrants has been duly and validly reserved and, upon issuance in accordance with the exercise provisions of the Warrants and applicable Delaware law, will be validly issued, fully paid and nonassessable.

4.           All corporate action on the part of the Company, the Subsidiary Note Parties, ADM and Christie/AIX and their stockholders necessary for the authorization, execution and delivery of, and performance of all of their respective obligations under, the Transaction Agreements, and for the authorization, issuance and delivery of the Notes and the Warrants being sold under the Securities Purchase Agreement and of the Common Stock issuable upon exercise of the Warrants and the granting of security interests by the Company and the Subsidiary Note Parties pursuant to the Guarantee and Collateral Agreement has been taken.  Each Transaction Agreement, when executed and delivered by or on behalf of the Company, a Subsidiary Note Party, ADM or Christie/AIX, as the case may be, will constitute a valid and legally binding obligation of such party, enforceable against such party in accordance with its terms.  Each of the Company, each Subsidiary Note Party, ADM and Christie/AIX has obtained all necessary consents, authorizations, approvals and orders, and has made all registrations, qualifications, designations, declarations or filings with all federal, state or other relevant governmental authorities required on its part in connection with the consummation of the transactions contemplated by the Transaction Agreements, including the granting of any security interests under the Guarantee and Collateral Agreement, except for filings required for the perfection of security interests granted pursuant to the Guarantee and Collateral Agreement.

5.           The execution, delivery and performance by each of the Company, each Subsidiary Note Party, ADM and Christie/AIX of each Transaction Agreement to which it is a party and the granting of security interests by the Company and the Subsidiary Note Parties pursuant to the Guarantee and Collateral Agreement will not result in any violation of or constitute a default under, any provision of (a) the Certificate of Incorporation or Bylaws of any such party; (b) any judgment, decree or order of any court or administrative body to which the

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Company, any Subsidiary Note Party, ADM or Christie/AIX is a party and of which we have knowledge, or any Scheduled Agreement; or (c) to our knowledge, any statute, rule or governmental regulation applicable to the Company, any Subsidiary Note Party, ADM or Christie/AIX; provided, however, that no opinion is expressed as to whether or not there will be an Event of Default (as defined in the GE Credit Facility) if after an Event of Default (as defined in the Notes) the legal and beneficial ownership of a majority of the economic and voting rights associated with the ownership of the outstanding voting stock of all classes of voting stock of Access DM changes as a result of the exercise of remedies under the Guarantee and Collateral Agreement.

6.           Based on the representations contained in Section 3.2 of the Securities Purchase Agreement, it is not necessary in connection with the offer, sale and issuance of the Notes and the Warrants pursuant to the Securities Purchase Agreement to register any of such Notes or Warrants under the Securities Act of 1933, as amended (the “Act”), as such is in effect as of the date hereof, and it will not be necessary to register the Common Stock issuable upon exercise of the Warrants, upon issuance of such Common Stock to the holders thereof under the Act as now in effect.

7.           We are not aware of any action, suit or proceeding at law or in equity or by or before any court, arbitrator, governmental instrumentality agency, body or official now pending or threatened against the Company, any Subsidiary Note Party, ADM or Christie/AIX or to which the business, assets or property of the Company, any Subsidiary Note Party, ADM or Christie/AIX would be subject in respect of the Transaction Agreements or the transactions contemplated thereby.

8.           Neither the Company, any Subsidiary Note Party, Christie/AIX or ADM is, and after giving effect to the issuance and sale of the Notes and the Warrant the application of the proceeds thereof as described in the Transaction Agreements will be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

9.           Under the New York UCC, the provisions of the Guarantee and Collateral Agreements are sufficient to create in favor of the Collateral Agent a valid security interest in all right, title and interest of the Grantors (as defined in the Collateral and Guarantee Agreement) in those items and types of Collateral in which a security interest (the “Article 9 Security Interest”) may be created under Article 9 of the New York UCC (the “Article 9 Collateral”) and in which each Grantor has rights.  Upon the filing of the Financing Statements with the Secretary of State of the state in which each Grantor is incorporated (collectively the “Filing Offices”), the Collateral Agent’s security interest will be a valid and perfected security interest in the Article 9 Collateral with respect to which a security interest can be perfected by the filing of a financing statement under the New York UCC, the Delaware UCC or the California UCC, as the case may be (the “Filing Collateral”).  Each Financing Statement is in proper form for filing in the appropriate Filing Office.

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In connection with the opinions expressed in this Paragraph 9, we note that certain actions may need to be taken in the future in order to maintain the effectiveness of the Financing Statements, including without limitation (i) the requirement to file a continuation statement within six months before the fifth anniversary of the date of filing of the original financing statement perfecting such security interest and (ii) the requirement to file a new financing statement under the circumstances set forth in Section 9-316 or Section 9-507 of the New York UCC, the Delaware UCC and the California UCC.  The opinions expressed in this Paragraph 9 are also subject to (a) the rights of purchasers and holders of instruments, documents, and chattel paper under Sections 9-330 and 9-331 of the New York UCC, the Delaware UCC and the California UCC, (b) the provisions of Section 9-315 of the New York UCC, the Delaware UCC and the California UCC relating to proceeds, and (c) the rights of buyers of goods under Sections 9-320 and 9-323(d) of the New York UCC, the Delaware UCC and the California UCC.

10.           Under the New York UCC, the execution and delivery of the Guarantee and Collateral Agreement, together with delivery and the continued possession by the Collateral Agent, in the State of New York, of certificates or instruments evidencing any Instrument, Certificated Securities or Chattel Paper (as each such term is defined in the Guarantee and Collateral Agreement) constituting part of the Collateral, issued or endorsed in the name of the Collateral Agent or in blank or together with stock powers or other instruments of transfer property executed in the name of the Collateral Agent or in blank with respect thereto, will create a valid and duly perfected lien on and a security interest in such Collateral pledged on the date hereof under the Guarantee and Collateral Agreement.  Subject to the limitations contained in Section  9-331 of New York UCC, the Collateral Agent will acquire such lien and security interest free of adverse claims (as defined in Section  8-102 of New York UCC).

11.           Based solely upon the information set forth in the advices from the States of Delaware, New York and California, the Search Reports set forth the proper Filing Offices and the proper names of the debtors necessary to identify those persons who under the New York UCC, Delaware UCC or California UCC have, as of the date of the Search Reports, financing statements on file against each Grantor indicating any of the Collateral.  Excluding Permitted Liens, the Search Reports identify no still-effective financing statement naming any Grantor as debtor and indicating any of the Collateral filed in the applicable Filing Office, as of the date of the relevant Search Report.

12.           The Article 9 Security Interest in that portion of the Collateral consisting of Deposit Accounts (as defined in the Guarantee and Collateral Agreement) (the “Pledged Accounts”) and the funds credited thereto will be perfected upon the execution and delivery by the banks or financial institutions with which the Pledged Accounts are maintained, the relevant Grantor and the Collateral Agent of a Deposit Account Control Agreement in substantially the form attached as Annex 2 to the Guarantee and Collateral Agreement.

13.           The Article 9 Security Interest in that portion of the Collateral consisting of accounts that are Securities Accounts (as defined in the Guarantee and Collateral Agreement)

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and the funds therein and the Collateral consisting of security entitlements resulting from any financial assets being credited by book entry thereto (the “Pledged Security Entitlements”) will be perfected upon the execution and delivery by the securities intermediary with which such Securities Accounts are maintained, the relevant Grantor and the Collateral Agent of a Securities Account Control Agreement in substantially the form attached as Annex 3 to the Guarantee and Collateral Agreement.  To the extent that any such account is a securities account, the Article 9 Security Interest in such Account and the Pledged Security Entitlements, when perfected as set forth in this Paragraph 13, will be prior to any other security interest perfected under Article 9 of the New York UCC.

14.           The Article 9 Security Interest in that portion of the Collateral consisting of Cash Collateral (as defined in the Cash Collateral Control Agreement) will be perfected upon the execution and delivery by the Securities Intermediary (as defined in the Cash Collateral Control Agreement), the Company and the Collateral Agent of the Cash Collateral Control Agreement.  To the extent that the Cash Collateral Account (as defined in the Cash Collateral Control Agreement) is a securities account, the Article 9 Security Interest in the Cash Collateral Account, when perfected as set forth in this Paragraph 14, will be prior to any other security interest perfected under Article 9 of the New York UCC.

15.           Assuming that (a) the Copyright Security Interest Agreement has been filed in the U.S. Copyright Office with all applicable filing fees paid, (b) copies of the Copyright Security Interest Agreement have been filed in the correct reel and frame listings, and (c) the Financing Statement with respect to Core Technology has been properly filed and indexed in the appropriate Filing Office for Core Technology referred to in Paragraph 9 above, and none of the foregoing have subsequently been released, terminated or modified, such filings of the Copyright Security Interest Agreement and such Financing Statement are sufficient to perfect a security interest in the United States copyrights listed in the Copyright Security Interest Agreement and registered with the U.S. Copyright Office (with the exception of Copyrights (as defined in the Guarantee and Collateral Agreement) that have expired, not been renewed, been abandoned, or otherwise become invalid and unenforceable as matter of law) to the extent a security interest in Copyrights can be perfected by the recordation of a grant of security interests in Copyrights with the U.S. Copyright Office and the filing of a financing statement in such Filing Office.

16.           Assuming that (a) each Trademark Security Interest Agreement has been filed in the U.S. Patent and Trademark Office with all applicable filing fees paid, (b) copies of such Trademark Security Interest Agreement have been filed in the correct reel and frame listings, and (c) the Financing Statement with respect to the Grantor that is a party to such Trademark Security Interest Agreement has been properly filed and indexed in the appropriate Filing Office for such Grantor referred to in Paragraph 9 above, and none of the foregoing have subsequently been released, terminated or modified, such filings of such Trademark Security Interest Agreement and such Financing Statement are sufficient to perfect a security interest in the United States trademarks listed in such Trademark Security Interest Agreement and registered

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with the U.S. Patent and Trademark Office (with the exception of Trademarks (as defined in the Guarantee and Collateral Agreement) that have expired, not been renewed, been abandoned, or otherwise become invalid and unenforceable as matter of law) to the extent a security interest in Trademarks can be perfected by the recordation of a grant of security interests in Trademarks with the U.S. Patent and Trademark Office and the filing of a financing statement in such Filing Office.

17.           Assuming that (a) the Patent Security Interest Agreement has been filed in the U.S. Patent and Trademark Office with all applicable filing fees paid, (b) copies of the Patent Security Interest Agreement have been filed in the correct reel and frame listings, and (c) the Financing Statement with respect to the Company has been properly filed and indexed in the appropriate Filing Office for the Company referred to in Paragraph 9, and none of the foregoing have subsequently been released, terminated or modified, such filings of the Patent Security Interest Agreement and such Financing Statement are sufficient to perfect a security interest in the United States patents listed in the Patent Security Interest Agreement and registered with the U.S. Patent and Trademark Office (with the exception of Patents (as defined in the Guarantee and Collateral Agreement) that have expired, not been renewed, been abandoned, or otherwise become invalid and unenforceable as matter of law) to the extent a security interest in Patents can be perfected by the recordation of a grant of security interests in Patents with the U.S. Patent and Trademark Office and the filing of a financing statement in such Filing Office.

Our opinions expressed in Paragraphs 9 through 17 are further qualified as follows:

(a)           We express no opinion on any Grantor’s rights in, or title to, any Collateral.

(b)           We express no opinion as to the validity or perfection of any security interests in any item of  Collateral other than the Collateral existing on the date hereof and the Article 9 Collateral, in any item of Collateral which is expressly excluded from the application of the New York UCC, the Delaware UCC or the California UCC pursuant to Section 9-109 thereof, in any item of Collateral which consists of fixtures (as defined in Section 9-102(a)(41) of the New York UCC, the Delaware UCC or the California UCC) or in any item of Collateral which is subject to (A) a statute or treaty of the United States which provides for a national or international registration or a national or international certificate of title for the perfection of a security interest therein or which specifies a place of filing different from that specified in the New York UCC, the Delaware UCC or the California UCC for filing to perfect such security interest or (B) a certificate of title statute

(c)           We express no opinion as to the perfection of any security interest in any proceeds other than identifiable cash proceeds to the extent set forth in  Section 9-315 of the New York UCC, the Delaware UCC and the California UCC.

(d)           Except as expressly set forth in Paragraphs 10, 13 and 14 above, we express no opinion as to the priority of any security interest created under the Transaction Agreements, and

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we express no opinion in Paragraphs 10, 13 and 14 above as to the relative priority of the security interest in any Collateral, as against (i) any claim or lien in favor of the United States of America or any agency or instrumentality thereof (including, without limitation, Federal tax liens and liens under Title IV of the Employee Retirement Income Security Act of 1974, as amended) or (ii) the claim of a lien creditor to the extent set forth in Section 9-317 of the New York UCC, the Delaware UCC and the California UCC.

(e)           In the case of property which becomes Collateral after the date hereof, Section 552 of Title 11 of the United States Code (the “Bankruptcy Code”) limits the extent to which property acquired by a debtor after the commencement of a case under the Bankruptcy Code may be subject to a security interest arising from a loan agreement entered into by the debtor before the commencement of such case.

(f)           We express no opinion as to the validity or enforceability of any security interests in goods (as defined by the New York UCC, the Delaware UCC or the California UCC) which have been bought by a buyer in the ordinary course of business (as defined in Section 1-201 of the New York UCC, the Delaware UCC or the California UCC).

(g)           We express no opinion as to the validity or enforceability of any security interests in commercial tort claims arising after the date hereof, claims arising in tort other than commercial tort laws, consumer goods, motor vehicles, minerals, health-care insurance receivables, timber to be cut or growing crops.

(h)           Insofar as our opinions are based upon the Uniform Commercial Code of any jurisdiction other than the New York UCC, with your consent, we have relied solely on our review of the CCH UCC Transactions Guide, without any investigation of the legal decisions or other statutory provisions in effect that may affect the interpretation thereof.

This opinion is delivered to you in connection with the above-described transactions and may not be relied on by you for any other purpose.  This opinion is intended solely for your use and is not to be made available to or relied upon by other persons or entities without our prior written consent.

Very truly yours,

SCHEDULE A

Purchasers

Sageview Capital Master, L.P.

SCHEDULE B

Subsidiary Note Parties

Core Technology Services, Inc., a New York corporation

Hollywood Software, Inc., a California corporation

FiberSat Global Services, Inc., a Delaware corporation

ADM Cinema Corporation, a Delaware corporation

UniqueScreen Media, Inc., a Delaware corporation

Vistachiara Productions, Inc., a Delaware corporation

SCHEDULE C

Financing Statements

SCHEDULE D

Scheduled Agreements

1.
Credit Agreement, dated as of August 1, 2006, by and among Christie/AIX, Inc., the Lenders party thereto and General Electric Capital Corporation, as administrative agent and collateral agent for the Lenders.

2
First Amendment, effective as of August 30, 2006, with respect to that certain Credit Agreement, dated as of August 1, 2006, by and among Christie/AIX, Inc., the Lenders party thereto and General Electric Capital Corporation, as administrative agent and collateral agent for the Lenders.

3.
Second Amendment, effective as of December, 2006, with respect to that certain Credit Agreement, dated as of August 1, 2006, by and among Christie/AIX, Inc., the Lenders party thereto and General Electric Capital Corporation, as administrative agent and collateral agent  for the Lenders.

4.
Third Amendment, effective as of September 28, 2007, with respect to that certain definitive Credit Agreement, dated as of August 1, 2006 (as amended, supplemented or otherwise modified prior to entry into the Third Amendment), with General Electric Capital Corporation, as administrative agent and collateral agent for the Lenders.

5.
Fourth Amendment, dated as of May 5, 2009, with respect to that certain Credit Agreement, dated as of August 1, 2006, by and among Christie/AIX, Inc., the Lenders party thereto and General Electric Capital Corporation, as administrative agent and as collateral agent for the Lenders.

6.
Fifth Amendment, dated as of August 11, 2009, with respect to that certain Credit Agreement, dated as of August 1, 2006, by and among Christie/AIX, Inc., the Lenders party thereto and General Electric Capital Corporation, as administrative agent and as collateral agent for the Lenders.

Exhibit J

August 11, 2009

To The Purchasers Set
Forth On Schedule A Hereto

Ladies and Gentlemen:

I am General Counsel of Access Integrated Technologies, Inc., a Delaware corporation (the “Company”), the Company’s subsidiaries set forth on Schedule B hereto (the “Subsidiary Note Parties”), Access Digital Media, Inc., a Delaware corporation (“ADM”) and Christie/AIX Inc., a Delaware corporation (“Christie/AIX”).  This opinion is delivered to you pursuant to Section 2.2(a)(ii) of the Securities Purchase Agreement dated as of the date hereof (the “Securities Purchase Agreement”) among the Company and the purchasers named therein (the “Purchasers”) and the Company’s Senior Secured Notes dated the date hereof (the “Notes”) in the aggregate principal amount of $75,000,000 issued pursuant to the Securities Purchase Agreement.  Capitalized terms used herein without definition shall have the meanings specified in the Notes.

In connection with this opinion, I have examined and relied upon (i) the Securities Purchase Agreement, (ii) the form of Note attached to the Securities Purchase Agreement, (iii) the form of Warrant attached to the Securities Purchase Agreement, (iv) the Guarantee and Collateral Agreement, (v) the Cash Collateral Control Agreement, (vi) the Registration Rights Agreement, (vii) the Side Letter dated the date hereof executed and delivered pursuant to Section 2.2(a)(ix) of the Securities Purchase Agreement by Christie/AIX, (viii) the Side Letter dated the date hereof executed and delivered pursuant to Section 2.2(a)(x) of the Securities Purchase Agreement by ADM, (ix) the Grant of Security Interest in Trademark Rights effective as of the date hereof made by UniqueScreen Media, Inc. in favor of the Collateral Agent, (x) the Grant of Security Interest in Trademark Rights effective as of the date hereof made by the Company in favor of the Collateral Agent, (xi) the Grant of Security Interest in Trademark Rights effective as of the date hereof made by FiberSat Global Services, Inc. in favor of the Collateral Agent, (xii) the Grant of Security Interest in Copyright Rights effective as of the date hereof made by Core Technology Services, Inc. in favor of the Collateral Agent, (xiii) the Grant of Security Interest in Patent Rights effective as of the date hereof made by the Company in favor of the Collateral Agent, (xiv) the Tax Benefit Preservation Plan dated as of August 11, 2009 between the Company and American Stock Transfer & Trust Company (the documents set forth in the foregoing clauses (i)-(xiv) are collectively referred to herein as the “Transaction Agreements”), (xv) the Certificate of Incorporation and Bylaws, as amended to date, and the minute books, stock records and records of corporate proceedings of, the Company, each Subsidiary Note Party, ADM and Christie/AIX, and (xvi) originals or copies certified or otherwise identified to my

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satisfaction of such records, agreements, instruments and certificates of public officials, the Company, the Subsidiary Note Parties, ADM and Christie/AIX as I have deemed necessary and relevant to form the basis for my opinions herein.  I have not conducted any independent investigation, examination or inquiry of factual matters in rendering the opinions set forth in this letter other than the document examination described herein, and my opinion is qualified in all respects by the scope of such document examination.

In my examination, I have assumed, and express no opinion as to, the genuineness of all signatures, the authenticity and completeness of all documents submitted to me (except those on behalf of the Company, the Subsidiary Note Parties, ADM and Christie/AIX) as originals, the conformity to originals of all documents submitted to me as copies, the authenticity of the originals of such latter documents and the legal competence and capacity of all natural persons.  I have also assumed that the Transaction Agreements to which the Company, any Subsidiary Note Party, ADM or Christie/AIX is a party are binding and enforceable obligations of the other parties thereto and that such other parties have obtained all consents, authorizations, permits and governmental approvals required for the consummation and performance of the Transaction Agreements.  I have assumed the accuracy and completeness of the information obtained from public officials and records included in the documents referred to above.

I have assumed that there are no agreements or understandings, written or oral, between or among the Company, the Subsidiary Note Parties, ADM or Christie/AIX and the other parties to the Transaction Agreements or any waiver of a right or remedy or usage of trade or course or prior dealings among the parties that would define, alter, supplement or qualify the terms of the Transaction Agreements.

In addition, I have assumed without any independent investigation that the Transaction Agreements to which Hollywood Software, Inc., a California corporation, is a party have been duly authorized and, to the extent not governed by the laws of the State of New York, executed and delivered by Hollywood Software, Inc., and that Hollywood Software, Inc. has the corporate power and capacity to execute, deliver and perform its obligations under each Transaction Agreement to which it is a party.

Although, in connection with rendering this opinion, I have made the assumptions set forth above and below, nothing has come to my attention that has caused me to believe that I am not justified in relying on any of such assumptions.

The opinions herein are subject to the following qualifications:

(a)    I express no opinion concerning any law other than the internal laws of the State of New York or New Jersey, the General Corporation Law of the State of Delaware and the federal law of the United States, and I express no opinion with respect to the applicability thereto, or the effect thereof of the laws of any other jurisdiction, or in the case of Delaware, any other laws, or as to matters of municipal law or the laws of any local agencies within any state.  I

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am not a member of the Bar of the State of Delaware and my knowledge of the General Corporation Law is derived from a reading of the most recent compilation of such statute available to us without consideration of any judicial or administrative interpretations thereof.

(b)    I express no opinion with respect to or regarding any matters pertaining to patents, trademarks or copyrights.

(c)    Insofar as this opinion relates to any mortgage, indenture, lease, contract or other agreement or undertaking of the Company, any Subsidiary Note Party, ADM or Christie/AIX other than the Transaction Agreements, my opinion is limited to those documents which are in writing and are disclosed on Schedule C hereto (the “Scheduled Agreements”), and no opinion is expressed herein as to any mortgage, indenture, lease, contract or other agreement (oral or written) or undertaking of the Company, any Subsidiary Note Party, ADM or Christie/AIX other than the Scheduled Agreements.

(d)    My opinion set forth below is based upon my consideration of those statutes, rules and regulations which, in my experience, are normally applicable to the transactions contemplated by the Transaction Agreements.

Based upon and subject to the foregoing, it is my opinion that:

1.    The execution, delivery and performance by each of the Company, each Subsidiary Note Party, ADM and Christie/AIX of each Transaction Agreement to which it is a party and the granting of security interests by the Company and the Subsidiary Note Parties pursuant to the Guarantee and Collateral Agreement will not result in any violation of, or constitute a default under, any provision of (a) the Certificate of Incorporation or Bylaws of any such party; or (b) any Scheduled Agreement; provided, however, that no opinion is expressed as to whether or not there will be an Event of Default (as defined in the Security Agreements relating to the NEC Notes) if after an Event of Default (as defined in the Notes) the management, ownership or control of Access DM changes as a result of the exercise of remedies under the Guarantee and Collateral Agreement.

This opinion is delivered to you in connection with the above-described transactions and may not be relied on by you for any other purpose.  This opinion is intended solely for your use and is not to be made available to or relied upon by other persons or entities without my prior written consent.

Very truly yours,

August 11, 2009
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SCHEDULE A

Purchasers

Sageview Capital Master, L.P.

August 11, 2009
Page Five

SCHEDULE B

Subsidiary Note Parties

Core Technology Services, Inc., a New York corporation

Hollywood Software, Inc., a California corporation

FiberSat Global Services, Inc., a Delaware corporation

ADM Cinema Corporation, a Delaware corporation

UniqueScreen Media, Inc., a Delaware corporation

Vistachiara Productions, Inc., a Delaware corporation

August 11, 2009
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SCHEDULE C

Scheduled Agreements

1.   Note Purchase Agreements, dated August 11, by and between the Company and each of the holders of the 2007 Notes.

2.   Promissory Note, dated May 28, 2008, issued by Access Digital Media, Inc. to NEC Financial Services, LLC.

3.   Promissory Note, dated October 22, 2008, issued by Access Digital Media, Inc. to NEC Financial Services, LLC.

4.   Promissory Note, dated October 29, 2008, issued by Access Digital Media, Inc. to NEC Financial Services, LLC

5.   Security Agreement, dated October 22, 2008, by and between Access Digital Media, Inc. to NEC Financial Services, LLC.

6.   Letter Agreement, dated October 30, 2008, by and between Access Digital Media, Inc. and NEC Financial Services LLC, amending the Security Agreement and Promissory Note, each dated October 22, 2008, by and between Access Digital Media, Inc. and NEC Financial Services, LLC.

7.   Security Agreement, dated October 29, 2008, by and between Access Digital Media, Inc. to NEC Financial Services, LLC.

8.   Credit Facility Agreement, by and between Access Digital Cinema Phase 2 B/AIX Corp. and KBC Bank NV.

9.   Security Agreement, dated November 25, 2008, by and between Access Digital Cinema Phase 2 B/AIX Corp. and KBC Bank NV.

10.         Assignment Agreement, dated as of December 2008, by and between Access Digital Cinema Phase 2 B/AIX Corp. and KBC Bank NV.

11.         Subordinated Loan Agreement, dated as of August 9, 2007, by and between Christie/AIX, Inc. and Christie Digital Systems, Inc.

12.         Amendment to AIX Term Loan Agreement, dated as of August 9, 2007, by and between the Company and Christie Digital Systems, Inc.

August 11, 2009
Page Seven

13.        Subordination and Intercreditor Agreement, dated as of August 9, 2007, by and between Christie Digital Systems, Inc., Christie/AIX, Inc. and General Electric Capital Corporation, as agent for all lenders party to the GE Credit Facility.

EXHIBIT K

EXECUTION VERSION

CHRISTIE/AIX, INC.
c/o Access Integrated Technologies, Inc. d/b/a Cinedigm Digital Cinema Corp.
55 Madison Ave, Suite 300
Morristown, NJ  07960

August 11, 2009

Side Letter

Sageview Capital Master, L.P.
245 Lytton Avenue, Suite 250
Palo Alto, CA 94301

Attention:  Edward A. Gilhuly

Ladies and Gentlemen:

Reference is made to (i) those certain Senior Secured Notes, issued by Access Integrated Technologies, Inc. (the “Company”) on August 11, 2009 in the aggregate principal amount of $75,000,000 (as amended from time to time, the “Notes”) and (ii) the Guarantee and Collateral Agreement, dated as of August 11, 2009, among the Company, the Subsidiaries of the Company party thereto and Sageview Capital Master, L.P., as collateral agent (as amended from time to time, the “Guarantee and Collateral Agreement”). Capitalized terms used herein but not defined herein shall have the meanings set forth in the Notes.

In accordance with Section 8(z)(i) of the Notes, the undersigned hereby agree that upon the payment in full of the GE Credit Facility and the Christie Note (unless such payment of the GE Credit Facility is accomplished through a Permitted Refinancing the terms of which prohibit the Phase I Subsidiaries from becoming parties to the Guarantee and Collateral Agreement and pledging their assets thereunder; provided that at such time as the Permitted Refinancing has been paid in full, the Phase I Subsidiaries shall comply with clauses (i)-(iii) hereof), each Phase I Subsidiary shall, and shall cause any of its Subsidiaries that is a Phase I Subsidiary to, (i) become a Subsidiary Note Party and execute and deliver a joinder to the Guarantee and Collateral Agreement in the form attached thereto as Annex I, (ii) take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Holders a perfected first priority (subject to Liens to the extent permitted by the Guarantee and Collateral Agreement) security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such Phase I Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent and (iii) if requested by the Collateral Agent, deliver to the Collateral Agent, for the benefit of the Holders legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

This letter may not be amended or waived except by an instrument in writing signed by us and you.  This letter shall be construed and enforced in accordance with, and all questions concerning

2

the construction, validity, interpretation and performance of this letter shall be governed by, the internal laws of the State of New York, including Section 5-1401 of the New York General Obligations Law.  This letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this letter by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Side Letter as of the date first written above.

Very truly yours,

CHRISTIE/AIX, INC.

By:_____________________________
Name:
Title:

Christie/AIX Side Letter

Accepted and agreed to as of
the date first above written:

SAGEVIEW CAPITAL MASTER, L.P.

By: Sageview Capital GenPar, Ltd., its
       general partner

By:____________________________
     Name:  Edward A. Gilhuly
     Title:  Director

Christie/AIX Side Letter

EXHIBIT L

EXECUTION VERSION

ACCESS DIGITAL MEDIA, INC.
c/o Access Integrated Technologies, Inc. d/b/a Cinedigm Digital Cinema Corp.
55 Madison Ave, Suite 300
Morristown, NJ  07960

August 11, 2009

Side Letter

Sageview Capital Master, L.P.
245 Lytton Avenue, Suite 250
Palo Alto, CA 94301

Attention:  Edward A. Gilhuly

Ladies and Gentlemen:

Reference is made to (i) those certain Senior Secured Notes, issued by Access Integrated Technologies, Inc. (the “Company”) on August 11, 2009 in the aggregate principal amount of $75,000,000 (as amended from time to time, the “Notes”) and (ii) the Guarantee and Collateral Agreement, dated as of August 11, 2009, among the Company, the Subsidiaries of the Company party thereto and Sageview Capital Master, L.P., as collateral agent (as amended from time to time, the “Guarantee and Collateral Agreement”). Capitalized terms used herein but not defined herein shall have the meanings set forth in the Notes.

In accordance with Section 8(z)(ii) of the Notes, the undersigned hereby agree that upon the payment in full of the NEC Notes, Access DM shall (i) become a Subsidiary Note Party and execute and deliver a joinder to the Guarantee and Collateral Agreement in the form attached thereto as Annex I, (ii) take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Holders a perfected first priority (subject to Liens to the extent permitted by the Guarantee and Collateral Agreement) security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to Access DM, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent and (iii) if requested by the Collateral Agent, deliver to the Collateral Agent, for the benefit of the Holders legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent; provided that Access DM shall not pledge the capital stock of Christie/AIX prior to the date that the Phase I Subsidiaries become Subsidiary Note Parties pursuant to Section 8(z)(i) of the Notes.

This letter may not be amended or waived except by an instrument in writing signed by us and you.  This letter shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this letter shall be governed by, the internal laws of the State of New York, including Section 5-1401 of the New York General Obligations Law.  This letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this letter by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

2

IN WITNESS WHEREOF, each of the undersigned has executed this Side Letter as of the date first written above.

Very truly yours, ACCESS DIGITAL MEDIA, INC. By:___________________________________________ Name: Title:

Accepted and agreed to as of
the date first above written:

SAGEVIEW CAPITAL MASTER, L.P.

By: Sageview Capital GenPar, Ltd., its
       general partner

By:____________________________
     Name:  Edward A. Gilhuly
     Title:  Director

[Signature Page to Access Digital Media Side Letter]

EXHIBIT M

[Intentionally Omitted]

EXHIBIT N

STANDSTILL AGREEMENT

THIS STANDSTILL AGREEMENT (this “Agreement”) is made as of August 11, 2009, by and between Sageview Capital Master, L.P., a Delaware limited partnership (“Sageview”), and Access Integrated Technologies, Inc. d/b/a Cinedigm Digital Cinema Corp., a Delaware corporation (“CIDM”).

Recitals

A.           Pursuant to the Securities Purchase Agreement, dated as of the date hereof (as it may be amended from time to time, the “Securities Purchase Agreement”), between CIDM and Sageview, CIDM has issued to Sageview (i) Senior Secured Notes, substantially in the form attached thereto as Exhibit A, in an original aggregate principal amount of $75,000,000 (such notes, together with any promissory notes or other securities issued in exchange or substitution therefor or replacement thereof pursuant to the terms of such notes, and as any of the same may be amended, restated or modified and in effect from time to time, the “Notes”) and (ii) warrants, substantially in the form attached thereto as Exhibit B (such warrants, together with any warrants or other securities issued in exchange or substitution therefor or replacement thereof pursuant to the terms of such warrants, and as any of the same may be amended, restated or modified and in effect from time to time, the “Warrants”), to purchase 16,000,000 (subject to adjustment as set forth therein) shares of Class A Common Stock (as hereinafter defined) (the “Warrant Shares”).

B.           Sageview and CIDM desire to set forth certain agreements to restrict Sageview’s future purchase of CIDM Interests (as hereinafter defined).

Accordingly, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS; CONSTRUCTION

1.1           Definitions.

As used in this Agreement, the following capitalized terms shall have the following meanings:

(a)           “13D Group” means a “group” as such term is used in Section 13(d)(3) of the Exchange Act.

(b)           “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one ore more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, that for purposes of this Agreement, (i) the Company, its subsidiaries and its other controlled Affiliates shall not be deemed to be an “Affiliate” of Sageview and (ii) none of Sageview or its Affiliates shall be considered Affiliates of any portfolio company in which Sageview or any of its Affiliates have made a debt or equity investment.

(c)           “Beneficial Ownership” shall have the meaning given to such term in Rule 13d-3 and Rule 13d-5 of the Securities Exchange of 1934 as amended; provided, however, that (a) Sageview shall not be deemed to Beneficially Own any securities owned by its portfolio companies as long as Sageview does not directly or indirectly encourage, assist or provide any information to such portfolio company in respect of the acquisition, disposition or voting of such securities and (b) a Person will be deemed to be the Beneficial Owner of any security that may be acquired by such Person, whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise (without giving effect to any provision governing such security (including Section 2.9 and Section 3.6(d) of the Warrants) that would limit, reduce or otherwise restrict the conversion, exchange or exercise features of such security) of any rights, options, warrants or similar securities (including the Warrants) to subscribe for, purchase or otherwise acquire such security.

(d)           “Beneficial Ownership Percentage” means, with respect to any Person at any time, the quotient of (a) the aggregate number of shares of Common Stock Beneficially Owned by such Person and its Affiliates, taken together, divided by (b) the Common Stock Outstanding.

(e)           “CIDM Group” means each of CIDM and its Affiliates.

(f)           “CIDM Interests” means any Common Stock, equity interest (which includes a voting, economic and similar interest) in, or equity securities of, CIDM, including any securities of CIDM which are convertible into, exchangeable for or otherwise exercisable to acquire such equity interests or equity securities or Stock, including convertible securities, warrants, rights or options to purchase such Common Stock, equity interests or equity securities.

(g)           “Change of Control” means (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of CIDM (including, for the avoidance of doubt, the sale of all or substantially all of the assets and/or the capital stock of CIDM’s subsidiaries in the aggregate) to any Person or group (as defined in Section 13(d) of the Exchange Act) (other than to the Sageview Group), (ii) the approval by the holders of CIDM’s capital stock of any plan or proposal to effect the liquidation, dissolution or winding up of CIDM, (iii) any Person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than the Sageview Group) shall become the Beneficial Owner of the voting securities representing more than 35% of the aggregate voting power of all classes of voting securities of CIDM, (iv) the consolidation, merger or other business combination of CIDM with or into another Person (other than as permitted by Section 8(p)(i) of the Notes), (v) as a direct result of any proxy contest or solicitation opposed by CIDM, individuals who, at the commencement of that proxy contest or solicitation (the “Incumbent Directors”) cease to constitute at least a majority of CIDM’s board of directors at the conclusion thereof, provided that any person becoming a director in connection with that proxy contest or solicitation whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall be an Incumbent Director or (vi) if the Purchaser Director Entitlement (as defined in the Securities Purchase Agreement) or the Purchaser Observer Entitlement (as defined in the Securities Purchase Agreement) under the Securities Purchase Agreement is at least one Director (as defined in the Securities Purchase Agreement) or one Observer (as defined in the Securities Purchase Agreement), respectively, for 10 consecutive Trading Days the Class A Common Stock is neither listed for trading on a U.S. national securities exchange nor quoted on an established U.S. automated interdealer quotation system and no American Depositary Shares or similar instruments for such common stock are so listed or approved for listing in the United States.

(h)           “Class A Common Stock” means the Class A Common Stock, par value $0.001 per share, of CIDM and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend, spin-off or combination or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization or business combination.

(i)           “Class B Common Stock” means the Class B Common Stock, par value $0.001 per share, of CIDM and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend, spin-off or combination or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization or business combination.

(j)           “Common Stock” means the Class A Common Stock and the Class B Common Stock.

(k)           “Common Stock Outstanding” shall mean, at any time, the sum of (i) the number of outstanding shares of Class A Common Stock plus (ii) the number of outstanding shares of Class B Common Stock plus (iii) the number of Warrant Shares issuable upon exercise of then outstanding Warrants.

(l)           “control” or “controlled by” and “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, through the ownership of voting securities, by contract or otherwise.

(m)           “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, or any similar successor statute.

(n)           “Parties” means Sageview and CIDM.

(o)           “Person” shall mean an individual, corporation, partnership, limited liability company, trust or other entity or association.

(p)           “Principal Market” means the Nasdaq Global Market or such other primary exchange on which the Class A Common Stock subsequently becomes traded.

(q)           “Sageview Group” means Sageview and its Affiliates.

(r)           “Significant Event” means any of the following:

(i)
CIDM and/or one or more of its subsidiaries enters into an agreement for, or makes a public announcement of its intention to pursue, (A) the sale or other disposition of a majority of the shares of Class A Common Stock, (B) the sale or disposition of all or substantially all of CIDM’s consolidated assets or a similar sale or change of control transaction, or

(C) any merger, consolidation, or other similar business combination that is reasonably likely to result in a Change of Control;

(ii)
the public announcement of a bona fide proposal or offer by any Person (other than the Sageview Group) or 13D Group (other than the Sageview Group) to acquire CIDM Interests (including pursuant to a tender or exchange offer or merger) that, if successful, would result in a Change of Control; provided, however, that the Board of Directors of CIDM either (A) has approved or recommended that the stockholders of CIDM accept such proposal or offer or (B) has not rejected or recommended that the stockholders of CIDM refrain from accepting such proposal or offer;

(iii)
any Person (other than the Sageview Group) or a 13D Group (other than the Sageview Group) successfully consummates the transaction contemplated in a proposal or offer of the type described in the foregoing clause (ii); or

(iv)	the adoption by the Board of Directors of a plan of liquidation or dissolution.

(s)           “Trading Day” means any day on which the Class A Common Stock is traded on its Principal Market; provided that “Trading Day” shall not include any day on which the Principal Market is open for trading for fewer than 4.5 hours.

1.2           Rules of Construction.  The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to.”  “Or” is disjunctive but not necessarily exclusive.  All references herein to Articles and Sections shall be deemed references to Articles and Sections of this Agreement unless the context shall otherwise require.  Words such as “herein,” “hereof,” “hereto,” “hereby” and “hereunder” refer to this Agreement, taken as a whole.  Except as otherwise expressly provided herein:  (a) any reference in this Agreement to any agreement shall mean such agreement as in effect on the date hereof; and (b) any reference in this Agreement to any law shall include corresponding provisions of any successor law and any regulations and rules promulgated pursuant to such law or such successor law. The headings in this Agreement are included for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement.

ARTICLE 2

STANDSTILL OBLIGATIONS; TERMINATION

2.1           Standstill Obligations.

(a)           Subject to Section 2.2 and Section 2.3, without first obtaining the written consent of CIDM, Sageview shall not, and shall cause its Affiliates not to, directly or indirectly, (i) acquire record or Beneficial Ownership of CIDM Interests or (ii) authorize or make a tender offer, exchange offer or other offer to acquire record or Beneficial Ownership of CIDM Interests, in each case as set forth in clause (i) or (ii), if and to the extent that, after giving effect to such acquisition, the Beneficial Ownership Percentage of the Sageview Group would be greater than 42.5%.

(b)           Subject to Section 2.2 and Section 2.3, without first obtaining the written consent of CIDM, Sageview shall not, and shall cause its Affiliates not to, join or participate in any 13D Group with respect to the Beneficial Ownership of CIDM Interests with any Person who is not a member of the Sageview Group, unless the Beneficial Ownership Percentage of any such 13D Group would be 42.5% or less.

(c)           Notwithstanding anything to the contrary set forth herein, the foregoing restrictions shall not apply to (i) any transfer of CIDM Interests by any member of the Sageview Group to any other member of the Sageview Group, (ii) the receipt of any Warrant Shares upon any exercise of the Warrants or (iii) any activities of any individual who is serving on the Board of Directors of CIDM, solely in his or her capacity as such.

2.2           Suspension.  Upon the occurrence of a Significant Event, the restrictions set forth in Section 2.1 shall be suspended.  Upon the cessation of the event or events that resulted in the suspension of the restrictions in Section 2.1 pursuant to this Section 2.2, such restrictions shall be reinstated in accordance with their terms unless this Agreement has been terminated in accordance with Section 2.3.

2.3           Termination.  This Agreement shall terminate on the earliest of (a) August 11, 2011, (b) a Change of Control, (c) an Event of Default (as defined in the Notes) and (d) the date on which the Beneficial Ownership Percentage of the Sageview Group is less than 10%.

ARTICLE 3

REPRESENTATIONS

3.1           Representation of Sageview. As of the date hereof, neither Sageview nor its Affiliates own any CIDM Interests other than the Warrants.

ARTICLE 4

GENERAL PROVISIONS

4.1           No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in CIDM any direct or indirect ownership or incidence of ownership of or with respect to the Warrants and Warrant Shares or any other CIDM Interests held from time to time by Sageview and/or its Affiliates.  All rights, ownership and economic benefits of and relating to such Warrants, Warrant Shares and other CIDM Interests shall remain vested in and belong to the Party that is the beneficial owner thereof, and no other Party shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of such Party, except as expressly provided herein.

4.2           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile or other electronic transmission  (with confirmation) or by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)           if to CIDM to:

Access Integrated Technologies, Inc.
55 Madison Ave., Suite 300
Morristown, N.J.  07960
Attn:  Gary Loffredo, Esq.

with a copy to:

Kelley Drye & Warren LLP
101 Park Avenue
New York, New York  10178
Fax: (212) 808-7534
Attention:  Jonathan Cooperman, Esq.

(b)           if to Sageview to:

Sageview Capital LP
245 Lytton Avenue, Suite 250
Palo Alto, CA 94301
Fax: (650) 473-5401
Attention: Edward A. Gilhuly

with a copy to:

Simpson Thacher & Bartlett LLP
2550 Hanover Street
Palo Alto, California  94304
Fax: (650) 251-5002
Attention: Chad Skinner

4.3           Entire Agreement.  This Agreement, the Securities Purchase Agreement and the other agreements and documents referenced herein or therein constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

4.4           Governing Law.  THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF DELAWARE SHALL GOVERN THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION OF ITS TERMS, AND THE INTERPRETATION OF THE RIGHTS AND DUTIES OF THE PARTIES.

4.5           JURISDICTION.  ALL ACTIONS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE HEARD AND DETERMINED IN THE

CHANCERY COURT OF THE STATE OF DELAWARE OR, SOLELY IN THE EVENT SUCH COURT SHALL NOT ACCEPT JURISDICTION THEREOF, ANY FEDERAL COURT SITTING IN THE STATE OF DELAWARE, AND THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING.

4.6           Interpretation.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

4.7           Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.  Neither this Agreement nor any term hereof may be waived, discharged or terminated other than by a written instrument signed by the Party against whom enforcement of any such waiver, discharge or termination is sought.

4.8           Severability.  Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any Party.  Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

4.9           Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations of any Party hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties.  This Agreement is not intended to confer any rights or remedies upon any person other than the Parties hereto.

4.10           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other Party, it being understood that both parties need not sign the same counterpart.  Facsimile signatures shall, for all purposes of this Agreement, be deemed to be originals and shall be enforceable as such.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Standstill Agreement as of the day and year first above written.

SAGEVIEW CAPITAL MASTER, L.P.

By: Sageview Capital GenPar, Ltd.,
 its general partner

By: _________________________________
Name:  Barbara E. Parker
Title:    Vice President

ACCESS INTEGRATED TECHNOLOGIES, INC.
d/b/a CINEDIGM DIGITAL CINEMA CORP.

By: _________________________________
Name:
Title:

EXHIBIT O

INDEMNIFICATION AGREEMENT

This Indemnification Agreement is dated as of ________________, 2009 (this “Agreement”) and is between Access Integrated Technologies, Inc. d/b/a Cinedigm Digital Cinema Corp., a Delaware corporation (the “Company”), and [Name of Sageview Director Designee] (“Indemnitee”).

WHEREAS, Indemnitee is a director of the Company and may also serve as a director, consultant, fiduciary or agent (collectively, the “Indemnifiable Positions”) of other corporations, limited liability companies, partnerships, joint ventures, trusts, employee benefit plans or other enterprises controlled by the Company (collectively, the “Controlled Entities”);

WHEREAS, in order to induce Indemnitee to continue to serve as a director of the Company and/or in other Indemnifiable Positions of the Controlled Entities, the Company wishes to provide for the indemnification of, and the advancement of Expenses (as defined herein) to, Indemnitee to the maximum extent permitted by law;

WHEREAS, the Fourth Amended and Restated Certificate of Incorporation of the Company (as amended, restated or otherwise modified from time to time, the “Charter”) provides for the indemnification of the Company’s directors and officers to the fullest extent permitted by law;

WHEREAS, the By-Laws of the Company (as amended, restated or otherwise modified from time to time, the “Bylaws”) provide certain indemnification rights to the Company’s directors and officers; and

WHEREAS, the Company and Indemnitee desire to enter into this Agreement to set forth their agreement regarding indemnification and the advancement of Expenses and to clarify the priority of the indemnification and advancement of Expenses with respect to certain Jointly Indemnifiable Claims (as defined herein).

NOW, THEREFORE, in consideration of Indemnitee’s service or continued service to the Company and/or the Controlled Entities and the covenants and agreements set forth below, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows.

Section 1.  Indemnification.

To the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”):

(a)           The Company shall indemnify Indemnitee if Indemnitee was or is made or is threatened to be made a party to, or is otherwise involved in, as a witness or otherwise, any threatened, pending or completed Action, Suit or Proceeding (brought in the right of the Company or otherwise), whether civil, criminal, administrative or investigative and whether formal or informal, including appeals.

(b)           The indemnification provided by this Section 1 shall be from and against all loss and liability suffered and Expenses (including attorneys’ fees), Judgments, Fines and Amounts Paid in Settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such Action, Suit or Proceeding, including any appeals.

Section 2.  Payment of Expenses.  To the fullest extent permitted by the DGCL, Expenses (including attorneys’ fees) incurred by Indemnitee in appearing at, participating in or defending any Action, Suit or Proceeding or in connection with an enforcement action as contemplated by Section 3(d), shall be paid by the Company in advance of the final disposition of such Action, Suit or Proceeding or such enforcement action within 15 days after receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time.  The Indemnitee hereby undertakes to repay any amounts advanced (without interest) to the extent that it is ultimately determined that Indemnitee is not entitled under this Agreement to be indemnified by the Company in respect of such Action, Suit or Proceeding or such enforcement action as contemplated by Section 3(d).  No other form of undertaking shall be required of Indemnitee other than the execution of this Agreement.  This Section 2 shall be subject to Section 3(b) and shall not apply to any claim made by Indemnitee for which indemnity is excluded pursuant to Section 6(a).

Section 3.  Procedure for Indemnification; Notification and Defense of Claim.

(a)           Promptly after receipt by Indemnitee of notice of the commencement of any Action, Suit or Proceeding, Indemnitee shall, if a claim in respect thereof is to be made or could be made against the Company hereunder, notify the Company in writing of the commencement thereof.  The failure to promptly notify the Company of the commencement of the Action, Suit or Proceeding, or of Indemnitee’s request for indemnification, will not relieve the Company from any liability that it may have to Indemnitee hereunder, except to the extent the Company is actually and materially prejudiced (through the forfeiture of substantive rights or defenses) in its defense of such Action, Suit or Proceeding as a result of such failure.  To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request therefor including such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to enable the Company to determine whether and to what extent Indemnitee is entitled to indemnification.  In addition, Indemnitee shall reasonably cooperate with the Company and shall give the Company such additional information as the Company may reasonably require.

(b)           With respect to any Action, Suit or Proceeding of which the Company is so notified as provided in this Agreement, the Company shall, subject to the last two sentences of this paragraph and subject to the Company’s prior determination pursuant to Section 3(c) to grant Indemnitee’s indemnification request with respect to such Action, Suit or Proceeding, be entitled to assume the defense of such Action, Suit or Proceeding, with counsel reasonably acceptable to Indemnitee (which acceptance shall not be unreasonably withheld or delayed), upon the delivery to Indemnitee of written notice of its election to do so.  After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any subsequently-incurred fees of separate counsel engaged by or on behalf of Indemnitee with respect to the same Action, Suit or Proceeding unless (i) the employment of separate counsel by Indemnitee has been previously authorized in writing by the Company or (ii) the Company does not continue to retain such counsel to defend such Action, Suit or Proceeding.  Notwithstanding the foregoing, if Indemnitee, based on the advice of his or her counsel, shall have reasonably concluded (with written notice being given to the Company setting forth the basis for such conclusion) that, in the conduct of any such defense, there is or is reasonably likely to be a conflict of interest or position between the Company and Indemnitee with respect to a significant issue, then the Company will not be entitled, without the written consent of Indemnitee, to assume such defense.  In addition, the Company will not be entitled, without the written consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Company.

(c)           The determination whether to grant Indemnitee’s indemnification request shall be made promptly and in any event within 30 days following the Company’s receipt of a request for indemnification in accordance with Section 3(a).  If the Company determines that Indemnitee is entitled to such indemnification, the Company will make payment to Indemnitee of the indemnifiable amount within such 30 day period.  If the Company’s determination of whether to grant Indemnitee’s indemnification request shall not have been made within such 30 day period, the requisite determination of entitlement to indemnification shall, subject to Section 6, nonetheless be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under the DGCL.

(d)           In the event that (i) the Company determines in accordance with this Section 3 that Indemnitee is not entitled to indemnification under this Agreement, (ii) the Company denies a request for indemnification, in whole or in part, or fails to respond or make a determination of entitlement to indemnification within 30 days following receipt of a request for indemnification as described above, (iii) payment of indemnification is not made within such 30 day period, (iv) advancement of Expenses is not timely made in accordance with Section 2, or (v) the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Indemnitee the benefits provided or intended to be provided to Indemnitee hereunder, Indemnitee shall be entitled to an adjudication in any court of competent jurisdiction of his or her entitlement to such indemnification or advancement of Expenses.  To the extent not already advanced pursuant to Section 2, Indemnitee’s Expenses (including attorneys’ fees) incurred in connection with successfully establishing Indemnitee’s right to indemnification or advancement of Expenses, in whole or in part, in any such proceeding or otherwise shall also be indemnified by the Company; provided that to the extent Indemnitee is successful in part and unsuccessful in part in establishing Indemnitee’s right to indemnification or advancement of Expenses hereunder, Indemnitee shall be entitled to partial indemnification of Expenses in accordance with Section 20.

(e)           Indemnitee shall be presumed to be entitled to indemnification and advancement of Expenses under this Agreement upon submission of a request therefor in accordance with Section 2 or Section 3 of this Agreement, as the case may be.  The Company shall have the burden of proof in overcoming such presumption, and such presumption shall be used as a basis for a determination of entitlement to indemnification and advancement of

Expenses unless the Company overcomes such presumption by clear and convincing evidence.  Neither the failure of the Company to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.  For purposes of this Agreement, the termination of any Action, Suit or Proceeding by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have a particular belief or that a court has determined that indemnification is not permitted under this Agreement or applicable law.

Section 4.  Insurance and Subrogation.

(a)           To the extent the Company maintains a policy or policies of insurance providing directors’ and officers’ liability insurance, Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage provided to any other director or officer of the Company.  If, at the time the Company receives from Indemnitee any notice of the commencement of an Action, Suit or Proceeding, the Company has such insurance in effect that would reasonably be expected to cover such Action, Suit or Proceeding, then the Company shall give prompt notice of the commencement of such Action, Suit or Proceeding to the insurers in accordance with the procedures set forth in such policy or policies.  The Company shall thereafter take all necessary or reasonably desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Action, Suit or Proceeding in accordance with the terms of such policy or policies.

(b)           Subject to Section 9(b), in the event of any payment by the Company under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee with respect to any insurance policy.  Indemnitee shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to effectively bring suit to enforce such rights in accordance with the terms of such insurance policy.  The Company shall pay or reimburse all Expenses actually and reasonably incurred by Indemnitee in connection with such subrogation.

(c)           Subject to Section 9(b), the Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder (including, but not limited to, Judgments, Fines and Amounts Paid in Settlement, and ERISA excise taxes or penalties) if and to the extent that Indemnitee has otherwise actually received such payment under this Agreement or any insurance policy, contract, agreement or otherwise.

Section 5.  Certain Definitions.  For purposes of this Agreement, the following definitions shall apply:

(a)           The term “Action, Suit or Proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed claim, action, suit, arbitration, investigation, inquiry, alternative dispute mechanism or proceeding, whether civil (including intentional and unintentional tort claims), criminal, administrative or investigative, in each case, by reason of the service of Indemnitee as a director of the Company and/or in other Indemnifiable Positions of the Controlled Entities, or by reason of any action alleged to have been taken or omitted in any such capacity.

(b)           The term “Expenses” shall be broadly construed and shall include, without limitation, all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements, appeal bonds, other out-of-pocket costs and reasonable compensation for time spent by Indemnitee for which Indemnitee is not otherwise compensated by the Company or any third party), in each case, actually and reasonably incurred by or on behalf of Indemnitee in connection with either the investigation, defense or appeal of an Action, Suit or Proceeding or establishing or enforcing a right to indemnification under this Agreement or otherwise incurred in connection with a claim that is indemnifiable hereunder.

(c)           The term “Judgments, Fines and Amounts Paid in Settlement” shall be broadly construed and shall include, without limitation, all direct and indirect payments of any type or nature whatsoever, as well as any penalties or excise taxes assessed on a person with respect to an employee benefit plan.

Section 6.  Limitation on Indemnification.  Notwithstanding any other provision herein to the contrary, the Company shall not be obligated pursuant to this Agreement:

(a)           Claims Initiated by Indemnitee.  To indemnify or advance Expenses to Indemnitee with respect to any threatened, pending or completed claim, action, suit, arbitration, investigation, inquiry, alternative dispute mechanism or proceeding, whether civil (including intentional and unintentional tort claims), criminal, administrative or investigative, however denominated, initiated or brought voluntarily by Indemnitee, whether by way of defense, counterclaim, cross claim or otherwise, other than (i) an action brought to establish or enforce a right to indemnification or advancement of Expenses under this Agreement (which shall be governed by the provisions of Section 6(b) of this Agreement), (ii) a claim, action, suit, arbitration, investigation, inquiry, alternative dispute mechanism or proceeding that was authorized or consented to by the Board of Directors of the Company, it being understood and agreed that such authorization or consent shall not be unreasonably withheld in connection with any compulsory counterclaim brought by Indemnitee in response to an Action, Suit or Proceeding otherwise indemnifiable under this Agreement or (iii) as otherwise required under the DGCL.

(b)           Action for Indemnification.  To indemnify Indemnitee for any Expenses incurred by Indemnitee with respect to an action instituted by Indemnitee to enforce or interpret this Agreement if Indemnitee is not successful in such enforcement action in establishing Indemnitee’s right, in whole or in part, to indemnification or advancement of Expenses hereunder; provided that to the extent Indemnitee is successful in part and unsuccessful in part in establishing Indemnitee’s right to indemnification or advancement of Expenses hereunder, Indemnitee shall be entitled to partial indemnification of Expenses in accordance with Section 20.

(c)           Section 16(b) Matters.  To indemnify Indemnitee on account of any Action, Suit or Proceeding in which judgment is rendered against Indemnitee for disgorgement of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended; provided, however, that notwithstanding any limitation set forth in this Section 6(c) regarding the Company’s obligation to provide indemnification, Indemnitee shall be entitled under Section 2 hereof to advancement of Expenses in connection with any such Action, Suit or Proceeding unless and until Indemnitee has been determined by a final (not interlocutory) judgment or other adjudication of a court or arbitration or administrative body of competent jurisdiction as to which there is no further right or option of appeal or the time within which an appeal must be filed has expired without such filing to have violated said statute, in which case Indemnitee hereby undertakes to repay any such amounts advanced (without interest).

(d)           Fraud or Willful Misconduct.  To indemnify Indemnitee on account of conduct by Indemnitee where such conduct has been determined by a final (not interlocutory) judgment or other adjudication of a court or arbitration or administrative body of competent jurisdiction as to which there is no further right or option of appeal or the time within which an appeal must be filed has expired without such filing to have been knowingly fraudulent or constitute willful misconduct.

(e)           Prohibited by Law.  To indemnify Indemnitee in any circumstance where such indemnification has been determined to be prohibited by law by a final (not interlocutory) judgment or other adjudication of a court or arbitration or administrative body of competent jurisdiction as to which there is no further right or option of appeal or the time within which an appeal must be filed has expired without such filing.

(f)           Unauthorized Settlement.  To indemnify Indemnitee for any amounts paid in settlement of any Action, Suit or Proceeding without the Company’s prior written consent.  The Company will not unreasonably withhold or delay its consent to any proposed settlement.

Section 7.  Certain Settlement Provisions.  The Company shall be permitted to settle any Action, Suit or Proceeding, except that it shall not settle any Action, Suit or Proceeding in any manner that would impose any penalty (unless the only penalty imposed is a monetary amount that will be paid in full by the Company (or its insurers)) or limitations or constitute any admission of wrongdoing or which may compromise, or may adversely affect, the defense of the Indemnitee in any other Action, Suit or Proceeding, whether civil or criminal, without Indemnitee’s prior written consent.  Indemnitee will not unreasonably withhold or delay his or, her consent to any proposed settlement.

Section 8.  Savings Clause.  If any provision or provisions (or portion thereof) of this Agreement shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Indemnitee if Indemnitee was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed Action, Suit or Proceeding (brought in the right of the Company or otherwise), whether civil, criminal, administrative or investigative and whether formal or informal, including appeals, from and against all loss and liability suffered and Expenses (including attorneys’ fees), Judgments, Fines and Amounts Paid in Settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such Action, Suit or Proceeding, including any appeals, to the fullest extent permitted by any applicable portion of this Agreement that shall not have been invalidated.

Section 9.  Contribution; Jointly Indemnifiable Claims.

(a)           In order to provide for just and equitable contribution in circumstances in which the indemnification provided for herein is held by a court of competent jurisdiction to be unavailable to Indemnitee in whole or in part, it is agreed that, in such event, the Company shall, to the fullest extent permitted by law, contribute to the payment of all of Indemnitee’s loss and liability suffered and Expenses (including attorneys’ fees), Judgments, Fines and Amounts Paid in Settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any Action, Suit or Proceeding, including any appeals, in an amount that is just and equitable in the circumstances; provided, that, without limiting the generality of the foregoing, such contribution shall not be required where such holding by the court is due to any limitation on indemnification set forth in Section 4(c), Section 6 or Section 7 hereof.

(b)           Given that certain Jointly Indemnifiable Claims by reason of the service of Indemnitee as a director of the Company and/or in other Indemnifiable Positions of the Controlled Entities, or by reason of any action alleged to have been taken or omitted in any such capacity, the Company acknowledges and agrees that the Company shall, and to the extent applicable shall cause the Controlled Entities to, be fully and primarily responsible for the payment to the Indemnitee in respect of indemnification or advancement of Expenses in connection with any such Jointly Indemnifiable Claim, pursuant to and in accordance with (as applicable) the terms of (i) the DGCL, (ii) the Charter, (iii) the Bylaws, (iv) this Agreement, (v) any other agreement between the Company or any Controlled Entity and the Indemnitee pursuant to which the Indemnitee is indemnified, (vi) the laws of the jurisdiction of incorporation or organization of any Controlled Entity and/or (vii) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Controlled Entity ((i) through (vii) collectively, the “Indemnification Sources”), irrespective of any right of recovery the Indemnitee may have from the Indemnitee-Related Entities.  Under no circumstance shall the Company or any Controlled Entity be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery the Indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Indemnitee or the obligations of the Company or any Controlled Entity under the Indemnification Sources.  In the event that any of the Indemnitee-Related Entities shall make any payment to the Indemnitee in respect of indemnification or advancement of Expenses with respect to any Jointly Indemnifiable Claim, (i) the Company shall, and, to the extent applicable, shall cause the Controlled Entities to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (ii) to the extent not previously and fully reimbursed by the Company and/or any Controlled Entity pursuant to clause (i), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Indemnitee against the Company and/or any Controlled Entity, as applicable, and (iii) Indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights.  The Company and Indemnitee agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 9(b), entitled to enforce this Section 9(b) as though each such Indemnitee-Related Entity were a party to this Agreement.  The Company shall cause each of the Controlled Entities to perform the terms and obligations of this Section 9(b) as though each such Controlled Entity was a party to this Agreement.  For purposes of this Section 9(b), the following terms shall have the following meanings:

(i)           The term “Indemnitee-Related Entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company, any Controlled Entity or the insurer under and pursuant to an insurance policy of the Company or any Controlled Entity) from whom an Indemnitee may be entitled to indemnification or advancement of Expenses with respect to which, in whole or in part, the Company or any Controlled Entity may also have an indemnification or advancement obligation.

(ii)           The term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any Action, Suit or Proceeding for which the Indemnitee shall be entitled to indemnification or advancement of Expenses from both (i) the Company and/or any Controlled Entity pursuant to the Indemnification Sources, on the one hand, and (ii) any Indemnitee-Related Entity pursuant to any other agreement between any Indemnitee-Related Entity and the Indemnitee pursuant to which the Indemnitee is indemnified, the laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Entity and/or the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Indemnitee-Related Entity, on the other hand.

Section 10.  Form and Delivery of Communications.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered by hand, upon receipt by the party to whom said notice or other communication shall have been directed, (b) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, (c) mailed by reputable overnight courier, one day after deposit with such courier and with written verification of receipt or (d) sent by email or facsimile transmission, with receipt of oral confirmation that such transmission has been received.  Addresses for notice to either party are shown on the signature page of this Agreement, or as subsequently modified by written notice.

Section 11.  Nonexclusivity.  The provisions for indemnification and advancement of Expenses set forth in this Agreement shall not be deemed exclusive of any other rights which Indemnitee may have under any provision of law, in any court in which a proceeding is brought, other agreements or otherwise, and Indemnitee’s rights hereunder shall inure to the benefit of the heirs, executors and administrators of Indemnitee.  No amendment or alteration of the Fourth Amended and Restated Certificate of Incorporation of the Company or the By-Laws of the Company as of the date hereof or any other agreement shall adversely affect the rights provided to Indemnitee under this Agreement.

Section 12.  No Construction as Employment Agreement; Duration of Agreement.  Nothing contained herein shall be construed as giving Indemnitee any right to be retained as a director of the Company or in other Indemnifiable Positions of the Controlled Entities or in the employ of the Company or any of the Controlled Entities.  For the avoidance of doubt, the indemnification and advancement of Expenses provided under this Agreement shall continue as to the Indemnitee even though he may have ceased to be a director of the Company and/or in other Indemnifiable Positions of the Controlled Entities.

Section 13.  Interpretation of Agreement.  It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to Indemnitee to the fullest extent now or hereafter permitted by the DGCL, notwithstanding that such indemnification may not be specifically authorized by the Charter or the Bylaws, or by statute as of the date hereof.  In the event of any change after the date of this Agreement in any applicable law, statute or rule which expands the right of a Delaware corporation to indemnify a member of its board of directors or an officer, employee, consultant, fiduciary or agent, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits afforded by such change.  In the event of any change in any applicable law, statute or rule which narrows the right of a Delaware corporation to indemnify a member of its board of directors or an officer, employee, consultant, fiduciary or agent, such change, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties’ rights and obligations hereunder.

Section 14.  Entire Agreement.  Without limiting any of the rights of Indemnitee under the Charter or the Bylaws, this Agreement and the documents expressly referred to herein constitute the entire agreement between the parties hereto with respect to the matters covered hereby, and any other prior or contemporaneous oral or written understandings or agreements with respect to the matters covered hereby are expressly superseded by this Agreement.

Section 15.  Modification and Waiver.  No supplement, modification, waiver or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.  For the avoidance of doubt, this Agreement may not be terminated by the Company without Indemnitee’s prior written consent.

Section 16.  Successor and Assigns.  All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, spouses, heirs, executors, administrators and legal representatives.  The Company shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by written agreement in form and substance reasonably satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

Section 17.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.  If a court of competent jurisdiction shall make a final determination that the provisions of the law of any state other than Delaware govern indemnification by the Company of Indemnitee, then the indemnification provided under this Agreement shall in all instances be enforceable to the fullest extent permitted under such law, notwithstanding any provision of this Agreement to the contrary.

Section 18.  Service of Process and Venue.  The Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) appoint, to the extent such party is not otherwise subject to service of process in the State of Delaware, irrevocably [name of agent] [address of agent] as its agent in the State of Delaware as such party’s agent for acceptance of legal process in connection with any such action or proceeding against such party with the same legal force and validity as if served upon such party personally within the State of Delaware, (iv) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (v) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

Section 19.  Injunctive Relief.  The parties hereto agree that each party hereto may enforce this Agreement by seeking specific performance hereof, without any necessity of showing irreparable harm or posting a bond, which requirements are hereby waived, and that by seeking specific performance, Indemnitee shall not be precluded from seeking or obtaining any other relief to which he or she may be entitled.

Section 20.  Partial Indemnification.  If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of loss and liability suffered and Expenses (including attorneys’ fees), Judgments, Fines and Amounts Paid in Settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with an Action, Suit or Proceeding, including any appeals, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such amounts otherwise payable hereunder.

Section 21.  Mutual Acknowledgement.  Both the Company and Indemnitee acknowledge that in certain instances, federal law or applicable public policy may prohibit the Company from indemnifying its directors, officers, employees, consultants, fiduciaries or agents under this Agreement or otherwise.  Indemnitee understands and acknowledges that the Company may be required to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right, under public policy, to indemnify Indemnitee.

Section 22.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument, notwithstanding that both parties are not signatories to the original or same counterpart.

Section 23.  Headings.  The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature Page Follows]

This Indemnification Agreement has been duly executed and delivered to be effective as of the date stated above.

ACCESS INTEGRATED TECHNOLOGIES, INC.
d/b/a CINEDIGM DIGITAL CINEMA CORP.

By: ______________________________________
       Name:
       Title:

Address:

Attention:
Facsiile:

INDEMNITEE

___________________________________________
Address:

Attention:
Facsiile: